EXHIBIT 99.1
The information contained in this Exhibit 99.1 has been updated for changes made to our geographic segments and product category structure during the first quarter of 2021.
Within this Exhibit 99.1, the following sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) have been updated:
1.the Results of Operations in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and
2.Notes 1 and 16 of the Notes to Consolidated Financial Statements in Part II, Item 8. Financial Statements and Supplementary Data.
The updated sections of the 2020 Form 10-K included in this Exhibit 99.1 have not been updated for any other changes since February 11, 2021, the date the Company filed the 2020 Form 10-K with the Securities and Exchange Commission (the “SEC”). For developments since the filing of the 2020 Form 10-K, as well as any reclassifications reflected in our consolidated financial statements and notes thereto, refer to our Current Reports on Form 8-K and Quarterly Report on Form 10-Q filed subsequent to the 2020 Form 10-K.
Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following commentary should be read in conjunction with the consolidated financial statements and accompanying notes.
EXECUTIVE OVERVIEW
Description of the Company and Business Segments
We manage our business based on three geographic segments: Americas (North and South America), EMEA (Europe, Middle East and Africa) and APAC (Asia-Pacific). Each of our segments provides a broad portfolio of essential healthcare products including acute and chronic dialysis therapies; sterile IV solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and patients at home under physician supervision. Our global footprint and the critical nature of our products and services play a key role in expanding access to healthcare in emerging and developed countries.
For financial information about our segments, see Note 16 in Item 8 of this Annual Report on Form 10-K.
Recent Business Combinations and Asset Acquisitions
Seprafilm Adhesion Barrier
In February 2020, we completed the acquisition of the product rights to Seprafilm Adhesion Barrier (Seprafilm) from Sanofi for approximately $342 million in cash. Seprafilm is indicated for use in patients undergoing abdominal or pelvic laparotomy as an adjunct intended to reduce the incidence, extent and severity of postoperative adhesions between the abdominal wall and the underlying viscera such as omentum, small bowel, bladder, and stomach, and between the uterus and surrounding structures such as tubes and ovaries, large bowel, and bladder. Refer to Note 2 in Item 8 of this Annual Report on Form 10-K for additional information regarding the acquisition of Seprafilm.
Cheetah Medical
In October 2019, we acquired 100 percent of Cheetah Medical, Inc. (Cheetah) for total cash consideration of $188 million, net of cash acquired, with the potential for additional cash consideration, up to $40 million, based on clinical and commercial milestones for which the acquisition date fair value was $18 million. Cheetah is a leading provider of hemodynamic monitoring technologies. Refer to Note 2 in Item 8 of this Annual Report on Form 10-K for additional information regarding the acquisition of Cheetah.

Recothrom and Preveleak
In March 2018, we acquired two hemostat and sealant products from Mallinckrodt plc: Recothrom Thrombin topical (Recombinant), the first and only stand-alone recombinant thrombin, and Preveleak Surgical Sealant, which is used in vascular reconstruction. The purchase price included an upfront payment of approximately $163 million and potential contingent payments in the future. Refer to Note 2 in Item 8 of this Annual Report on Form 10-K for additional information regarding the acquisition of the Recothrom and Preveleak products.
Transderm Scop
In February 2021, we agreed to acquire the rights to Transderm Scop from subsidiaries of GlaxoSmithKline for an upfront purchase price of $55 million plus the cost of acquired inventory and the potential for additional cash consideration of $30 million based upon a successful technology transfer by a specified date. We currently sell this product under a distribution license to the U.S. institutional market. Transderm Scop is indicated for post-operative nausea and vomiting in the U.S. and motion sickness in European markets. We expect the transaction to close late in the first quarter or early in the second quarter of 2021, subject to the satisfaction of closing conditions.
Caelyx and Doxil
In December 2020, we agreed to acquire the rights to Caelyx and Doxil, the branded versions of liposomal doxorubicin, from a subsidiary of Johnson & Johnson for specified territories outside of the U.S for $325 million. We previously acquired the U.S. rights to this product in 2019. Liposomal doxorubicin is a chemotherapy medicine used to treat various types of cancer. We expect the transaction to close late in the first quarter or early in the second quarter of 2021, subject to the satisfaction of regulatory approvals and other closing conditions.

Financial Results
Our global net sales totaled $11.7 billion in 2020, an increase of 3% over 2019 on both a reported and constant currency basis. International sales totaled $6.8 billion in 2020, an increase of 4% compared to 2019 on a reported basis and 5% on a constant currency basis. Sales in the United States totaled $4.9 billion in 2020, an increase of 1% compared to 2019. Refer to the Net Sales discussion in the Results of Operations section below for more information related to changes in net sales on a constant currency basis.
Our income from continuing operations totaled $1.1 billion, or $2.13 per diluted share, in 2020. Income from continuing operations in 2020 included special items which resulted in a net decrease to income from continuing operations of $495 million, or $0.96 per diluted share. Our special items are discussed in the Results of Operations section below.
Our financial results included R&D expenses totaling $521 million in 2020, which reflects our focus on balancing investments to support our new product pipeline with efforts to optimize overall R&D spending.
Our financial position remains strong, with operating cash flows from continuing operations totaling $1.9 billion in 2020. We have continued to execute on our disciplined capital allocation framework, which is designed to optimize stockholder value creation through reinvestment in our businesses, dividends and share repurchases, as well as acquisitions and other business development initiatives as discussed in the Strategic Objectives section below.
Capital expenditures totaled $709 million in 2020 as we continue to invest across our businesses to support future growth, including additional investments in support of new and existing product capacity expansions. Our investments in capital expenditures in 2020 were focused on projects that improve production efficiency and enhance manufacturing capabilities to support our strategy of geographic expansion with select investments in growing markets.
We also continued to return value to our stockholders in the form of dividends. During 2020, we paid cash dividends to our stockholders totaling $473 million. Additionally, in 2020 we repurchased 6.3 million shares through cash repurchases pursuant to a Rule 10b5-1 repurchase plan. For information on our share repurchase plans, see Note 8 in Item 8 of this Annual Report on Form 10-K.

Strategic Objectives
We continue to focus on several key objectives to successfully execute our long-term strategy to achieve sustainable growth and deliver enhanced stockholder value. Our diversified and broad portfolio of medical products that treat life-threatening acute or chronic conditions and our global presence are core components of our strategy to achieve these objectives. We are focused on three strategic factors as part of our pursuit of industry leading performance: optimizing our core portfolio globally; operational excellence focused on streamlining our cost structure and enhancing operational efficiency; and maintaining a disciplined and balanced approach to capital allocation.
Optimizing the Core Portfolio Globally
Our global product portfolio optimization strategy identifies products that we believe to have characteristics of core growth, products that we expect to provide us with a core return on capital, products that we intend to maintain or manage differently and products that we consider to be strategic bets. For products with core growth characteristics, we look to invest for long-term, higher margin growth. For products that we expect to generate a core return on capital, we seek to optimize our return on investment and to maintain or enhance our market position. For products that we intend to maintain or manage differently, we look to sustain or reposition our underlying investment. Finally, we are evaluating our market position and investment strategy for products that we consider to be strategic bets.
As part of our portfolio management strategy, we seek to optimize our position in product areas where we have a stable, profitable business model, identify and alter investments in products that have reached the end of their life cycles or for which market positions have evolved unfavorably. In the course of doing so, we expect to continue to reallocate capital to more promising opportunities or business groupings, as described above.
As part of this strategy, we are shifting our investments to drive innovation in product areas where we have compelling opportunities to serve patients and healthcare professionals while advancing our business and we are accelerating the pace in which we bring these advances to market. We are in the midst of launching several new products, geographic expansions and line extensions by 2023 including in such areas as chronic and acute renal care, smart pump technology, hospital pharmaceuticals and nutritionals, surgical sealants, and more. These comprise a mix of entirely new offerings, improvements on existing technologies, and the expansion of current products into new geographies.
Operational Excellence
We have undertaken a comprehensive review of all aspects of our operations and are actively implementing changes in line with our business goals. As part of our pursuit of improved margin performance, we are working to optimize our cost structure and we are critically assessing optimal support levels in light of our ongoing portfolio optimization efforts. We intend to continue to actively manage our cost structure to help ensure that we are committing resources to the highest value uses. Such high value activities include supporting innovation, building out the portfolio, expanding patient access and accelerating growth for our stockholders.
Maintaining Disciplined and Balanced Capital Allocation
Our capital allocation strategies include the following:
•reinvest in the business by funding opportunities that are positioned to deliver sustainable growth, support our innovation efforts and improve margin performance;
•return capital to stockholders through dividends, which we expect to meaningfully increase with earnings growth;
•share repurchases; and
•identify and pursue accretive merger and acquisition (M&A) opportunities.
Responsible Corporate Citizen
We strive for continued growth and profitability, while furthering our focus on acting as a responsible corporate citizen. To us, sustainability means creating lasting social, environmental and economic value by addressing the needs of our wide-ranging stakeholder base. Our comprehensive sustainability program is focused on areas in which we are uniquely positioned to make a positive impact. Priorities include providing employees a safe, healthy and inclusive workplace, fostering a culture that drives integrity, strengthening access to healthcare, enhancing math and science education, and driving environmental performance across the product life cycle, including development, manufacturing and transport. Along with the Baxter International Foundation, we provide financial support and product donations in support of critical needs, from assisting underserved communities to providing emergency relief for countries experiencing natural disasters.
Throughout 2020, we continued to implement a range of water conservation strategies and facility-based energy saving initiatives. In the area of product stewardship and life cycle management, we are pursuing efforts such as sustainable design and reduced packaging. We are also responding to the challenges of climate change through innovative greenhouse gas emissions-reduction programs, such as shifting to less carbon-intensive energy sources in manufacturing and transport. Additionally, we monitor our progress against long-term goals to drive continued environmental stewardship while creating healthier, more sustainable communities where our employees work and live.
Risk Factors
Our ability to sustain long-term growth and successfully execute the strategies discussed above depends in part on our ability to manage within an increasingly competitive and regulated environment and to address the other risk factors described in Item 1A of this Annual Report on Form 10-K.
RESULTS OF OPERATIONS
Special Items
The following table provides a summary of our special items and the related impact by line item on our results of continuing operations for 2020, 2019 and 2018.

years ended December 31 (in millions)	2020	2019	2018
Gross Margin
Intangible asset amortization expense	$(222)	$(183)	$(169)
Intangible asset impairment[1]	(17)	(31)	—
Business optimization items[2]	(53)	(69)	(49)
Product-related items[3]	(29)	—	6
Acquisition and integration expenses[4]	(11)	(30)	(27)
Litigation[5]	—	—	(8)
Hurricane Maria insurance recoveries[6]	—	—	32
European medical devices regulation[7]	(33)	(25)	(6)
Investigation and related costs[8]	(3)	—	—
Total Special Items	$(368)	$(338)	$(221)
Impact on Gross Margin Ratio	(3.1 pts)	(3.0 pts)	(2.0 pts)
Selling, General and Administrative (SG&A) Expenses
Business optimization items[2]	$78	$70	$145
Acquisition and integration expenses[4]	9	20	23
Litigation[5]	—	—	2
Investigation and related costs[8]	19	8	—
Total Special Items	$106	$98	$170
Impact on SG&A Expense Ratio	1.0 pts	0.9 pts	1.5 pts
R&D Expenses
Business optimization items[2]	$3	$45	$26
Acquisition and integration expenses[4]	22	8	7
European medical devices regulation[7]	—	—	3
Investigation and related costs[8]	1	—	—
Total Special Items	$26	$53	$36
Impact on R&D Expense Ratio	0.3 pts	0.4 pts	0.3 pts
Other Operating Income, net
Business optimization items[2]	$(17)	$—	$—
Acquisition and integration expenses[4]	(2)	(4)	—
Hurricane Maria insurance recoveries[6]	—	(100)	(10)
Claris Settlement⁹	—	—	(80)
Insurance recoveries from a legacy product-related matter[10]	—	(37)	—
Total Special Items	$(19)	$(141)	$(90)
Other (Income) Expense, Net
Acquisition and integration activities[4]	$—	$—	$(24)
Pension settlements[11]	43	755	—
Loss on debt extinguishment[12]	110	—	—
Total Special Items	$153	$755	$(24)
Income Tax Expense
Tax effects of special items and impact of U.S. Tax Reform[13]	$(139)	$(387)	$(277)
Total Special Items	$(139)	$(387)	$(277)
Impact on Effective Tax Rate	(2.6 pts)	(20.9) pts	(13.7) pts
Intangible asset amortization expense is identified as a special item to facilitate an evaluation of current and past operating performance and is consistent with how management and our Board of Directors internally assess performance. Additional special items are identified above because they are highly variable, difficult to predict and of a size that may substantially impact our results of operations for a period. Management believes that providing the separate impact of the above items on our results in accordance with U.S. GAAP may provide a more complete understanding of our operations and can facilitate a fuller analysis of our results of operations, particularly in evaluating performance from one period to another.

1In 2020 and 2019, our results included charges of $17 million and $31 million, respectively, for asset impairments related to developed-technology intangible assets. Refer to Note 4 in Item 8 of this Annual Report on Form 10-K for further information regarding these asset impairments.

2In 2020, 2019 and 2018, our results were impacted by costs associated with our execution of programs to optimize our organization and cost structure. These actions included streamlining our international operations, rationalizing our manufacturing facilities, reducing our general and administrative infrastructure, re-aligning certain R&D activities and canceling certain R&D programs. Our results in 2020, 2019 and 2018 included business optimization charges of $134 million, $184 million and $220 million, respectively. Additionally, we recognized a gain of $17 million in 2020 for property we sold in conjunction with our business optimization initiatives. Refer to Note 10 in Item 8 of this Annual Report on Form 10-K for further information regarding these charges and related liabilities.

3Our results in 2020 included a charge of $29 million related to Sigma Spectrum infusion pump inspection and remediation activities. Our results in 2018 included a net benefit of $6 million related to an adjustment to our accrual for Sigma Spectrum infusion pump inspection and remediation activities.
4Our results in 2020 included $40 million of acquisition and integration expenses related to the acquisitions of Cheetah and Seprafilm and in-process R&D assets, partially offset by a benefit related to the change in the estimated fair value of contingent consideration liabilities. Our results in 2019 included $54 million of acquisition and integration expenses. This included integration expenses relate to our acquisitions of Claris Injectables Limited (Claris) and the Recothrom and Preveleak products in prior periods, as well as the 2019 acquisitions of Cheetah and in-process R&D assets, partially offset by a benefit related to the change in the estimated fair value of contingent consideration liabilities. Our results in 2018 included $33 million of acquisition and integration costs related to our acquisitions of Claris and the Recothrom and Preveleak products, upfront payments related to R&D collaborations and license agreements, and a gain from remeasuring our previously held investment to fair value upon acquisition of a controlling interest in our joint venture in Saudi Arabia. Refer to Note 2 in Item 8 of this Annual Report on Form 10-K for further information regarding business development activities.
5Our results in 2018 included charges of $10 million related to certain product litigation.
6Our results in 2019 and 2018 included benefits of $100 million and $42 million, respectively, related to insurance recoveries as a result of losses incurred due to Hurricane Maria. Refer to Note 7 in Item 8 of this Annual Report on Form 10-K for further information.
7Our results in 2020, 2019 and 2018 included costs of $33 million, $25 million and $9 million, respectively, related to updating our quality systems and product labeling to comply with the new medical device reporting regulation and other requirements of the European Union’s regulations for medical devices that are scheduled to become effective in 2021.
8Our results in 2020 and 2019 included charges of $23 million and $8 million, respectively, for investigation and related costs. This included $15 million in 2020 and $8 million in 2019 related to our investigation of foreign exchange gains and losses associated with certain intra-company transactions and related legal matters. Additionally, we recorded incremental stock compensation expense of $8 million in 2020 as we extended the term of certain stock options that were scheduled to expire in the first quarter of 2020. Refer to Notes 7 and 8 in Item 8 of this Annual Report on Form 10-K for further information regarding the investigation and stock compensation expense.
9Our results in 2018 included a benefit of $80 million for the settlement of certain claims related to the acquired operations of Claris. Refer to Note 2 in Item 8 of this Annual Report on Form 10-K for further information.

10Our results in 2019 included a benefit of $37 million for our allocation of insurance proceeds received pursuant to a settlement and cost-sharing arrangement for a legacy product-related matter. Refer to Note 7 in Item 8 of this Annual Report on Form 10-K for further information.
11Our results in 2020 included a charge of $43 million related to lump-sum settlement distributions made to certain former U.S. employees with vested pension benefits. Our results in 2019 included a charge of $755 million related to the annuitization of a portion of our U.S. pension plan. Refer to Note 11 in Item 8 of this Annual Report on Form 10-K for further information regarding the lump-sum settlements and the pension annuitization.
12Our results in 2020 included a loss of $110 million on the November 2020 early extinguishment of $750 million of 3.75% senior notes that were issued in March 2020. Refer to Note 5 in Item 8 of this Annual Report on Form 10-K for further information.
13Reflected in this item is the income tax impact of the special items identified in this table. The tax effect of each special item is based on the jurisdiction in which the item was incurred and the tax laws in effect for each such jurisdiction. Additionally, our results in 2019 included a net tax benefit of $125 million related to income tax reform in Switzerland and India and an adjustment for U.S. federal tax reform. Our results in 2018 included a net tax benefit of $196 million related to updates to the estimated impact of U.S. federal tax reform previously made in 2017.
Net Sales

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2020	2019	2018	2020	2019	2020	2019
United States	$4,878	$4,826	$4,723	1%	2%	1%	2%
International	6,795	6,536	6,376	4%	3%	5%	7%
Total net sales	$11,673	$11,362	$11,099	3%	2%	3%	5%
Net sales for the year ended December 31, 2020 increased 3% at actual and constant currency rates. Net sales for the year ended December 31, 2019 increased 2% at actual rates and 5% at constant currency rates.
Foreign currency exchange rates had no net impact on 2020 net sales growth. Foreign currency exchange rates unfavorably impacted 2019 net sales growth by three percentage points principally due to the strengthening of the U.S Dollar relative to the Euro, Australian Dollar, British Pound, Chinese Yuan and Colombian Peso.
The comparisons presented at constant currency rates reflect current year local currency sales at the prior year’s foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and the current period. We believe that the non-GAAP measure of change in net sales at constant currency rates, when used in conjunction with the U.S. GAAP measure of change in net sales at actual currency rates, may provide a more complete understanding and facilitate a fuller analysis of our results of operations, particularly in evaluating performance from one period to another.
In 2020, the acquisition of Seprafilm contributed $94 million in revenue. In 2020 and 2019, the acquisition of Cheetah had an insignificant impact on reported revenues. The Recothrom and Preveleak products acquired in 2018 contributed $80 million and $52 million of revenues in 2019 and 2018, respectively.
Our global operations expose us to risks associated with public health crises and epidemics/pandemics, such as the COVID-19 pandemic. COVID-19 has had, and we expect will continue to have, an adverse impact on our operations, supply chains and distribution systems and has increased and we expect will continue to increase our expenses, including as a result of impacts associated with preventive and precautionary measures that we, other businesses and governments are taking. These measures have led to unprecedented restrictions on, disruptions in, and other related impacts on businesses and personal activities. In addition to travel restrictions put in place in early 2020, governments have closed borders, imposed prolonged quarantines and may continue those measures or implement other restrictions and requirements in light of the continuing spread of the pandemic. We expect that these evolving restrictions and requirements, as well as the corresponding need to adapt to new methods of conducting business remotely, will continue to have an adverse effect on our business. For further discussion, refer to the Product Category Net Sales Reporting section below and Item 1A of this Annual Report on Form 10-K.
Product Category Net Sales Reporting
Beginning in the first quarter of 2021, our product category net sales disclosures (previously referred to as global business units (GBUs)) separately present net sales from our BioPharma Solutions business, which was previously included within Other. Concurrent with that disaggregation of net sales from our BioPharma Solutions business, we have also allocated certain previously unallocated sales deductions from Other to various categories, primarily based on their respective net sales. Net sales for 2020, 2019 and 2018 have been recast to conform to this presentation.
Our product categories include the following:
•Renal Care includes sales of our peritoneal dialysis (PD), hemodialysis (HD) and additional dialysis therapies and services.
•Medication Delivery includes sales of our intravenous (IV) therapies, infusion pumps, administration sets and drug reconstitution devices.
•Pharmaceuticals includes sales of our premixed and oncology drug platforms, inhaled anesthesia and critical care products and pharmacy compounding services.
•Clinical Nutrition includes sales of our parenteral nutrition (PN) therapies and related products.
•Advanced Surgery includes sales of our biological products and medical devices used in surgical procedures for hemostasis, tissue sealing and adhesion prevention.
•Acute Therapies includes sales of our continuous renal replacement therapies (CRRT) and other organ support therapies focused in the intensive care unit (ICU).
•BioPharma Solutions includes sales of contracted services we provide to various pharmaceutical and biopharmaceutical companies.
•Other primarily includes sales of miscellaneous product and service offerings.
The following is a summary of net sales by product category.

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2020	2019	2018	2020	2019	2020	2019
Renal Care	$3,757	$3,639	$3,651	3%	—%	4%	3%
Medication Delivery	2,691	2,739	2,626	(2)%	4%	(1)%	6%
Pharmaceuticals	2,098	2,119	2,067	(1)%	3%	(1)%	5%
Clinical Nutrition	910	860	867	6%	(1)%	6%	2%
Advanced Surgery	886	875	797	1%	10%	1%	12%
Acute Therapies	740	535	515	38%	4%	39%	7%
BioPharma Solutions	486	469	449	4%	4%	3%	7%
Other	105	126	127	(17)%	(1)%	(17)%	—%
Total Baxter	$11,673	$11,362	$11,099	3%	2%	3%	5%
Renal Care net sales increased 3% in 2020 and were flat in 2019. The increase in 2020 was driven by global patient growth in PD, partially offset by a 1% negative impact from foreign exchange rate changes, as compared to the prior-year period. Global patient growth in PD in 2019 was offset by lower U.S. in-center HD sales and a 3% negative impact from foreign exchange rate changes, as compared to the prior-year period.
Medication Delivery net sales decreased 2% in 2020 and increased 4% in 2019. The decrease in 2020 was primarily driven by lower demand for our infusion systems and related IV administration sets and solutions due to lower hospital admission rates and a reduction in elective surgeries resulting from the COVID-19 pandemic, including the impact from shelter in place initiatives as well as patient safety concerns related to potential COVID-19 infection risk. Changes in foreign exchange rates had a negative impact on Medication Delivery net sales of 1% in 2020, compared to the prior year period. The increase in 2019 was attributable to increased sales of our Spectrum IQ Infusion System in the U.S. and EVO IQ Infusion System internationally and related IV access administration sets. Changes in foreign exchange rates had a negative impact on Medication Delivery net sales of 2% in 2019, compared to the prior-year period.
Pharmaceuticals net sales decreased 1% in 2020 and increased 3% in 2019. The decrease in 2020 was driven by lower demand for inhaled anesthesia products resulting from the COVID-19 pandemic and new competitive entrants for TransDerm Scop. Those impacts were partially offset by increased demand for our international pharmacy compounding services along with certain generic injectables and a nonrecurring purchase from the U.S. government. The increase in 2019 was due to growth in international pharmacy compounding sales and increased sales of our generic injectables. Partially offsetting those increases were reduced sales of inhaled anesthetics as well as BREVIBLOC and U.S. cylophosphamide due to increased generic competition. Changes in foreign exchange rates had a negative impact on Pharmaceuticals net sales of 2% in 2019, compared to the prior-year period.
Clinical Nutrition net sales increased 6% in 2020 and decreased 1% in 2019. The increase in 2020 was driven by increased demand for our PN therapies and related products, recent product launches and competitor shortages of amino acids. The decrease in 2019 was driven by a 3% negative impact from foreign exchange rate changes, as compared to the prior-year period, partially offset by new product launches.
Advanced Surgery net sales increased 1% and 10% in 2020 and 2019, respectively. The increase in 2020 was driven by the acquisition of Seprafilm, which contributed $94 million in net sales during 2020, and a benefit from increased demand for our hemostats and sealants early in the year due, in part, to competitive supply disruptions. Partially offsetting the increase was the impact of the COVID-19 pandemic as many elective surgeries were postponed. The increase in 2019 was primarily driven by higher sales as a result of a temporary supply disruption of a competitor, partially offset by a 2% negative impact from foreign exchange rate changes, as compared to the prior-year period.
Acute Therapies net sales increased 38% and 4% in 2020 and 2019, respectively. The increase in 2020 was driven by increased global demand for our CRRT systems to treat acute kidney injuries during the COVID-19 pandemic, partially offset by a 1% negative impact from foreign exchange rate changes, as compared to the prior-year period. The increase in 2019 was due to higher global demand for our CRRT systems to treat acute kidney injuries, including the launch of PrisMax in several countries across the Americas, Europe and Asia. Partially offsetting the increase in 2019 was a 3% negative impact from foreign exchange rate changes, as compared to the prior-year period.
BioPharma Solutions net sales increased 4% in both 2020 and 2019, respectively. The increases were primarily driven by increased demand for our contract manufacturing services. Additionally, changes in foreign exchange rates had a positive impact on net sales of 1% in 2020 and a negative impact of 3% in 2019, as compared to the prior-year periods.
Gross Margin and Expense Ratios

							2020		2019
years ended December 31	2020	% of net sales	2019	% of net sales	2018	% of net sales	$ change	% change	$ change	% change
Gross margin	$4,587	39.3%	$4,761	41.9%	$4,759	42.9%	$(174)	(3.7)%	$2	—%
SG&A	$2,469	21.2%	$2,535	22.3%	$2,620	23.6%	$(66)	(2.6)%	$(85)	(3.2)%
R&D	$521	4.5%	$595	5.2%	$654	5.9%	$(74)	(12.4)%	$(59)	(9.0)%
Gross Margin
The gross margin ratio was 39.3%, 41.9% and 42.9% in 2020, 2019 and 2018, respectively. The special items identified above had an unfavorable impact of 3.1, 3.0 and 2.0 percentage points on the gross margin ratio in 2020, 2019 and 2018, respectively. Refer to the Special Items section above for additional detail.
Excluding the impact of the special items, the gross margin ratio decreased 2.5 percentage points in 2020 compared to 2019 due to an unfavorable product mix, additional compensation costs, primarily for our manufacturing employees, reduced manufacturing efficiencies and incremental logistics costs, all resulting from the COVID-19 pandemic.

Excluding the impact of the special items, the gross margin ratio was unchanged in 2019 compared to 2018. The gross margin ratio was impacted by an unfavorable product mix as well as inventory write-downs and incremental costs relating to improvements at a dialyzer facility in the U.S. that experienced manufacturing issues during the second quarter of 2019, offset by manufacturing efficiencies.
SG&A
The SG&A expenses ratio was 21.2%, 22.3% and 23.6% in 2020, 2019 and 2018, respectively. The special items identified above had an unfavorable impact of 1.0, 0.9 and 1.5 percentage points on the SG&A expenses ratio in 2020, 2019 and 2018, respectively. Refer to the Special Items section above for additional detail.
Excluding the impact of the special items, the SG&A expenses ratio decreased 1.2 percentage points in 2020 primarily due to lower bonus accruals under our annual employee incentive compensation plans, actions we took to restructure our cost position and focus on expense management and reduced travel and related expenses due to the COVID-19 pandemic.
Excluding the impact of the special items, the SG&A expenses ratio decreased 0.7 percentage points in 2019 primarily due to actions we took to restructure our cost position and focus on expense management.
R&D
The R&D expenses ratio was 4.5%, 5.2% and 5.9% in 2020, 2019 and 2018, respectively. The special items identified above had an unfavorable impact of 0.3, 0.4 and 0.3 percentage points on the R&D expenses ratio in 2020, 2019 and 2018, respectively. Refer to the Special Items section above for additional detail.
Excluding the impact of the special items, the R&D expenses ratio decreased 0.6 percentage points in 2020 as a result of reduced project-related expenditures compared to the prior year and actions we took to restructure our cost position and focus on expense management.
Excluding the impact of the special items, the R&D expenses ratio decreased 0.8 percentage points in 2019 as a result of reduced project-related expenditures compared to the prior year and actions we took to restructure our cost position and focus on expense management.
Business Optimization Items
In recent years, we have undertaken actions to transform our cost structure and enhance our operational efficiency. These efforts have included restructuring the organization, optimizing our manufacturing footprint, R&D operations and supply chain network, employing disciplined cost management, and centralizing and streamlining certain support functions. From the commencement of our business optimization actions in the second half of 2015 through December 31, 2020, we have incurred cumulative pre-tax costs of $1.1 billion related to these actions. The costs consisted primarily of employee termination costs, implementation costs, contract termination costs, asset impairments, and accelerated depreciation. We currently expect to incur additional pre-tax costs of approximately $14 million through the completion of the initiatives that are currently underway, primarily related to implementation costs. We continue to pursue cost savings initiatives and, to the extent further cost savings opportunities are identified, we may incur additional restructuring charges and costs to implement business optimization programs in future periods. The reductions in our cost base from these actions in the aggregate are expected to provide cumulative annual pretax savings of more than $1.2 billion once the remaining actions are complete. The savings from these actions will impact cost of sales, SG&A expenses, and R&D expenses. Approximately 95 percent of the expected annual pre-tax savings has been realized through December 31, 2020, with the remainder expected to be realized by the end of 2023. Refer to Note 10 in Item 8 of this Annual Report on Form 10-K for additional information regarding our business optimization programs.
Other Operating Income, Net
Other operating income, net was $19 million, $141 million and $99 million in 2020, 2019 and 2018, respectively. In 2020, we recognized a $17 million gain on the sale of property in conjunction with our business optimization initiatives. In 2020 and 2019, we recognized benefits of $2 million and $4 million, respectively, related to the change in the estimated fair value of contingent consideration liabilities. In 2019 and 2018, we recognized $100 million and $10 million, respectively, of insurance recoveries related to losses incurred due to Hurricane Maria within Other operating income, net. In 2019, we also recognized a benefit of $37 million when our share of the proceeds under a cost-sharing agreement became realizable following the resolution of a dispute with an insurer related to a legacy product-related matter. In 2018, we settled certain claims with the seller related to the acquired operations of Claris, which resulted in a benefit of $80 million. Additionally, included in other operating income in 2018 was $9 million of transition service income earned in connection with our separation of Baxalta in 2015. The agreement for these services terminated as of July 1, 2018.
Interest Expense, Net
Interest expense, net was $134 million, $71 million and $45 million in 2020, 2019 and 2018, respectively. The increase in 2020 was primarily driven by higher average debt outstanding as a result of the March 2020 issuance of $750 million of 3.75% senior notes due October 2025 and $500 million of 3.95% senior notes due April 2030, and the May 2019 issuance of €750 million of 0.40% senior notes due May 2024 and €750 million of 1.3% senior notes due May 2029. The 3.75% senior notes due October 2025 were repaid in November 2020 with the proceeds from the issuance of $650 million of 1.73% senior notes due April 2031 and cash on hand. The increase in 2019 was primarily driven by higher average debt outstanding as a result of the issuance of €750 million of 0.40% senior notes due May 2024 and €750 million of 1.3% senior notes due May 2029. Refer to Note 5 in Item 8 of this Annual Report on Form 10-K for a summary of the components of interest expense, net for 2020, 2019 and 2018.
Other (Income) Expense, Net
Other (income) expense, net was an expense of $190 million in 2020, expense of $731 million in 2019 and income of $78 million in 2018. The net expense in 2020 was primarily driven by a $110 million loss on the early extinguishment of debt related to our November 2020 redemption of $750 million of senior notes that were issued in March 2020, foreign exchange net losses of $49 million and $46 million of pension settlement charges, which included a $43 million charge related to lump-sum settlement distributions made to certain former U.S. employees with vested pension benefits. These expenses in 2020 were partially offset by net unrealized gains of $13 million related to marketable equity securities. The net expense in 2019 was primarily driven by a $755 million pension settlement charge related to the transfer of U.S. pension plan liabilities to an insurance company and $37 million of foreign exchange net losses, partially offset by $53 million of pension and OPEB plan net benefits. The income in 2018 was primarily driven by $49 million of pension and OPEB plan net benefits, a $24 million gain from remeasuring our previously held investment to fair value upon acquisition of a controlling interest in our joint venture in Saudi Arabia and foreign exchange net gains of $14 million.
We expect expenses from pension and OPEB plans to increase in 2021 primarily due to lower discount rates and a lower expected return on assets. Refer to Note 11 in Item 8 of this Annual Report on Form 10-K for further information regarding pension and OPEB plan expenses.
Income Taxes
The effective income tax rate for continuing operations was 14.1% in 2020, (4.2)% in 2019, and 4.0% in 2018. The special items identified above had a favorable impact of 2.6, 20.9 and 13.7 percentage points on the effective income tax rate in 2020, 2019 and 2018, respectively. Refer to the Special Items section above for additional detail. Our effective income tax rate can differ from the 21% U.S. federal statutory rate due to a number of factors, including foreign rate differences, tax incentives, increases or decreases in valuation allowances and liabilities for uncertain tax positions and excess tax benefits on stock compensation awards.
For the twelve months ended December 31, 2020, the difference between our effective income tax rate and the U.S. federal statutory rate was primarily attributable to favorable geographic earnings mix and excess tax benefits on stock compensation awards.
For the twelve months ended December 31, 2019, the difference between our effective income tax rate and the U.S. federal statutory rate was primarily due to special items, the most significant of which was the impact of recently enacted tax reform in Switzerland and India. We recognized a deferred tax benefit of $90 million to reflect a tax basis step-up, net of a valuation allowance, partially offset by a $5 million deferred tax revaluation to reflect an increase in the statutory tax rate, under the newly enacted Swiss tax laws. We also recognized a net deferred tax benefit of $24 million associated with deferred tax revaluation in India to reflect a decrease in the statutory tax rate.
In addition to the Swiss and Indian tax reform impacts, our effective rate in 2019 was different from the U.S. federal statutory rate due to the recognition of tax benefits associated with a favorable tax ruling, a benefit related to a notional interest deduction on the share capital of a foreign subsidiary, and excess tax benefits on stock compensation awards.

For the twelve months ended December 31, 2018, the difference between our effective income tax rate and the U.S. federal statutory rate was primarily due to special items, the most significant of which was our finalization of our provisional adjustments resulting from the 2017 Tax Act. SEC Staff Accounting Bulletin 118 (SAB 118) allowed a one-year measurement period from the December 22, 2017 Tax Act enactment date to refine the provisional amounts recognized in the 2017 financial statements.
We recorded several SAB 118 measurement period provisional adjustments in 2018. First, after further studying the 2017 Tax Act and related U.S. Treasury Regulations, we refined our provisional estimate of a full valuation allowance against our U.S. foreign tax credit deferred tax assets and released a $194 million valuation allowance due to our ability to utilize a portion of our U.S. foreign tax credit deferred tax assets. Second, the 2017 Tax Act requires us to pay U.S. income taxes on accumulated foreign subsidiary earnings not previously subject to U.S. income tax at a rate of 15.5% to the extent of foreign cash and certain other net current assets and 8% on the remaining earnings. During 2018, we refined our estimated one-time transition tax expense, recognizing a benefit of $5 million. Third, the 2017 Tax Act lowered the U.S. federal rate from 35% to 21% and generally exempts foreign income from U.S. taxation. We finalized our provisional revaluation of U.S. deferred tax assets, recording an additional $8 million benefit. Refer to Note 12 in Item 8 of this Annual Report on Form 10-K for further information related to the 2017 Tax Act and the finalization of associated SAB 118 provisional adjustments. Additionally, our effective rate in 2018 was different from the U.S. federal statutory rate due to excess tax benefits on stock compensation.
Our tax provisions for 2020, 2019 and 2018 do not include any tax charges related to either the Base Erosion and Anti-Abuse Tax (BEAT) or Global Intangible Low Taxed Income (GILTI) provisions, except for the inability to fully utilize foreign tax credits against such GILTI.
We anticipate that our effective income tax rate from continuing operations, calculated in accordance with U.S. GAAP, will be approximately 18% in 2021.  This rate may be further impacted by a number of factors including discrete items, such as tax windfalls or deficiencies attributable to stock compensation awards, additional audit developments, or the tax effects of any future special items.
Income from Continuing Operations and Earnings per Diluted Share
Income from continuing operations was $1.1 billion in 2020, $1.0 billion in 2019 and $1.6 billion in 2018. Diluted earnings per share from continuing operations was $2.13 in 2020, $1.93 in 2019 and $2.84 in 2018. The significant factors and events causing the net changes from 2019 to 2020 and 2018 to 2019 are discussed above. Additionally, earnings per share from continuing operations was positively impacted by the repurchase of 35.8 million shares in 2018 through Rule 10b5-1 purchase plans, an accelerated share repurchase plan and otherwise and the repurchase of 16.5 million shares in 2019 through Rule 10b5-1 purchase plans, an accelerated share repurchase plan and otherwise. Refer to Note 8 in Item 8 of this Annual Report on Form 10-K for further information regarding our stock repurchases.
Loss from Discontinued Operations
Loss from discontinued operations, net of tax was $6 million in 2018 and related to Baxalta.
Segment results
We use operating income on a segment basis to make resource allocation decisions and assess the ongoing performance of our segments. Refer to Note 16 in Item 8 of this Annual Report on Form 10-K for additional details regarding our segments.
In the first quarter of 2021, the information provided to our Chief Executive Officer for purposes of allocating resources and assessing performance was updated to reallocate contracted services activities performed at a German manufacturing facility from our EMEA segment to our Americas segment. The contracted services performed at that facility are part of our BioPharma Solutions business, which is managed as part of the Americas segment. Accordingly, the reported financial results of the Americas segment now include the contracted services activities performed at that facility. Segment results for 2020, 2019 and 2018 have been recast to conform to this presentation. The following is a summary of significant factors impacting our reportable segments’ financial results.

	Net sales			Operating income
years ended December 31 (in millions)	2020	2019	2018	2020	2019	2018
Americas	$6,321	$6,306	$6,156	$2,389	$2,499	$2,533
EMEA	2,877	2,756	2,741	523	527	544
APAC	2,475	2,300	2,202	591	549	532
Corporate and other	—	—	—	(1,887)	(1,803)	(2,025)
Total	$11,673	$11,362	$11,099	$1,616	$1,772	$1,584
Americas
Segment operating income was $2.4 billion, $2.5 billion and $2.5 billion in 2020, 2019 and 2018, respectively. The decrease in 2020 was primarily driven by decreased sales and gross margin in multiple product categories, particularly Medication Delivery, Pharmaceuticals and Advanced Surgery, and lower gross profit as a result of an unfavorable product mix and incremental logistics costs due primarily to the impact of the COVID-19 pandemic. The decreases were partially offset by favorable performance in Acute Therapies and Clinical Nutrition as well as the acquisition of Seprafilm. The decrease in 2019 was primarily driven by lower sales and gross margin in Pharmaceuticals and lower U.S. in-center HD sales, partially offset by favorable performance in Medication Delivery and Advanced Surgery, primarily due to a temporary supply disruption of a competitor. Additionally, results in 2019 were adversely impacted by unfavorable foreign exchange rates.
EMEA
Segment operating income was $523 million, $527 million and $544 million in 2020, 2019 and 2018, respectively. The decrease in 2020 was primarily driven by decreased sales in Advanced Surgery, partially offset by increased sales and gross margin in Acute Therapies, Clinical Nutrition, Pharmaceuticals and Renal Care. The decrease in 2019 was primarily driven by unfavorable foreign exchange rates, partially offset by increased local currency sales and gross margin in Renal Care and Pharmaceuticals.
APAC
Segment operating income was $591 million, $549 million and $532 million in 2020, 2019 and 2018, respectively. The increase in 2020 was primarily driven by increased sales and gross margin in multiple product categories, particularly Renal Care, Acute Therapies and Pharmaceuticals. The acquisition of Seprafilm also positively contributed to results in 2020. Results in 2019 were driven by higher sales and gross margin, primarily from China and Australia, in Renal Care and Pharmaceuticals.
Corporate and other
Certain items are maintained at Corporate and are not allocated to a segment. They primarily include certain foreign currency hedging activities, corporate headquarters costs, certain R&D costs, certain product category support costs, stock compensation expense, certain employee benefit plan costs, and certain gains, losses, and other charges (such as business optimization, acquisition and integration costs, intangible asset amortization and asset impairments). The operating loss in 2020 was higher than 2019 due to insurance recoveries received in 2019 from a legacy product-related matter and Hurricane Maria, as well as the Sigma Spectrum infusion pump inspection and remediation charge in 2020 and higher investigation and related costs and intangible asset amortization in 2020. Partially offsetting the increase in 2020 was lower business optimization charges, lower intangible asset impairment charges, lower bonus accruals under our annual employee incentive compensation plans and reduced travel and related expenses. The operating loss in 2019 decreased due to higher Hurricane Maria insurance recoveries in 2019, a benefit for our allocation of insurance proceeds received pursuant to a settlement and cost-sharing arrangement for a legacy product-related matter in 2019, lower SG&A and R&D expenses in 2019 and lower business optimization charges in 2019, partially offset by an impairment of a developed-technology intangible asset in 2019 and the benefit from the Claris settlement in 2018.
LIQUIDITY AND CAPITAL RESOURCES
Cash Flows from Operations — Continuing Operations

In 2020, 2019 and 2018, cash provided by operating activities was $1.9 billion, $2.1 billion and $2.0 billion, respectively.  Operating cash flows decreased in 2020 primarily due to payments of $173 million to settle interest rate derivative contracts in 2020, an increase in inventory levels in 2020 and insurance recoveries received in 2019 from a legacy product-related matter and Hurricane Maria, partially offset by the timing of vendor payments and lower restructuring and employee incentive compensation payments in 2020. Operating cash flows increased in 2019 primarily due to an increase in our operating income, which included the insurance recoveries related to Hurricane Maria and a legacy product-related matter.
Cash Flows from Investing Activities
In 2020, cash used for investing activities included payments for acquisitions of $494 million, primarily related to Seprafilm and multiple product acquisitions, and capital expenditures of $709 million. In 2019, cash used for investing activities included payments for acquisitions of $418 million, primarily related to Cheetah and multiple product acquisitions, and capital expenditures of $696 million. In 2018, cash used in investing activities included payments for acquisitions of $268 million, primarily related to Recothrom and Preveleak and multiple product acquisitions, and capital expenditures of $659 million.
We expect that our capital expenditures will increase in 2021 as we make investments in our manufacturing capacity in response to proposed regulatory changes of the U.S. Department of Health and Human Services in kidney health policy and reimbursement, which may substantially change the U.S. end stage renal disease market and demand for our peritoneal dialysis products.
In February 2021, we agreed to acquire the rights to Transderm Scop from subsidiaries of GlaxoSmithKline for an upfront purchase price of $55 million plus the cost of acquired inventory and the potential for additional cash consideration of $30 million based upon a successful technology transfer by a specified date. We expect the transaction to close late in the first quarter or early in the second quarter of 2021, subject to the satisfaction of closing conditions.
In December 2020, we agreed to acquire the rights to Caelyx and Doxil, the branded versions of liposomal doxorubicin, from a subsidiary of Johnson & Johnson for specified territories outside of the U.S for $325 million. We expect the transaction to close late in the first quarter or early in the second quarter of 2021, subject to the satisfaction of regulatory approvals and other closing conditions.
Refer to Note 2 in Item 8 of this Annual Report on Form 10-K for further information about our significant acquisitions and other arrangements.
Cash Flows from Financing Activities
In 2020, cash generated from financing activities included $1.2 billion of net proceeds from the March 2020 issuance of $750 million of senior notes due in 2025 and $500 million of senior notes due in 2030. In November 2020, we issued $650 million of senior notes due in 2031 and used the proceeds, along with cash on hand, to redeem the $750 million senior notes due in 2025 that were issued in March 2020 for $854 million, which included a $104 million make-whole premium. We have used the net proceeds from the senior notes issuances and redemptions for general corporate purposes, including to strengthen our balance sheet as a precautionary measure in light of the COVID-19 pandemic. In 2020, we also repaid $322 million of variable rate notes that matured and the borrowings under our Euro-denominated credit facility of €200 million ($225 million). Financing activities in 2020 also included payments for stock repurchases of $500 million, dividend payments of $473 million and receipts from stock issued under employee benefit plans of $202 million.
In 2019, cash generated from financing activities included $1.7 billion in net proceeds from the issuance of €750 million of senior notes due in 2024 and €750 million of senior notes due in 2029, €200 million ($222 million) of borrowings under our Euro-denominated credit facility and stock issued under employee benefit plans of $356 million, partially offset by payments for stock repurchases of $1.3 billion and dividend payments of $423 million. In 2018, cash used for financing activities included payments for stock repurchases of $2.5 billion and dividend payments of $376 million, partially offset by the proceeds from stock issued under employee benefit plans of $258 million.
As authorized by the Board of Directors, we repurchase our stock depending upon our cash flows, net debt levels and market conditions. In July 2012, the Board of Directors authorized the repurchase of up to $2.0 billion of our common stock. The Board of Directors increased this authority by an additional $1.5 billion in each of November

2016 and February 2018, by an additional $2.0 billion in November 2018 and by an additional $1.5 billion in October 2020. We paid $500 million in cash to repurchase approximately 6.3 million shares under this authority pursuant to a Rule 10b5-1 plan in 2020 and had $1.9 billion remaining available under this authorization as of December 31, 2020.
In December 2018, we entered into a $300 million accelerated share repurchase agreement (ASR Agreement) with an investment bank. We funded the ASR Agreement with available cash. Under the ASR Agreement, we received 3.6 million shares upon execution. Based on the volume-weighted average price of our common stock during the term of the ASR Agreement, we received an additional 0.6 million shares from the investment bank at settlement in May 2019.
Credit Facilities and Access to Capital and Credit Ratings
Credit Facilities
As of December 31, 2020, our U.S. dollar-denominated revolving credit facility had capacity of $2.0 billion. As of December 31, 2020, our Euro-denominated revolving credit facility had a capacity of approximately €200 million. Each of the facilities matures in 2024. There were no amounts outstanding under our credit facilities as of December 31, 2020. There was no amount outstanding under our U.S. dollar-denominated credit facility as of December 31, 2019 and €200 million ($224 million) was outstanding at a 0.91% interest rate under our Euro-denominated credit facility as of December 31, 2019. As of December 31, 2020, we were in compliance with the financial covenants in these agreements. The non-performance of any financial institution supporting either of the credit facilities would reduce the maximum capacity of these facilities by the institution’s respective commitment.
We also maintain other credit arrangements, as described in Note 5 in Item 8 of this Annual Report on Form 10-K.
Access to Capital and Credit Ratings
We intend to fund short-term and long-term obligations as they mature through cash on hand and future cash flows from operations or by issuing additional debt. We had $3.7 billion of cash and cash equivalents as of December 31, 2020, with adequate cash available to meet operating requirements in each jurisdiction in which we operate. We invest our excess cash in money market and other funds and diversify the concentration of cash among different financial institutions. As of December 31, 2020, we had approximately $6.2 billion of long-term debt and finance lease obligations, including current maturities. Subject to market conditions, we regularly evaluate opportunities with respect to our capital structure.
Our ability to generate cash flows from operations, issue debt, including commercial paper, or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers, deterioration in our key financial ratios or credit ratings or other significantly unfavorable changes in conditions. However, we believe we have sufficient financial flexibility to issue debt, enter into other financing arrangements and attract long-term capital on acceptable terms to support our growth objectives.
Our credit ratings at December 31, 2020 were as follows:

	Standard & Poor’s	Fitch	Moody’s
Ratings
Senior debt	A-	A-	Baa1
Short-term debt	A2	F2	P2
Outlook	Stable	Stable	Stable
LIBOR Reform

In 2017, the United Kingdom’s Financial Conduct Authority announced that after 2021 it would no longer compel banks to submit the rates required to calculate the London Interbank Offered Rate (LIBOR) and other interbank offered rates, which have been widely used as reference rates for various securities and financial contracts, including loans, debt and derivatives. This announcement indicated that the continuation of LIBOR on the current basis was not guaranteed after 2021. Regulators in the U.S. and other jurisdictions have been working to replace these rates with alternative reference interest rates that are supported by transactions in liquid and observable markets, such as the Secured Overnight Financing Rate (SOFR). In 2020, it was announced that certain U.S. dollar LIBOR tenors would not cease until 2023. Currently, our credit facilities reference LIBOR-based rates. The discontinuation of LIBOR will require these arrangements to be modified in order to replace LIBOR with an alternative reference interest rate, which could impact our cost of funds. Our credit facilities include a provision specifying that we and the lenders will negotiate in good faith for the determination of a successor LIBOR rate.
Contractual Obligations
As of December 31, 2020, we had contractual obligations, excluding accounts payable and accrued liabilities, payable or maturing in the following periods.

(in millions)	Total	Less than one year	One to three years	Three to five years	More than five years
Long-term debt and finance lease obligations, including current maturities	6,233	406	212	1,664	3,951
Interest on short- and long-term debt and finance lease obligations [1]	1,627	142	267	251	967
Operating leases	673	121	186	126	240
Other non-current liabilities[2]	408	—	84	48	276
Purchase obligations[3]	1,209	485	352	198	174
Contractual obligations[2]	$10,150	$1,154	$1,101	$2,287	$5,608

1.Interest payments on debt and finance lease obligations are calculated for future periods using interest rates in effect at the end of 2020. Certain of these projected interest payments may differ in the future based on foreign currency fluctuations or other factors or events. The projected interest payments only pertain to obligations and agreements outstanding at December 31, 2020. Refer to Note 5 and Note 6, respectively, in Item 8 of this Annual Report on Form 10-K for further discussion regarding our debt instruments outstanding and finance lease obligations at December 31, 2020.
2.The primary components of other non-current liabilities in our consolidated balance sheet as of December 31, 2020 are pension and other postretirement benefits, deferred tax liabilities, long-term tax liabilities, and litigation and environmental reserves. We projected the timing of the related future cash payments based on contractual maturity dates (where applicable) and estimates of the timing of payments (for liabilities with no contractual maturity dates). The actual timing of payments could differ from our estimates.
We contributed $74 million, $69 million, and $51 million to our defined benefit pension plans in 2020, 2019, and 2018, respectively. The timing of funding in future periods is uncertain and is dependent on future movements in interest rates, investment returns, changes in laws and regulations, and other variables. Therefore, the table above excludes cash outflows related to our pension plans. The amount included within other non-current liabilities (and excluded from the table above) related to our pension plan liabilities was $1.0 billion as of December 31, 2020. In 2021, we have no obligation to fund our principal plans in the United States and we expect to make contributions of at least $45 million to our foreign pension plans. Additionally, we have excluded long-term tax liabilities, which include liabilities for unrecognized tax positions, and deferred tax liabilities from the table above because we are unable to estimate the timing of the related cash outflows. The amounts of long-term tax liabilities and deferred tax liabilities included within other non-current liabilities (and excluded from the table above) were $84 million and $143 million, respectively, as of December 31, 2020.
3.Includes our significant contractual unconditional purchase obligations. For cancellable agreements, any penalty due upon cancellation is included. These commitments do not exceed our projected requirements and are in the normal course of business. Examples include firm commitments for raw material purchases, utility agreements and service contracts.
Off-Balance Sheet Arrangements

We periodically enter into off-balance sheet arrangements. Certain contingencies arise in the normal course of business and are not recorded in the consolidated balance sheets in accordance with U.S. GAAP (such as contingent joint development and commercialization arrangement payments). Also, upon resolution of uncertainties, we may incur charges in excess of presently established liabilities for certain matters (such as contractual indemnifications). For a discussion of our significant off-balance sheet arrangements, refer to Note 14 in Item 8 of this Annual Report on Form 10-K for information regarding receivable transactions, and Note 2 and Note 7 in Item 8 of this Annual Report on Form 10-K regarding joint development and commercialization arrangements, indemnifications and legal contingencies.
FINANCIAL INSTRUMENT MARKET RISK
We operate on a global basis and are exposed to the risk that our earnings, cash flows and equity could be adversely impacted by fluctuations in foreign exchange and interest rates. Our hedging policy attempts to manage these risks to an acceptable level based on our judgment of the appropriate trade-off between risk, opportunity and costs. Refer to Note 14 and Note 15 in Item 8 of this Annual Report on Form 10-K for further information regarding our financial instruments and hedging strategies.
Currency Risk
We are primarily exposed to foreign exchange risk with respect to revenues generated outside of the United States denominated in the Euro, British Pound, Chinese Yuan, Korean Won, Australian Dollar, Canadian Dollar, Japanese Yen, Colombian Peso, Brazilian Real, Mexican Peso, Indian Rupee and Swedish Krona. We manage our foreign currency exposures on a consolidated basis, which allows us to net exposures and take advantage of any natural offsets. In addition, we use derivative and nonderivative financial instruments to further reduce the net exposure to foreign exchange. Gains and losses on the hedging instruments offset losses and gains on the hedged transactions and reduce the earnings and stockholders’ equity volatility relating to foreign exchange. However, we don't hedge our entire foreign exchange exposure and are still subject to earnings and stockholders' equity volatility relating to foreign exchange risk. Financial market and currency volatility may limit our ability to cost-effectively hedge these exposures.
We use options and forwards to hedge the foreign exchange risk to earnings relating to forecasted transactions and recognized assets and liabilities denominated in foreign currencies. The maximum term over which we have cash flow hedge contracts in place related to foreign exchange risk on forecasted transactions as of December 31, 2020 is 12 months. We also enter into derivative instruments to hedge foreign exchange risk on certain intra-company and third-party receivables and payables and debt denominated in foreign currencies.
As part of our risk-management program, we perform sensitivity analyses to assess potential changes in the fair value of our foreign exchange instruments relating to hypothetical and reasonably possible near-term movements in foreign exchange rates.
A sensitivity analysis of changes in the fair value of foreign exchange contracts outstanding as of December 31, 2020, while not predictive in nature, indicated that if the U.S. Dollar uniformly weakened by 10% against all currencies, the net pre-tax liability balance of $8 million with respect to those contracts would increase by $32 million, resulting in a net asset position. A similar analysis performed with respect to contracts outstanding as of December 31, 2019 indicated that, on a pre-tax basis, the net asset balance of $9 million would decrease by $18 million, resulting in a net liability position.
The sensitivity analysis model recalculates the fair value of the foreign exchange contracts outstanding as of December 31, 2020 by replacing the actual exchange rates as of December 31, 2020 with exchange rates that are 10% weaker compared to the actual exchange rates for each applicable currency. All other factors are held constant. These sensitivity analyses disregard the possibility that currency exchange rates can move in opposite directions and that gains from one currency may or may not be offset by losses from another currency. The analyses also disregard the offsetting change in value of the underlying hedged transactions and balances.
Our operations in Argentina are reported using highly inflationary accounting effective July 1, 2018.  Changes in the value of the Argentine peso applied to our peso-denominated net monetary asset positions are recorded in income at the time of the change.  As of December 31, 2020, our net monetary assets denominated in Argentine pesos are not significant.

Interest Rate Risk
We are also exposed to the risk that our earnings and cash flows could be adversely impacted by fluctuations in interest rates. Our policy is to manage interest costs using the mix of fixed- and floating-rate debt that we believe is appropriate at that time. To manage this mix in a cost-efficient manner, we periodically enter into interest rate swaps in which we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional amount. We also periodically use forward-starting interest rate swaps and treasury rate locks to hedge the risk to earnings associated with fluctuations in interest rates relating to anticipated issuances of term debt. As of December 31, 2020, all of our outstanding debt obligations were at fixed interest rates and no interest rate derivative instruments were outstanding.
CHANGES IN ACCOUNTING STANDARDS
Refer to Note 1 in Item 8 of this Annual Report on Form 10-K for information on changes in accounting standards.
RECENT ACCOUNTING PRONOUNCEMENTS
There are no accounting standards issued but not yet effective that we believe will have a material impact on our condensed consolidated financial statements.
CRITICAL ACCOUNTING POLICIES
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. A summary of our significant accounting policies is included in Note 1 in Item 8 of this Annual Report on Form 10-K. Certain of our accounting policies are considered critical, as these policies are the most important to the depiction of our financial statements and require significant, difficult or complex judgments by us, often employing the use of estimates about the effects of matters that are inherently uncertain. Actual results that differ from our estimates could have an unfavorable effect on our results of operations and financial position. The following is a summary of accounting policies that we consider critical to the consolidated financial statements.
Revenue Recognition and Related Provisions and Allowances
Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration primarily related to rebates and wholesaler chargebacks. These reserves are based on estimates of the amounts earned or to be claimed on the related sales. Our estimates take into consideration historical experience, current contractual and statutory requirements, specific known market events and trends, industry data, and forecasted customer buying and payment patterns. Overall, these reserves reflect our best estimates of the amount of consideration to which we are entitled based on the terms of the contract. The amount of variable consideration included in the net sales price is limited to the amount that is probable not to result in a significant reversal in the amount of the cumulative revenue recognized in a future period. Additionally, our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately and determining the allocation of the transaction price may require significant judgment.
Pension and OPEB Plans
We provide pension and other postretirement benefits to certain of our employees. The service component of employee benefit expenses is reported in the same line items in the consolidated income statements as the applicable employee’s compensation expense. All other components of these employee benefit expenses are reported in other (income) expense, net in our consolidated statements of income. The valuation of the funded status and net periodic benefit cost for the plans is calculated using actuarial assumptions. These assumptions are reviewed annually and revised if appropriate. The significant assumptions include the following:
•interest rates used to discount pension and OPEB plan liabilities;
•the long-term rate of return on pension plan assets;
•rates of increases in employee compensation (used in estimating liabilities);
•anticipated future healthcare trend rates (used in estimating the OPEB plan liability); and

•other assumptions involving demographic factors such as retirement, mortality and turnover (used in estimating liabilities).
Selecting assumptions involves an analysis of both short-term and long-term historical trends and known economic and market conditions at the time of the valuation (also called the measurement date). The use of different assumptions would result in different measures of the funded status and net cost. Actual results in the future could differ from expected results.
Our key assumptions are listed in Note 11 in Item 8 of this Annual Report on Form 10-K. The most critical assumptions relate to the plans covering U.S. and Puerto Rico employees, because these plans are the most significant to our consolidated financial statements.
Discount Rate Assumption
Effective for the December 31, 2020 measurement date, we utilized discount rates of 2.73% and 2.33% to measure our benefit obligations for the U.S. and Puerto Rico pension plans and OPEB plan, respectively. We used a broad population of approximately 200 Aa-rated corporate bonds as of December 31, 2020 to determine the discount rate assumption. All bonds were denominated in U.S. dollars, with a minimum amount outstanding of $50 million. This population of bonds was narrowed from a broader universe of approximately 700 Moody’s Aa rated, non-callable (or callable with make-whole provisions) bonds by eliminating the top 10th percentile and bottom 40th percentile to adjust for any pricing anomalies and to represent the bonds we would most likely select if we were to actually annuitize our pension and OPEB plan liabilities. This portfolio of bonds was used to generate a yield curve and associated spot rate curve to discount the projected benefit payments for the U.S. and Puerto Rico plans. The discount rate is the single level rate that produces the same result as the spot rate curve.
For plans in Canada, Japan, the United Kingdom and other European countries, we use a method essentially the same as that described for the U.S. and Puerto Rico plans. For our other international plans, the discount rate is generally determined by reviewing country- and region-specific government and corporate bond interest rates.
To understand the impact of changes in discount rates on pension and OPEB plan cost, we perform a sensitivity analysis. Holding all other assumptions constant, for each 50 basis point (i.e., one-half of one percent) increase in the discount rate, global pre-tax pension and OPEB plan cost would decrease by approximately $25 million, and for each 50 basis point decrease in the discount rate, global pre-tax pension and OPEB plan cost would increase by approximately $30 million.
Return on Plan Assets Assumption
In measuring the net periodic cost for 2020, we used a long-term expected rate of return of 6.5% for the pension plans covering U.S. and Puerto Rico employees. This assumption will decrease to 5.5% in 2021. This assumption is not applicable to our OPEB plan because it is not funded.
We establish the long-term asset return assumption based on a review of historical compound average asset returns, both company-specific and relating to the broad market (based on our asset allocation), as well as an analysis of current market and economic information and future expectations. The current asset return assumption is supported by historical market experience for both our actual and targeted asset allocation. In calculating net pension cost, the expected return on assets is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. The difference between this expected return and the actual return on plan assets is a component of the total net unrecognized gain or loss and is subject to amortization in the future.
To understand the impact of changes in the expected asset return assumption on net cost, we perform a sensitivity analysis. Holding all other assumptions constant, for each 50 basis point increase (decrease) in the asset return assumption, global pre-tax pension plan cost would decrease (increase) by approximately $15 million.
Other Assumptions
For the U.S. and Puerto Rico plans, we used the Pri-2012 combined mortality table with improvements projected using the MP-2019 projection scale adjusted to a long-term improvement of 0.8% as of December 31, 2020. For all other pension plans, we utilized country- and region-specific mortality tables to calculate the plans’ benefit obligations. We periodically analyze and update our assumptions concerning demographic factors such as retirement, mortality and turnover, considering historical experience as well as anticipated future trends.
The assumptions relating to employee compensation increases and future healthcare costs are based on historical experience, market trends, and anticipated future company actions.
Deferred Tax Asset Valuation Allowances, Reserves for Uncertain Tax Positions and Tax Reform
We maintain valuation allowances unless it is more likely than not that all or a portion of the deferred tax asset will be realized. Changes in valuation allowances are included in our tax provision in the period of change. In determining whether a valuation allowance is warranted, we evaluate factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The realizability assessments made at a given balance sheet date are subject to change in the future, particularly if earnings of a subsidiary are significantly higher or lower than expected, or if we take operational or tax planning actions that could impact the future taxable earnings of a subsidiary.
In the normal course of business, we are audited by federal, state and foreign tax authorities, and are periodically challenged regarding the amount of taxes due. These challenges relate to the timing and amount of deductions and the allocation of income among various tax jurisdictions. We believe our tax positions comply with applicable tax law and we intend to defend our positions. In evaluating the exposure associated with various tax filing positions, we record reserves for uncertain tax positions in accordance with U.S. GAAP based on the technical support for the positions, our past audit experience with similar situations, and potential interest and penalties related to the matters. Our results of operations and effective tax rate in a given period could be impacted if, upon final resolution with taxing authorities, we prevail in positions for which reserves have been established, or we are required to pay amounts in excess of established reserves.
On December 22, 2017, the 2017 Tax Act was enacted into law and the new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the U.S. corporate income tax rate to 21% effective January 1, 2018, among others. We were required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring our U.S. deferred tax assets and liabilities and reassessing the realizability of our deferred tax assets. In December 2017, the SEC staff issued SAB 118 which allowed us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. We updated our accounting for the initial impact of the 2017 Tax Act in 2018 in accordance with the guidance in SAB 118. Refer to Note 12 within Item 8 of this Annual Report on Form 10-K for further information.
Valuation of Intangible Assets, Including IPR&D
We record acquired intangible assets at fair value in business combinations and at cost in asset acquisitions. Valuations are generally completed for intangible assets acquired in business acquisitions using a discounted cash flow analysis, incorporating the stage of completion and consideration of market participant assumptions. The most significant estimates and assumptions inherent in a discounted cash flow analysis include the amount and timing of projected future cash flows, the discount rate used to measure the risks inherent in the future cash flows, the assessment of the asset’s life cycle, and the competitive and other trends impacting the asset, including consideration of technical, legal, regulatory, economic and other factors. Each of these factors and assumptions can significantly affect the value of the intangible asset.
Acquired in-process R&D (IPR&D) is the value assigned to acquired technology or products under development which have not received regulatory approval and have no alternative future use. IPR&D acquired in a business combination is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition are expensed as incurred. Upon receipt of regulatory approval of the related technology or product, the indefinite-lived intangible asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the R&D project is abandoned, the indefinite-lived intangible asset is charged to expense.

IPR&D acquired in transactions that are not business combinations is expensed immediately. For such transactions, payments made to third parties on or after regulatory approval are capitalized as intangible assets and amortized over the remaining useful life of the related asset.
Due to the inherent uncertainty associated with R&D projects, there is no assurance that actual results will not differ materially from the underlying assumptions used to prepare discounted cash flow analyses, nor that the R&D project will result in a successful commercial product.
Due to a change in the timing and amount of projected cash flows associated with $140 million of acquired in-process R&D intangible assets from a historical acquisition, we updated the estimated fair values of these assets in 2020. While no impairment has been recorded because the estimated fair values of those assets exceeded their carrying values, the estimated excess of fair value over carrying value of these assets declined in 2020 and are at risk of future impairment should the estimated timing or amount of projected cash flows further deteriorate.
CERTAIN REGULATORY MATTERS

The U.S. Food and Drug Administration (FDA) commenced an inspection of Claris’ facilities in Ahmedabad, India in July 2017, immediately prior to the closing of the Claris acquisition. FDA completed the inspection and subsequently issued a Warning Letter based on observations identified in the 2017 inspection (Claris Warning Letter).¹ FDA has not yet re-inspected the facilities and management cannot speculate on when the Claris Warning Letter will be lifted. However, we are continuing to implement corrective and preventive actions to address FDA’s prior observations and other items we identified and management continues to pursue and implement other manufacturing locations, including contract manufacturing organizations, to support the production of new products for distribution in the U.S. As of December 31, 2020, we have secured alternative locations to produce a majority of the planned new products to be manufactured in Ahmedabad for distribution into the U.S.

On May 6, 2019, we received a Show Cause Notice under the Drugs & Cosmetics Act, 1940 and Rules thereunder (Show Cause Notice) from the Commissioner of the Food & Drugs Control Administration in the Gujarat State in Gandhinagar, India (Commissioner). The Show Cause Notice was issued regarding an April 9, 2019 inspection of our Claris facilities in Ahmedabad, India by the Commissioner. The Show Cause Notice contained a number of observations of alleged Good Manufacturing Practice related issues across a variety of areas, some of which overlap with the areas covered in the Claris Warning Letter. We responded to the Show Cause Notice and a follow up inspection occurred in July 2019. This matter resulted in a two-day suspension order for certain manufacturing operations, which occurred on March 19 and 20, 2020. This matter is now closed.
Refer to Item 1A of this Annual Report on Form 10-K for additional discussion of regulatory matters and how they may impact us.
1 Available online at https://www.fda.gov/ICECI/EnforcementActions/WarningLetters/ucm613538.htm
FORWARD-LOOKING INFORMATION
This annual report includes forward-looking statements. Use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. These forward-looking statements may include statements with respect to accounting estimates and assumptions, impacts of the COVID-19 pandemic, litigation-related matters including outcomes, impacts of the internal investigation related to foreign exchange gains and losses, future regulatory filings and our R&D pipeline, strategic objectives, sales from new product offerings, credit exposure to foreign governments, potential developments with respect to credit ratings, investment of foreign earnings, estimates of liabilities including those related to uncertain tax positions, contingent payments, future pension plan contributions, costs, discount rates and rates of return, our exposure to financial market volatility and foreign currency and interest rate risks, potential tax liabilities associated with the separation of our biopharmaceuticals business from our medical products businesses, the impact of competition, future sales growth, business development activities (including the acquisitions of Cheetah and Seprafilm and the proposed acquisitions of Caelyx and Doxil and Transderm Scop), business optimization initiatives, cost saving initiatives, future capital and R&D expenditures, future debt issuances, manufacturing expansion, the sufficiency of our facilities and financial flexibility, the adequacy of credit facilities, tax provisions and reserves, the effective tax rate and all other statements that do not relate to historical facts.

These forward-looking statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions, and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform to expectations and predictions is subject to a number of risks and uncertainties, including the following factors, many of which are beyond our control:

•
demand for, market acceptance risks for and competitive pressures related to new and existing products (including challenges with our ability to accurately predict these pressures and the resulting impact on customer inventory levels and the impact of reduced hospital admission rates and elective surgery volumes), and the impact of those products on quality and patient safety concerns;

•	product development risks, including satisfactory clinical performance, the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle;

•	our ability to finance and develop new products or enhancements on commercially acceptable terms or at all;

•	our ability to identify business development and growth opportunities and to successfully execute on business development strategies;

•	product quality or patient safety issues, leading to product recalls, withdrawals, launch delays, warning letters, import bans, sanctions, seizures, litigation, or declining sales;

•
the impact of global economic conditions (including potential trade wars) and pandemics, epidemics or other public health crises, such as COVID-19, on us and our customers and suppliers, including foreign governments in countries in which we operate;

•	the continuity, availability and pricing of acceptable raw materials and component supply, and the related continuity of our manufacturing and distribution;

•
inability to create additional production capacity in a timely manner or the occurrence of other manufacturing, sterilization or supply difficulties (including as a result of natural disaster, public health crises and epidemics/pandemics, regulatory actions or otherwise);

•
breaches or failures of our information technology systems or products, including by cyber-attack, data leakage, unauthorized access or theft (as a result of increased remote working arrangements or otherwise);

•
future actions of (or failures to act or delays in acting by) FDA, the European Medicines Agency or any other regulatory body or government authority (including the SEC, DOJ or the Attorney General of any State) that could delay, limit or suspend product development, manufacturing or sale or result in seizures, recalls, injunctions, monetary sanctions or criminal or civil liabilities, including the continued delay in lifting the warning letter at our Ahmedabad facility or proceedings related to the misstatements in previously reported non-operating income related to foreign exchange gains and losses;

•	developments that would require the correction of additional misstatements in our previously issued financial statements;

•	failures with respect to our quality, compliance or ethics programs;

•
future actions of third parties, including third-party payers, the impact of healthcare reform and its implementation, suspension, repeal, replacement, amendment, modification and other similar actions undertaken by the United States or foreign governments, including with respect to pricing, reimbursement, taxation and rebate policies; legislation, regulation and other governmental pressures in the United States or globally, including the cost of compliance and potential penalties for purported noncompliance thereof, all of which may affect pricing, reimbursement, taxation and rebate policies of government agencies and private payers or other elements of our business, including new or amended laws, rules and regulations (such as the California Consumer Privacy Act of 2018, the European Union’s General Data Protection Regulation and proposed regulatory changes of the U.S. Department of Health and Human Services in kidney health policy and reimbursement, which may substantially change the U.S. end stage renal disease market and demand for our peritoneal dialysis products, necessitating significant multi-year capital expenditures, which are difficult to estimate in advance, for example);

•	the outcome of pending or future litigation or government investigations, including the opioid litigation and litigation related to the internal investigation of foreign exchange gains and losses;

•	the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies;

•	global regulatory, trade and tax policies;

•
the ability to protect or enforce our owned or in-licensed patent or other proprietary rights (including trademarks, copyrights, trade secrets and know-how) or patents of third parties preventing or restricting our manufacture, sale or use of affected products or technology;

•	the impact of any goodwill or other intangible asset impairments on our operating results;

•	any failure by Baxalta or Shire to satisfy its obligations under the separation agreements, including the tax matters agreement, or that certain letter agreement entered into with Shire and Baxalta;

•	fluctuations in foreign exchange and interest rates;

•
any changes in law concerning the taxation of income (whether with respect to current or future tax reform), including income earned outside the United States and potential taxes associated with the Base Erosion and Anti-Abuse Tax;

•	actions by tax authorities in connection with ongoing tax audits;

•	loss of key employees or inability to identify and recruit new employees;

•	other factors identified elsewhere in this Annual Report on Form 10-K including those factors described in Item 1A and other filings with the SEC, all of which are available on our website.

Actual results may differ materially from those projected in the forward-looking statements. We do not undertake to update our forward-looking statements.

Item 8.    Financial Statements and Supplementary Data.
CONSOLIDATED BALANCE SHEETS

as of December 31 (in millions, except share information)	2020	2019
Current assets:
Cash and cash equivalents	$3,730	$3,335
Accounts receivable, net of allowance of $125 in 2020 and $112 in 2019	2,077	1,896
Inventories	1,916	1,653
Prepaid expenses and other current assets	688	619
Total current assets	8,411	7,503
Property, plant and equipment, net	4,722	4,512
Goodwill	3,217	3,030
Other intangible assets, net	1,671	1,471
Operating lease right-of-use assets	603	608
Other non-current assets	1,395	1,069
Total assets	$20,019	$18,193
Current liabilities:
Short-term debt	$—	$226
Current maturities of long-term debt and finance lease obligations	406	315
Accounts payable and accrued liabilities	2,927	2,689
Total current liabilities	3,333	3,230
Long-term debt and finance lease obligations	5,786	4,809
Operating lease liabilities	501	510
Other non-current liabilities	1,673	1,732
Total liabilities	11,293	10,281
Commitments and contingencies
Equity:
Common stock, $1 par value, authorized 2,000,000,000 shares, issued 683,494,944 shares in 2020 and 2019	683	683
Common stock in treasury, at cost, 178,580,208 shares in 2020 and 177,340,358 shares in 2019	(11,051)	(10,764)
Additional contributed capital	6,043	5,955
Retained earnings	16,328	15,718
Accumulated other comprehensive (loss) income	(3,314)	(3,710)
Total Baxter stockholders’ equity	8,689	7,882
Noncontrolling interests	37	30
Total equity	8,726	7,912
Total liabilities and equity	$20,019	$18,193
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

years ended December 31 (in millions, except per share data)	2020	2019	2018
Net sales	$11,673	$11,362	$11,099
Cost of sales	7,086	6,601	6,340
Gross margin	4,587	4,761	4,759
Selling, general and administrative expenses	2,469	2,535	2,620
Research and development expenses	521	595	654
Other operating income, net	(19)	(141)	(99)
Operating income	1,616	1,772	1,584
Interest expense, net	134	71	45
Other (income) expense, net	190	731	(78)
Income from continuing operations before income taxes	1,292	970	1,617
Income tax expense (benefit)	182	(41)	65
Income from continuing operations	1,110	1,011	1,552
Loss from discontinued operations, net of tax	—	—	(6)
Net income	1,110	1,011	1,546
Less: Net income attributable to noncontrolling interests	8	10	—
Net income attributable to Baxter stockholders	$1,102	$1,001	$1,546
Earnings per share from continuing operations
Basic	$2.17	$1.97	$2.91
Diluted	$2.13	$1.93	$2.84
Loss per share from discontinued operations
Basic	$—	$—	$(0.01)
Diluted	$—	$—	$(0.01)
Earnings per share
Basic	$2.17	$1.97	$2.90
Diluted	$2.13	$1.93	$2.83
Weighted-average number of shares outstanding
Basic	509	509	534
Diluted	517	519	546
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

years ended December 31 (in millions)	2020	2019	2018
Net income	$1,110	$1,011	$1,546
Other comprehensive (loss) income, net of tax:
Currency translation adjustments, net of tax expense (benefit) of ($51) in 2020, ($5) in 2019 and $(52) in 2018	367	(95)	(323)
Pension and other postretirement benefit plans, net of tax expense of $40 in 2020 $130 in 2019, and $10 in 2018	141	408	33
Hedging activities, net of tax expense (benefit) of ($34) in 2020, $(11) in 2019, and $3 in 2018	(112)	(39)	9
Total other comprehensive (loss) income, net of tax	396	274	(281)
Comprehensive income	1,506	1,285	1,265
Less: Comprehensive income attributable to noncontrolling interests	8	10	—
Comprehensive income attributable to Baxter stockholders	$1,498	$1,275	$1,265
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Baxter International Inc. stockholders' equity
(in millions)	Common stock shares	Common stock	Common stock shares in treasury	Common stock in treasury	Additional contributed capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Baxter stockholders' equity	Noncontrolling interests	Total equity
Balance as of January 1, 2018	683	$683	142	$(7,981)	$5,940	$14,014	$(3,539)	$9,117	$(8)	$9,109
Adoption of new accounting standards	—	—	—	—	—	(22)	(3)	$(25)	—	$(25)
Net income	—	—	—	—	—	1,546	—	$1,546	—	$1,546
Other comprehensive income (loss)	—	—	—	—	—	—	(281)	(281)	—	(281)
Purchases of treasury stock	—	—	36	(2,415)	(60)	—	—	(2,475)	—	(2,475)
Stock issued under employee benefit plans and other	—	—	(8)	407	18	(71)	—	354	—	354
Dividends declared on common stock	—	—	—	—	—	(392)	—	(392)	—	(392)
Changes in noncontrolling interests	—	—	—	—	—	—	—	—	30	30
Balance as of December 31, 2018	683	$683	170	$(9,989)	$5,898	$15,075	$(3,823)	$7,844	$22	$7,866
Adoption of new accounting standard	—	—	—	—	—	161	(161)	—	—	—
Net income	—	—	—	—	—	1,001	—	1,001	10	1,011
Other comprehensive income (loss)	—	—	—	—	—	—	274	274	—	274
Purchases of treasury stock	—	—	16	(1,293)	46	—	—	(1,247)	—	(1,247)
Stock issued under employee benefit plans and other	—	—	(9)	518	11	(84)	—	445	—	445
Dividends declared on common stock	—	—	—	—	—	(435)	—	(435)	—	(435)
Changes in noncontrolling interests	—	—	—	—	—	—	—	—	(2)	(2)
Balance as of December 31, 2019	683	$683	177	$(10,764)	$5,955	$15,718	$(3,710)	$7,882	$30	$7,912
Adoption of new accounting standard	—	—	—	—	—	(4)	—	(4)	—	(4)
Net income	—	—	—	—	—	1,102	—	1,102	8	1,110
Other comprehensive income (loss)	—	—	—	—	—	—	396	396	—	396
Purchases of treasury stock	—	—	6	(500)	—	—	—	(500)	—	(500)
Stock issued under employee benefit plans and other	—	—	(4)	213	88	—	—	301	—	301
Dividends declared on common stock	—	—	—	—	—	(488)	—	(488)	—	(488)
Changes in noncontrolling interests	—	—	—	—	—	—	—	—	(1)	(1)
Balance as of December 31, 2020	683	$683	179	$(11,051)	$6,043	$16,328	$(3,314)	$8,689	$37	$8,726
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

years ended December 31 (in millions)	2020	2019	2018
Cash flows from operations
Net income	$1,110	$1,011	$1,546
Adjustments to reconcile income from continuing operations to net cash from operating activities:
Loss from discontinued operations, net of tax	—	—	6
Depreciation and amortization	823	789	771
Pension settlement charges	46	755	1
Net periodic pension benefit and other postretirement costs	81	22	39
Deferred income taxes	(88)	(310)	(263)
Stock compensation	130	122	115
Loss on debt extinguishment	110	—	—
Intangible asset impairments	17	31	—
Settlement of interest rate derivative contracts	(173)	—	—
Other	86	115	50
Changes in balance sheet items:
Accounts receivable, net	(126)	(65)	(12)
Inventories	(162)	4	(197)
Accounts payable and accrued liabilities	143	(212)	60
Other	(127)	(152)	(99)
Cash flows from operations – continuing operations	1,870	2,110	2,017
Cash flows from operations – discontinued operations	(2)	(6)	—
Cash flows from operations	1,868	2,104	2,017
Cash flows from investing activities
Capital expenditures	(709)	(696)	(659)
Acquisitions and investments, net of cash acquired	(494)	(418)	(268)
Other investing activities, net	24	14	11
Cash flows from investing activities	(1,179)	(1,100)	(916)
Cash flows from financing activities
Issuances of long-term debt	1,885	1,661	—
Payments of long-term debt	(1,181)	—	—
(Repayments) borrowings under revolving credit facility	(226)	222	—
Cash dividends on common stock	(473)	(423)	(376)
Proceeds from stock issued under employee benefit plans	202	356	258
Purchases of treasury stock	(500)	(1,270)	(2,452)
Other financing activities, net	(52)	(48)	(33)
Cash flows from financing activities	(345)	498	(2,603)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	57	(5)	(63)
Increase (decrease) in cash, cash equivalents and restricted cash	401	1,497	(1,565)
Cash, cash equivalents and restricted cash at beginning of year	3,335	1,838	3,403
Cash, cash equivalents and restricted cash at end of year (1)	$3,736	$3,335	$1,838

(1) We did not have restricted cash balances as of December 31, 2019 or 2018. The following table provides a reconciliation of cash, cash equivalents and restricted cash amounts as shown in the consolidated statement of cash flows to the amount reported in the consolidated balance sheet as of December 31, 2020:

As of December 31 (in millions)	2020
Cash and cash equivalents	$3,730
Restricted cash included in prepaid expenses and other current assets	6
Cash, cash equivalents and restricted cash	$3,736
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Baxter International Inc., through our subsidiaries (collectively, Baxter, we, our or us), provides a broad portfolio of essential healthcare products, including acute and chronic dialysis therapies; sterile intravenous (IV) solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and patients at home under physician supervision. Our global footprint and the critical nature of our products and services play a key role in expanding access to healthcare in emerging and developed countries. We operate in three segments: Americas, EMEA and APAC, which are described in Note 16.
Risks and Uncertainties Related to COVID-19
Our global operations expose us to risks associated with public health crises and epidemics/pandemics, such as the novel strain of coronavirus (COVID-19). COVID-19 has had, and we expect will continue to have, an adverse impact on our operations, supply chains and distribution systems and has increased and we expect will continue to increase our expenses, including as a result of impacts associated with preventive and precautionary measures that we, other businesses and governments are taking. These measures have led to unprecedented restrictions on, disruptions in, and other related impacts on businesses and personal activities. In addition to travel restrictions put in place in early 2020, governments have closed borders, imposed prolonged quarantines and may continue those measures or implement other restrictions and requirements in light of the continuing spread of the pandemic. We expect that these evolving restrictions and requirements, as well as the corresponding need to adapt to new methods of conducting business remotely, will continue to have an adverse effect on our business.
Use of Estimates
The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (U.S. GAAP) requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.
Basis of Presentation
The consolidated financial statements include the accounts of Baxter and our majority-owned subsidiaries that we control, after elimination of intra-company transactions. Certain reclassifications have been made to conform the prior period consolidated financial statements to the current period presentation.
On February 14, 2020, we completed the acquisition of the product rights to Seprafilm Adhesion Barrier (Seprafilm) from Sanofi for approximately $342 million in cash. Beginning February 14, 2020, our financial statements include the assets, liabilities and operating results of Seprafilm. Refer to Note 2 for additional information.
On October 25, 2019, we acquired 100 percent of Cheetah Medical, Inc. (Cheetah) for total cash consideration of $188 million, net of cash acquired, with the potential for additional cash consideration, up to $40 million, based on clinical and commercial milestones for which the acquisition date fair value was $18 million. Beginning October 25, 2019, our financial statements include the assets, liabilities and operating results of Cheetah. Refer to Note 2 for additional information.
On November 18, 2018, we acquired a controlling financial interest in our joint venture in Saudi Arabia. The acquisition allows us to increase manufacturing output and utilize the facilities for additional capacity for certain products in the region. Beginning November 18, 2018, we consolidated the financial statements of the joint venture with our consolidated financial statements. Refer to Note 2 for additional information.
On March 16, 2018, we acquired two hemostat and sealant products from Mallinckrodt plc: Recothrom Thrombin topical (Recombinant) and Preveleak Surgical Sealant for total consideration of $184 million.  Beginning March 16,

2018, our financial statements include the assets, liabilities and operating results of Recothrom and Preveleak.  Refer to Note 2 for additional information.
Revenue Recognition
Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods or providing services. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the contract. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Some of our contracts have multiple performance obligations. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract. Our global payment terms are typically between 30-90 days.
The majority of our performance obligations are satisfied at a point in time. This includes sales of our broad portfolio of essential healthcare products across our geographic segments, including acute and chronic dialysis therapies; sterile IV solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products. For a majority of these sales, our performance obligation is satisfied upon delivery to the customer. Shipping and handling activities are considered to be fulfillment activities and are not considered to be a separate performance obligation.
To a lesser extent, in all of our segments, we enter into other types of contracts, including contract manufacturing arrangements, equipment leases, and certain subscription software and licensing arrangements. We recognize revenue for these arrangements over time or at a point in time depending on our evaluation of when the customer obtains control of the promised goods or services. Revenue is recognized over time when we are creating or enhancing an asset that the customer controls as the asset is created or enhanced or when our performance does not create an asset with an alternative use and we have an enforceable right to payment for performance completed.
As of December 31, 2020, we had $7.6 billion of transaction price allocated to remaining performance obligations related to executed contracts with an original duration of one year or more, which are primarily included in the Americas segment. Some contracts in the United States included in this amount contain index-dependent price increases, which are not known at this time. We expect to recognize approximately 35% of this amount as revenue in 2021, 25% in 2022, 20% in 2023, 10% in each of 2024 and 2025, and the remaining balance thereafter.
Significant Judgments
Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration primarily related to rebates and wholesaler chargebacks. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are included in accounts receivable, net and accounts payable and accrued liabilities on the consolidated balance sheets. Management's estimates take into consideration historical experience, current contractual and statutory requirements, specific known market events and trends, industry data, and forecasted customer buying and payment patterns. Overall, these reserves reflect our best estimates of the amount of consideration to which we are entitled based on the terms of the contract using the expected value method. The amount of variable consideration included in the net sales price is limited to the amount that is probable not to result in a significant reversal in the amount of the cumulative revenue recognized in a future period. Revenue recognized in the years ended December 31, 2020, 2019 and 2018 related to performance obligations satisfied in prior periods was not material. Additionally, our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately and determining the allocation of the transaction price may require significant judgment.
Contract Balances
The timing of revenue recognition, billings and cash collections results in the recognition of trade accounts receivable, unbilled receivables, contract assets, and customer advances and deposits (contract liabilities) on our consolidated balance sheets. Net trade accounts receivable was $1.7 billion and $1.8 billion as of December 31, 2020 and 2019, respectively.
For contract manufacturing arrangements, revenue is primarily recognized throughout the production cycle, which typically lasts up to 90 days, resulting in the recognition of contract assets until the related services are completed and the customers are billed. Additionally, for arrangements containing a performance obligation to deliver software that can be used with medical devices, we recognize revenue upon delivery of the software, which results in the recognition of contract assets when customers are billed over time, generally over one to five years. For bundled contracts involving equipment delivered up-front and consumable medical products to be delivered over time, total contract revenue is allocated between the equipment and consumable medical products. In certain of those arrangements, a contract asset is created for the difference between the amount of equipment revenue recognized upon delivery and the amount of consideration initially receivable from the customer. In those arrangements, the contract asset becomes a trade account receivable as consumable medical products are provided and billed, generally over one to seven years.
The following table summarizes our contract assets:

as of December 31 (in millions)	2020	2019
Contract manufacturing services	$47	$36
Software sales	40	43
Bundled equipment and consumable medical products contracts	47	52
Contract assets	$134	$131
The following table summarizes the classification of contract assets and contract liabilities as reported in the consolidated balance sheet:

as of December 31 (in millions)	2020	2019
Accounts receivable, net	$70	$63
Other non-current assets	64	68
Contract assets	$134	$131

Accounts payable and accrued liabilities	$32	$—
Other non-current liabilities	34	12
Contract liabilities	$66	$12

In 2020, 2019 and 2018, the amount of revenue recognized that was included in contract liabilities as of December 31, 2019, 2018 and 2017 was not significant.
Practical Expedients
We apply a practical expedient to expense as incurred costs to obtain a contract with a customer when the amortization period would have been one year or less. We do not disclose the value of the transaction price that is allocated to unsatisfied performance obligations for contracts with an original expected length of one year or less. We have elected to use the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if it is expected, at contract inception, that the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Additionally, all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer are excluded from revenue.

Disaggregation of Net Sales
Beginning in the first quarter of 2021, our product category net sales disclosures (previously referred to as global business units (GBUs)) separately present net sales from our BioPharma Solutions business, which was previously included within Other. Concurrent with that disaggregation of net sales from our BioPharma Solutions business, we have also allocated certain previously unallocated sales deductions from Other to various categories, primarily based on their respective net sales. Net sales for 2020, 2019 and 2018 have been recast to conform to this presentation.
The following tables disaggregate our net sales from contracts with customers by product category between the U.S. and international:

	2020			2019			2018
years ended December 31 (in millions)	U.S.	International	Total	U.S.	International	Total	U.S.	International	Total
Renal Care[1]	$848	$2,909	$3,757	$791	$2,848	$3,639	$816	$2,835	$3,651
Medication Delivery[2]	1,738	953	2,691	1,762	977	2,739	1,652	974	2,626
Pharmaceuticals[3]	849	1,249	2,098	904	1,215	2,119	976	1,091	2,067
Clinical Nutrition[4]	330	580	910	308	552	860	313	554	867
Advanced Surgery[5]	516	370	886	533	342	875	465	332	797
Acute Therapies[6]	286	454	740	184	351	535	174	341	515
BioPharma Solutions[7]	234	252	486	257	212	469	244	205	449
Other[8]	77	28	105	87	39	126	83	44	127
Total Baxter	$4,878	$6,795	$11,673	$4,826	$6,536	$11,362	$4,723	$6,376	$11,099
1    Renal Care includes sales of our peritoneal dialysis (PD), hemodialysis (HD) and additional dialysis therapies and services.
2    Medication Delivery includes sales of our IV therapies, infusion pumps, administration sets and drug reconstitution devices.
3    Pharmaceuticals includes sales of our premixed and oncology drug platforms, inhaled anesthesia and critical care products and pharmacy compounding services.
4    Clinical Nutrition includes sales of our parenteral nutrition (PN) therapies and related products.
5    Advanced Surgery includes sales of our biological products and medical devices used in surgical procedures for hemostasis, tissue sealing and adhesion prevention.
6    Acute Therapies includes sales of our continuous renal replacement therapies (CRRT) and other organ support therapies focused in the intensive care unit (ICU).
7    BioPharma Solutions includes sales of contracted services we provide to various pharmaceutical and biopharmaceutical companies.
8    Other includes sales of miscellaneous product and service offerings.
Accounts Receivable and Allowance for Doubtful Accounts
In the normal course of business, we provide credit to our customers, perform credit evaluations of these customers and maintain reserves for potential credit losses. In determining the amount of the allowance for doubtful accounts, we consider, among other items, historical credit losses, the past-due status of receivables, payment histories, other customer-specific information, current economic conditions and reasonable and supportable future forecasts. Receivables are written off when we determine they are uncollectible.

The following table summarizes the allowance for doubtful accounts.

years ended December 31 (in millions)	2020	2019
Balance at beginning of period	$112	$110
Adoption of new accounting standard	4	—
Charged to costs and expenses	11	12
Write-offs	(4)	(8)
Currency translation adjustments	2	(2)
Balance at end of period	$125	$112

Shipping and Handling Costs
Shipping costs, which are costs incurred to physically move product from our premises to the customer’s premises, are classified as selling, general and administrative (SG&A) expenses. Handling costs, which are costs incurred to store, move and prepare products for shipment, are classified as cost of sales. Approximately $325 million in 2020, $324 million in 2019 and $329 million in 2018 of shipping costs were classified in SG&A expenses.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents include cash, certificates of deposit and money market and other short-term funds with original maturities of three months or less. Restricted cash represents cash balances restricted as to withdrawal or use and are included in prepaid expenses and other current assets on the consolidated balance sheets.
Inventories
Inventories are stated at the lower of cost or net realizable value determined by the first-in, first-out method. We review inventories on hand at least quarterly and record provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value.
Property, Plant and Equipment, Net
Property, plant and equipment are stated at cost. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the related assets, which range from 20 to 50 years for buildings and improvements and from 3 to 15 years for machinery and equipment. Leasehold improvements are amortized over the life of the related facility lease (including any renewal periods, if appropriate) or the asset, whichever is shorter. We capitalize certain computer software and software development costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within machinery and equipment and are amortized on a straight-line basis over the estimated useful lives of the software, which generally range from three to five years.
Research and Development
Research and development (R&D) costs, including R&D acquired in transactions that are not business combinations, are expensed as incurred. Pre-regulatory approval contingent milestone obligations to counterparties in collaborative arrangements, which include acquired R&D, are expensed when the milestone is achieved. Contingent milestone payments made to such counterparties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangible assets, net.
Acquired in-process R&D (IPR&D) is the value assigned to technology or products under development acquired in a business combination which have not received regulatory approval and have no alternative future use. Acquired IPR&D is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition are expensed as incurred. Upon receipt of regulatory approval of the related technology or product, the indefinite-lived intangible asset is accounted for as a finite-lived intangible asset and amortized on a straight-line basis over the estimated economic life of the related technology or product, subject to annual impairment reviews as discussed below. If the R&D project is abandoned, the indefinite-lived asset is charged to expense.

Collaborative Arrangements
We enter into collaborative arrangements in the normal course of business. These collaborative arrangements take a number of forms and structures and are designed to enhance and expedite long-term sales and profitability growth. These arrangements may provide for us to obtain commercialization rights to a product under development, and require us to make upfront payments, contingent milestone payments, profit-sharing, and/or royalty payments. We may be responsible for ongoing costs associated with the arrangements, including R&D cost reimbursements to the counterparty. See the R&D section of this note regarding the accounting treatment of upfront and contingent milestone payments. Any royalty and profit-sharing payments during the commercialization phase are expensed as cost of sales when they become due and payable.
Restructuring Charges
We record liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. Employee termination costs are primarily recorded when actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period. Refer to the discussion below regarding the accounting for asset impairment charges.
Goodwill, Intangible Assets, and Other Long-Lived Assets
Goodwill is the excess of the purchase price over the fair value of acquired assets and liabilities in a business combination.  Goodwill is not amortized but is subject to an impairment review annually and whenever indicators of impairment exist. We have the option to assess goodwill for impairment by initially performing a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If we determine that it is not more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then the quantitative goodwill impairment test is not required to be performed. If we determine that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, or if we do not elect the option to perform an initial qualitative assessment, we perform a quantitative goodwill impairment test.  In the quantitative impairment test, we calculate the estimated fair value of the reporting unit. If the carrying amount of the reporting unit exceeds the estimated fair value, an impairment charge is recorded for the amount that its carrying amount, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit.
Indefinite-lived intangible assets, such as IPR&D acquired in business combinations and certain trademarks with indefinite lives, are subject to an impairment review annually and whenever indicators of impairment exist. We have the option to assess indefinite-lived intangible assets for impairment by first performing qualitative assessments to determine whether it is more-likely-than-not that the fair values of the indefinite-lived intangible assets are less than the carrying amounts. If we determine that it is more-likely-than-not that an indefinite-lived intangible asset is impaired, or if we elect not to perform an initial qualitative assessment, we then perform the quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying amount. If the carrying amount exceeds the fair value of the indefinite-lived intangible asset, we write the carrying amount down to the fair value.
We review the carrying amounts of long-lived assets, other than goodwill and intangible assets not subject to amortization, for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, we group assets and liabilities at the lowest level such that the identifiable cash flows relating to the group are largely independent of the cash flows of other assets and liabilities. We then compare the carrying amounts of the assets or asset groups with the related estimated undiscounted future cash flows. In the event impairment exists, an impairment charge is recorded as the amount by which the carrying amount of the asset or asset group exceeds the fair value.
Investments in Equity Securities

Our investments in marketable equity securities are classified as other non-current assets and are measured at fair value with gains and losses recognized in other (income) expense, net. We have elected to apply the measurement alternative to equity securities without readily determinable fair values. As such, our non-marketable equity securities are measured at cost, less any impairment, and are adjusted for changes in fair value resulting from observable transactions for identical or similar investments of the same issuer. Gains and losses on non-marketable equity securities are also recognized in other (income) expense, net. Noncontrolling investments in common stock or in-substance common stock are accounted for under the equity method if we have significant influence over the operating and financial policies of the investee.
Income Taxes
Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. We maintain valuation allowances unless it is more-likely-than-not that the deferred tax asset will be realized. With respect to uncertain tax positions, we determine whether the position is more-likely-than-not to be sustained upon examination based on the technical merits of the position. Any tax position that meets the more-likely-than-not recognition threshold is measured and recognized in the consolidated financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability relating to uncertain tax positions is classified as current in the consolidated balance sheets to the extent that we anticipate making a payment within one year. Interest and penalties associated with income taxes are classified in the income tax expense line in the consolidated statements of income.
Refer to the Recently Adopted Accounting Pronouncements section of this note and Note 12 for additional information related to the Tax Cuts and Jobs Act of 2017 (2017 Tax Act).
Foreign Currency Translation
Currency translation adjustments (CTA) related to foreign operations are included in other comprehensive income (OCI). For foreign operations in highly inflationary economies, translation gains and losses are included in other (income) expense, net, and were not material in 2020, 2019 and 2018.
Derivatives and Hedging Activities
All derivative instruments are recognized as either assets or liabilities at fair value in the consolidated balance sheets and are generally classified as short-term or long-term based on the scheduled maturity of the instrument. We designate certain of our derivatives and foreign-currency denominated debt as hedging instruments in cash flow, fair value or net investment hedges.
For each derivative instrument that is designated and effective as a cash flow hedge, the gain or loss on the derivative is recorded in accumulated other comprehensive income (AOCI) and then recognized in earnings consistent with the underlying hedged item. Option premiums or net premiums paid are initially recorded as assets and reclassified to OCI over the life of the option, and then recognized in earnings consistent with the underlying hedged item. Cash flow hedges are classified in cost of sales and interest expense, net, and are primarily related to forecasted third-party sales denominated in foreign currencies, forecasted intra-company sales denominated in foreign currencies and forecasted interest payments on anticipated issuances of debt, respectively.
For each derivative instrument that is designated and effective as a fair value hedge, the gain or loss on the derivative is recognized immediately to earnings, and offsets changes in fair value attributable to a particular risk, such as changes in interest rates, of the hedged item, which are also recognized in earnings. Fair value hedges are classified in interest expense, net, as they hedge the interest rate risk associated with certain of our fixed-rate debt.
We have designated our Euro-denominated senior notes as hedges of our net investment in our European operations and, as a result, mark to spot rate adjustments on the outstanding debt balances are recorded as a component of AOCI.
For derivative instruments that are not designated as hedges, the change in fair value is recorded directly to other (income) expense, net.
If it is determined that a derivative or nonderivative hedging instrument is no longer highly effective as a hedge, we discontinue hedge accounting prospectively. Gains or losses relating to terminations of effective cash flow hedges generally continue to be deferred and are recognized consistent with the loss or income recognition of the underlying hedged items. However, if it is probable that the hedged forecasted transactions will not occur, any gains or losses would be immediately reclassified from AOCI to earnings. If we terminate a fair value hedge, an amount equal to the cumulative fair value adjustment to the hedged item at the date of termination is amortized to earnings over the remaining term of the hedged item. If we remove a net investment hedge designation, any gains or losses recognized in AOCI are not reclassified to earnings until we sell, liquidate, or deconsolidate the foreign investments that were being hedged.
Cash flows related to the settlement of derivative instruments designated as net investment hedges of foreign operations are classified in the consolidated statements of cash flows within investing activities. Cash flows for all other derivatives, including those that are not designated as a hedge, are classified in the same line item as the cash flows of the related hedged item, which is generally within operating activities.
Refer to Note 14 for further information regarding our derivative and hedging activities.
New Accounting Standards
Recently adopted accounting pronouncements
As of January 1, 2020, we adopted Accounting Standards Update (ASU) No. 2016-13, Financial Instruments - Credit Losses, which requires the measurement of expected lifetime credit losses, rather than incurred losses, for financial instruments held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. We adopted this ASU using the modified retrospective approach. The impact of the adoption of this ASU was an increase to our allowance for doubtful accounts and a decrease to retained earnings of $4 million.
As of January 1, 2020, we adopted ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Our policies for capitalizing implementation costs incurred in a hosting arrangement were not impacted by this ASU. However, we have historically classified those capitalized costs within property, plant and equipment, net on our consolidated balance sheets and as capital expenditures on our consolidated statements of cash flows. Under the new ASU, those capitalized costs are presented as other non-current assets on our consolidated balance sheets and within operating cash flows on our consolidated statements of cash flows. We adopted this ASU on a prospective basis and capitalized $44 million of implementation costs related to hosting arrangements that are service contracts during the year ended December 31, 2020.
As of January 1, 2020, we adopted ASU No. 2017-04, Intangibles – Goodwill and Other, Simplifying the Test for Goodwill Impairment. This standard eliminates Step 2 of the goodwill impairment test and requires a goodwill impairment to be measured as the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of its goodwill. The adoption of this standard did not impact our consolidated financial statements.
As of January 1, 2020, we adopted ASU No. 2018-14, Compensation – Retirement Benefits – Defined Benefit Plans – General (Topic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. This ASU amends ASC 715 to remove certain disclosures, clarify certain existing disclosures and add additional disclosures. The adoption of this standard did not have a material impact on our consolidated financial statements.
As of January 1, 2019, we adopted ASU No. 2016-02, Leases (Topic 842). Under this guidance, lessees are required to recognize a right-of-use asset and a lease liability on the balance sheet for all operating leases, other than those that meet the definition of a short-term lease. We adopted Topic 842 using the modified retrospective method. We elected the following practical expedients when assessing the transition impact: i) not to reassess whether any expired or existing contracts as of the adoption date are or contain leases; ii) not to reassess the lease classification for any expired or existing leases as of the adoption date; and iii) not to reassess initial direct costs for any existing leases as of the adoption date. The adjustment to record operating lease right-of-use assets and operating lease liabilities was $502 million as of January 1, 2019. The impact to the consolidated statements of income was not material and there was no net impact to the consolidated statements of cash flows.
As of January 1, 2019, we adopted ASU No. 2018-02, Reclassification of Certain Tax Effects from AOCI. As a result of the enactment of the 2017 Tax Act, this guidance provides for a reclassification of certain tax effects from AOCI to retained earnings. The impact of the adoption of this standard was a $161 million increase to retained earnings.

As of January 1, 2018, we adopted ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory (ASU No. 2016-16) using the modified retrospective method. ASU No. 2016-16 generally accelerates the recognition of income tax consequences for intra-company asset transfers other than inventory. We recorded a $70 million reduction to retained earnings upon adoption of the standard on January 1, 2018 related to the unrecognized income tax effects of asset transfers that occurred prior to adoption. Net income increased $14 million for the year ended December 31, 2018 as a result of the adoption of the standard.
As of January 1, 2018, we adopted Topic 606, which amends the existing accounting standards for revenue recognition. ASU No. 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled to receive when products are transferred to customers. The primary impact of the new standard relates to our contract manufacturing operations and software arrangements. Certain contract manufacturing arrangements require revenue recognition over-time in situations in which we produce products that have no alternative use and we have an enforceable right to payment for performance completed to date, inclusive of a reasonable profit margin. This results in an acceleration of revenue recognition for certain contractual arrangements as compared to recognition under prior accounting literature. The new guidance also impacts our arrangements subject to previous software revenue recognition guidance, as we are required to recognize as revenue a significant portion of the contract consideration upon delivery of the software compared to the previous practice of recognizing the contract consideration ratably over time for certain arrangements. We adopted Topic 606 using the modified retrospective method. The adjustment upon adoption increased our opening balance of retained earnings by approximately $45 million, net of tax, on January 1, 2018. The impact to net sales as a result of the adoption was an increase of $7 million for the year ended December 31, 2018.  The impact to cost of sales was not material for the year ended December 31, 2018.
In December 2017, the SEC issued guidance for situations where the accounting for certain elements of the 2017 Tax Act could not be completed prior to the release of a company's financial statements. For specific elements of the 2017 Tax Act, we determined a reasonable estimate for certain effects and recorded that estimate as a provisional amount in 2017. The guidance provided a measurement period to allow a company to account for these specific elements, which began in the reporting period that included the enactment of the 2017 Tax Act and ended when we obtained, prepared and analyzed the information needed in order to complete its accounting assessments or one year, whichever occurred sooner. The resulting tax effects were to be recognized in the period the assessment was complete, and included in income tax expense, accompanied by appropriate disclosures.  The measurement period closed in 2018 and we recorded adjustments to reduce income tax expense by $207 million in 2018. Refer to Note 12 for additional information related to the 2017 Tax Act.
NOTE 2

ACQUISITIONS AND OTHER ARRANGEMENTS
Results of operations of acquired companies are included in our results of operations as of the respective acquisition dates. The purchase price of each acquisition is allocated to the net assets acquired based on estimates of their fair values at the date of the acquisition. Any purchase price in excess of these net assets is recorded as goodwill. The allocation of purchase price in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date.
Contingent consideration related to business combinations is recognized at its estimated fair value on the acquisition date. Subsequent changes to the fair value of those contingent consideration arrangements are recognized in earnings. Contingent consideration related to acquisitions may consist of development, regulatory and commercial milestone payments, and sales or earnings-based payments, and are valued using discounted cash flow techniques. The fair value of development, regulatory and commercial milestone payments reflects management’s expectations of the probability of payment, and increases or decreases as the probability of payment or expectation of timing or amount of payments changes. The fair value of sales-based payments is based upon probability-weighted future revenue estimates and increases or decreases as revenue estimates or expectation of timing or amount of payments changes.
Seprafilm Adhesion Barrier
On February 14, 2020, we completed the acquisition of the product rights to Seprafilm Adhesion Barrier (Seprafilm) from Sanofi for approximately $342 million in cash. Seprafilm is indicated for use in patients undergoing abdominal or pelvic laparotomy as an adjunct intended to reduce the incidence, extent and severity of postoperative adhesions between the abdominal wall and the underlying viscera such as omentum, small bowel, bladder, and stomach, and between the uterus and surrounding structures such as tubes and ovaries, large bowel, and bladder. We concluded that the acquired assets met the definition of a business and accounted for the transaction as a business combination using the acquisition method of accounting.
The following table summarizes the fair values of the assets acquired as of the acquisition date:

(in millions)
Assets acquired
Inventories	$18
Goodwill	28
Other intangible assets	296
Total assets acquired	$342
For the year ended December 31, 2020, the results of operations of the acquired business have been included in our consolidated statement of income since the date the business was acquired. The acquisition contributed $94 million of net sales and $18 million of pretax income for the year ended December 31, 2020. Acquisition and integration costs, primarily incremental cost of sales relating to inventory fair value step-ups, associated with the acquisition were $15 million for the year ended December 31, 2020.
We allocated $286 million and $10 million of the total consideration to the Seprafilm developed product rights and customer relationships with useful lives of 10 and 7 years, respectively. The fair values of the intangible assets were determined using the income approach. The discount rates used to measure the developed product rights and customer relationship intangible assets were 14.8% and 11.0%, respectively. We consider the fair values of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions we used in establishing the estimated fair values.
The goodwill, which is deductible for tax purposes, includes the value of the overall strategic benefits provided to our product portfolio of hemostats and sealants and is included in the Americas and APAC segments.
Cheetah Medical, Inc.
On October 25, 2019, we acquired 100 percent of Cheetah Medical, Inc. (Cheetah), a leading provider of hemodynamic monitoring technologies, for total upfront cash consideration of $195 million, net of cash acquired, with the potential for additional cash consideration, up to $40 million, based on clinical and commercial milestones for which the acquisition date fair value was $18 million. In 2020, we received $7 million from the sellers as a result of an acquisition price adjustment in accordance with the acquisition agreement. Additionally, we recorded measurement period adjustments in 2020 to decrease the net deferred tax liabilities acquired by $20 million. The measurement period adjustments reduced goodwill and did not impact our results of operations. The fair value of the potential contingent consideration payments was estimated by applying a probability-weighted expected payment model for the clinical milestone and a Monte Carlo simulation model for the commercial milestone, which were then discounted to present value. The fair value measurements were based on Level 3 inputs.
The following table summarizes the fair value of consideration transferred:

(in millions)
Cash consideration transferred	$190
Contingent consideration	18
Total consideration	$208

The following table summarizes the fair values of the assets acquired and liabilities assumed as of the acquisition date:

(in millions)
Assets acquired and liabilities assumed
Cash	$2
Accounts receivable, net	3
Inventories	1
Prepaid expenses and other current assets	1
Property, plant and equipment	1
Goodwill	84
Other intangible assets	131
Operating lease right-of-use assets	1
Accounts payable and accrued liabilities	(4)
Other non-current liabilities	(12)
Total assets acquired and liabilities assumed	$208
The results of operations of the acquired business have been included in our consolidated statement of income since the date the business was acquired and were not significant. Acquisition and integration costs associated with the acquisition were $5 million and $3 million in 2020 and 2019, respectively.
We allocated $123 million of the total consideration to the developed product rights with a weighted-average useful life of 15 years and $8 million to customer relationships with a useful life of 13 years. The fair values of the intangible assets were determined using the income approach. The discount rates used to measure the intangible assets were 11.0% for developed product rights and 10.0% for customer relationships. We consider the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the estimated fair values.
The goodwill, which is not deductible for tax purposes, includes the value of potential future technologies as well as the overall strategic benefits provided to our product portfolio and is included primarily in the Americas segment.
Recothrom and Preveleak
On March 16, 2018, we acquired two hemostat and sealant products from Mallinckrodt plc: Recothrom Thrombin topical (Recombinant), the first and only stand-alone recombinant thrombin, and Preveleak Surgical Sealant, which is used in vascular reconstruction. We concluded that the acquired assets met the definition of a business and accounted for the transaction as a business combination using the acquisition method of accounting. The purchase price included an upfront payment of approximately $163 million in 2018. In addition, the purchase price included new and assumed contingent payments in the future related to inventory and technology transfer milestones and net revenue royalty payments with an estimated fair value of $21 million as of the acquisition date. The maximum aggregate amounts payable for the inventory and technology transfer and net revenue royalties were $7 million, $15 million and $143 million, respectively. The fair value of the potential contingent consideration payments was estimated by applying a probability-weighted expected payment model for the inventory and technology transfer payments and a Monte Carlo simulation model for contingent royalty payments, which were then discounted to present value.
The following table summarizes the fair value of consideration transferred:

(in millions)
Cash consideration transferred	$163
Contingent consideration	21
Total consideration	$184

The following table summarizes the fair value of the assets acquired as of the acquisition date:

(in millions)
Assets acquired
Accounts receivable, net	$2
Inventory	80
Goodwill	2
Other intangible assets	100
Total assets acquired	$184
The results of operations of the acquired business have been included in our consolidated statement of income since the date the business was acquired. The Recothrom and Preveleak acquisitions contributed $80 million and $52 million of net sales for the years ended December 31, 2019 and 2018, respectively. Acquisition and integration costs, including incremental cost of sales relating to inventory fair value step-ups, associated with the acquisition were $20 million and $17 million, respectively, in 2019 and 2018.
We allocated $100 million of the total consideration to the Recothrom and Preveleak developed product rights with a weighted-average useful life of 10 years. The fair value of the intangible assets was determined using the income approach. The discount rates used to measure the Recothrom and Preveleak intangible assets were 12.5% and 13.0%, respectively. We consider the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the estimated fair values.
The goodwill, which is deductible for tax purposes, includes the value of potential future technologies as well as the overall strategic benefits provided to our surgical portfolio of hemostats and sealants, and is included in the Americas segment.
Saudi Arabia Joint Venture
In November 2018, we acquired additional equity to obtain a 51% controlling financial interest of our joint venture in Saudi Arabia that was previously accounted for under the equity method of accounting. The acquisition allows us to increase manufacturing output and utilize the facilities for additional capacity for certain products in the region. Beginning in the fourth quarter of 2018, we consolidated the financial statements of the joint venture with our consolidated financial statements. The results of operations of the joint venture have been included in our consolidated statement of income since the date the business was acquired and were not significant.
The guidance on accounting for business combinations requires that an acquirer remeasure its previously held equity interest in an acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings. Thus, in connection with the acquisition, the carrying amount of our previously held equity interest in the joint venture was remeasured to fair value at the acquisition date, resulting in a gain in the fourth quarter of 2018 of $24 million, which was included in other (income) expense, net in the consolidated statement of income. The fair value of the equity interest on the acquisition date was $39 million and we consider the fair value to be a Level 3 measurement due to the significant estimates and assumptions used by management in establishing the estimated fair value.
The following table summarizes the fair value of consideration transferred:

(in millions)
Consideration transferred
Cash	$2
Fair value of equity investment	39
Noncontrolling interest	39
Total consideration transferred	$80

The following table summarizes the fair value of assets acquired and liabilities assumed as of the acquisition date:

(in millions)
Assets acquired and liabilities assumed
Cash	$4
Accounts receivable, net	25
Inventories	8
Property, plant and equipment	12
Goodwill	17
Other intangible assets	40
Other non-current assets	2
Short-term debt	(4)
Accounts payable and accrued liabilities	(16)
Other non-current liabilities	(8)
Total assets acquired and liabilities assumed	$80
The goodwill, which is not deductible for tax purposes, includes the value to create a more fully integrated supply chain and go-to-market business model and is included in the EMEA segment.
In connection with the acquisition, we reacquired certain license rights which had provided the joint venture with the exclusive and perpetual rights to manufacture and distribute our products for sale in specified territories. Reacquired license rights with fair values totaling $10 million were assigned a useful life of 12 years. Other amortizable intangible assets consist of customer relationships and have a weighted-average estimated useful life of 10 years.  The intangible assets were valued using the income approach. The discount rates used to measure the reacquired rights and customer relationship intangible assets were 13.0% and 14.0%, respectively. We consider the fair value of each of the acquired intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the estimated fair values.
The fair value of the 49% noncontrolling interest in the joint venture is estimated to be $39 million. The fair value of the noncontrolling interest was estimated using the income approach applied to the projected cash flows of the joint venture. As the joint venture is a private company, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement.
Claris Injectables Limited
On July 27, 2017, we acquired 100 percent of Claris Injectables Limited (Claris), a wholly owned subsidiary of Claris Lifesciences Limited, for total cash consideration of approximately $629 million, net of cash acquired. Through the acquisition, we added capabilities in production of essential generic injectable medicines, such as anesthesia and analgesics, renal, anti-infectives and critical care in a variety of presentations including bags, vials and ampoules.
In the first quarter of 2018, we settled certain claims with Claris Lifesciences Limited related to the acquired operations and terminated a development agreement with Dorizoe Lifesciences Limited. As a result, we received cash of $73 million in February 2018 and were released from an accrued liability to Claris Lifesciences Limited of $7 million. The total of $80 million is reflected as a benefit within other operating income, net in the 2018 consolidated statement of income.
Other Business Combinations
Total consideration transferred for other acquisitions totaled $18 million, $10 million and $36 million in 2020, 2019 and 2018, respectively, and primarily resulted in the recognition of goodwill and other intangible assets. These acquisitions did not materially affect our results of operations.
We have not presented pro forma financial information for any of the 2020, 2019 or 2018 acquisitions because their results are not material to our consolidated financial statements.

Other Business Development Activities
Transderm Scop
In February 2021, we agreed to acquire the rights to Transderm Scop from subsidiaries of GlaxoSmithKline for an upfront purchase price of $55 million plus the cost of acquired inventory and the potential for additional cash consideration of $30 million based upon a successful technology transfer by a specified date. We currently sell this product under a distribution license to the U.S. institutional market. Transderm Scop is indicated for post-operative nausea and vomiting in the U.S. and motion sickness in European markets. We expect the transaction to close late in the first quarter or early in the second quarter of 2021, subject to the satisfaction of closing conditions.
Caelyx and Doxil
In December 2020, we agreed to acquire the rights to Caelyx and Doxil, the branded versions of liposomal doxorubicin, from a subsidiary of Johnson & Johnson for specified territories outside of the U.S. for $325 million. We previously acquired the U.S. rights to this product in 2019. Liposomal doxorubicin is a chemotherapy medicine used to treat various types of cancer. We expect the transaction to close late in the first quarter or early in the second quarter of 2021, subject to the satisfaction of regulatory approvals and other closing conditions.
Celerity Pharmaceuticals, LLC
In September 2013, we entered into an agreement with Celerity Pharmaceutical, LLC (Celerity) to develop certain acute care generic injectable premix and oncolytic products through regulatory approval. We transferred our rights in these products to Celerity and Celerity assumed ownership and responsibility for development of the products. We are obligated to purchase the individual product rights from Celerity if the products obtain regulatory approval. We did not purchase any product rights from Celerity in 2020. In 2019 and 2018, we paid $86 million and $72 million, respectively, to acquire the rights to various products that have received regulatory approval. The payment in 2018 for one of the products was based on tentative approval from the U.S. Food and Drug Administration (FDA). Full approval from FDA was received in the third quarter of 2018. We capitalized the purchase prices of products that were purchased upon regulatory approval as intangible assets and are amortizing the assets over their estimated useful lives of 12 years. As of December 31, 2020, our contingent future payments total up to $77 million upon Celerity’s achievement of specified regulatory approvals. In December 2020, we entered into an agreement with a third party to divest one of the products that is currently being developed by Celerity if that product receives regulatory approval in the U.S. and/or European Union. If regulatory approval is obtained, we would incur a loss ranging from $30 million to $60 million for the difference between our purchase price and the divestiture proceeds in connection with that transaction.

Other Asset Acquisitions
During 2020, we acquired the rights to multiple products for $73 million. The purchase prices were capitalized as developed-technology intangible assets and are being amortized over a weighted-average estimated useful life of 11 years.
During 2020, we also entered into distribution license arrangements for multiple products that have not yet obtained regulatory approval for upfront cash payments of $22 million. The cash paid was treated as R&D expenses on our consolidated statement of income. We could make additional payments of up to $44 million upon the achievement of certain development, regulatory or commercial milestones.
During 2019, we acquired the rights to multiple products for an aggregate purchase price of $80 million. The purchase prices were capitalized primarily as developed-technology intangible assets and are being amortized over a weighted-average useful of 10 years.
Other
In addition to the significant arrangements described above, we have entered into several other collaborative arrangements. We could make additional payments of up to $25 million upon the achievement of certain development and regulatory milestones, in addition to future payments related to contingent commercialization milestones, profit-sharing and royalties.
NOTE 3

SUPPLEMENTAL FINANCIAL INFORMATION

Inventories

as of December 31 (in millions)	2020	2019
Raw materials	$460	$377
Work in process	196	185
Finished goods	1,260	1,091
Inventories	$1,916	$1,653
Prepaid Expenses and Other Current Assets

as of December 31 (in millions)	2020	2019
Prepaid value added taxes	$163	$140
Prepaid income taxes	183	164
Other	342	315
Prepaid expenses and other current assets	$688	$619
Property, Plant and Equipment, Net

as of December 31 (in millions)	2020	2019
Land and land improvements	$166	$148
Buildings and leasehold improvements	1,849	1,761
Machinery and equipment	6,884	6,671
Equipment with customers	1,671	1,489
Construction in progress	701	591
Total property, plant and equipment (PP&E), at cost	11,271	10,660
Accumulated depreciation	(6,549)	(6,148)
PP&E, net	$4,722	$4,512
Depreciation expense was $601 million in 2020, $606 million in 2019 and $602 million in 2018.
Other Non-Current Assets

as of December 31 (in millions)	2020	2019
Deferred tax assets	$748	$621
Non-current receivables, net	158	163
Contract assets	64	68
Capitalized implementation costs in hosting arrangements	68	—
Pension and other postretirement benefits	155	77
Investments	135	76
Other	67	64
Other non-current assets	$1,395	$1,069

Accounts Payable and Accrued Liabilities

as of December 31 (in millions)	2020	2019
Accounts payable	$1,043	$892
Common stock dividends payable	125	111
Employee compensation and withholdings	415	456
Property, payroll and certain other taxes	148	113
Restructuring liabilities	92	83
Accrued rebates	239	208
Operating lease liabilities	111	101
Income taxes payable	135	85
Pension and other postretirement benefits	48	45
Other	571	595
Accounts payable and accrued liabilities	$2,927	$2,689
Other Non-Current Liabilities

as of December 31 (in millions)	2020	2019
Pension and other postretirement benefits	$1,214	$1,260
Deferred tax liabilities	143	192
Long-term tax liabilities	84	81
Interest rate contracts	—	52
Litigation and environmental reserves	29	30
Restructuring liabilities	21	9
Other	182	108
Other non-current liabilities	$1,673	$1,732
Interest Expense, net

years ended December 31 (in millions)	2020	2019	2018
Interest costs	$162	$120	$105
Interest costs capitalized	(9)	(9)	(12)
Interest expense	153	111	93
Interest income	(19)	(40)	(48)
Interest expense, net	$134	$71	$45
Other (Income) Expense, net

years ended December 31 (in millions)	2020	2019	2018
Foreign exchange losses (gains), net	$49	$37	$(14)
Investment gains	(13)	(1)	(3)
Saudi Arabia joint venture gain	—	—	(24)
Loss on debt extinguishment	110	—	—
Pension settlements	46	755	1
Pension and other postretirement benefit plans	(3)	(53)	(49)
Other, net	1	(7)	11
Other (income) expense, net	$190	$731	$(78)

Supplemental Cash Flow Information
Non-Cash Investing Activities
Purchases of property, plant and equipment included in accounts payable and accrued liabilities as of December 31, 2020, 2019 and 2018 was $102 million, $87 million and $97 million, respectively.
Other Supplemental Information

year ended December 31 (in millions)	2020	2019	2018
Interest paid, net of portion capitalized	$137	$103	$94
Income taxes paid	$249	$294	$301

NOTE 4

GOODWILL AND OTHER INTANGIBLE ASSETS, NET
Goodwill
The following table is a summary of the activity in goodwill by segment.

(in millions)	Americas	EMEA	APAC	Total
December 31, 2018	$2,386	$393	$223	$3,002
Additions	101	10	—	111
Acquisition accounting adjustments	(2)	(5)	—	(7)
Currency translation	(57)	(13)	(6)	(76)
December 31, 2019	$2,428	$385	$217	$3,030
Additions	26	1	7	34
Acquisition accounting adjustments	(45)	(6)	(2)	(53)
Currency translation	165	26	15	206
December 31, 2020	$2,574	$406	$237	$3,217
As of December 31, 2020, there were no reductions in goodwill relating to impairment losses.
Other Intangible Assets, Net
The following table is a summary of our other intangible assets.

(in millions)	Developed technology, including patents	Other amortized intangible assets	Indefinite-lived intangible assets	Total
December 31, 2020
Gross other intangible assets	$2,713	$495	$169	$3,377
Accumulated amortization	(1,374)	(332)	—	$(1,706)
Other intangible assets, net	$1,339	$163	$169	$1,671
December 31, 2019
Gross other intangible assets	$2,309	$464	$173	$2,946
Accumulated amortization	(1,190)	(285)	—	$(1,475)
Other intangible assets, net	$1,119	$179	$173	$1,471
Intangible asset amortization expense was $222 million in 2020, $183 million in 2019, and $169 million in 2018. The anticipated annual amortization expense for definite-lived intangible assets recorded as of December 31, 2020 is $231 million in 2021, $227 million in 2022, $212 million in 2023, $189 million in 2024 and $155 million in 2025.
In the second quarters of 2020 and 2019, we recognized impairment charges of $17 million and $31 million, respectively, related to developed-technology intangible assets due to declines in market expectations for the related products. The fair values of the intangible assets were measured using a discounted cash flow approach and the charges are classified within cost of sales in the accompanying consolidated statements of income for the years ended December 31, 2020 and December 31, 2019. We consider the fair values of the assets to be Level 3 measurements due to the significant estimates and assumptions we used in establishing the estimated fair values.
NOTE 5

DEBT AND CREDIT FACILITIES
Debt Outstanding
At December 31, 2020 and 2019, we had the following debt outstanding:

as of December 31 (in millions)	Effective interest rate in 2020¹	2020[1]	2019[1]
Variable-rate loan due 2020	1.0%	$—	$313
1.7% notes due 2021	1.9%	400	398
2.4% notes due 2022	2.5%	203	203
0.40% notes due 2024	0.6%	915	834
1.3% notes due in 2025	1.4%	734	669
2.6% notes due 2026	2.7%	746	746
7.65% debentures due 2027	7.7%	5	5
6.625% debentures due 2028	5.6%	97	98
1.3% notes due 2029	1.4%	912	830
3.95% notes due 2030	4.0%	495	—
1.73% notes due 2031	3.2%	644	—
6.25% notes due 2037	6.3%	265	265
3.65% notes due 2042	3.7%	6	6
4.5% notes due 2043	4.6%	256	255
3.5% notes due 2046	3.6%	440	440
Finance leases and other	9.2%	74	62
Total debt		6,192	5,124
Current portion		(406)	(315)
Long-term portion		$5,786	$4,809
1Book values include any discounts, premiums and adjustments related to hedging instruments and effective interest rates reflect amortization of those items.
Significant Debt Activity
In May 2019, we issued €750 million of 0.40% senior notes due May 2024 and €750 million of 1.3% senior notes due May 2029. We have designated these debt instruments as net investment hedges of our European operations. Refer to Note 14 for additional information.
In March 2020, we issued $750 million of 3.75% senior notes due in October 2025 and $500 million of 3.95% senior notes due in April 2030 (collectively, the March 2020 senior notes). Pursuant to a registration rights agreement (the March 2020 Registration Rights Agreement) with the initial purchasers of the March 2020 senior notes, we agreed to use our commercially reasonable efforts to file a registration statement with respect to a registered offer to exchange the March 2020 senior notes for new notes with terms substantially identical in all material respects to the March 2020 senior notes and to have such registration statement declared effective under the U.S. Securities Act of 1933. If we fail to have such registration statement declared effective by September 17, 2021 (a registration default), the annual interest rate on the March 2020 senior notes would increase by 0.25% for the 90-day period immediately following such registration default and by an additional 0.25% thereafter. The maximum additional interest rate is 0.50% per annum and if a registration default is corrected, the March 2020 senior notes would revert to the original interest rates. The payment of additional interest is the sole remedy for the holders of the March 2020 senior notes in the event of a registration default.
In October 2020, we repaid $322 million of variable-rate loans that matured in 2020.

In November 2020, we issued $650 million of 1.73% senior notes due in April 2031 (the November 2020 senior notes). Pursuant to a registration rights agreement (the November 2020 Registration Rights Agreement) with the initial purchasers of the November 2020 senior notes, we agreed to use our commercially reasonable efforts to file a registration statement with respect to a registered offer to exchange the November 2020 senior notes for new notes with terms substantially identical in all material respects to the November 2020 senior notes and to have such registration statement declared effective under the U.S. Securities Act of 1933. If we fail to have such registration statement declared effective by April 26, 2022 (a registration default), the annual interest rate on the November 2020 senior notes would increase by 0.25% for the 90-day period immediately following such registration default and by an additional 0.25% thereafter. The maximum additional interest rate is 0.50% per annum and if a registration default is corrected, the November 2020 senior notes would revert to the original interest rates. The payment of additional interest is the sole remedy for the holders of the November 2020 senior notes in the event of a registration default.

We used the proceeds from the November 2020 senior notes, along with cash on hand, to redeem the $750 million of 3.75% senior notes due in October 2025 that were issued in March 2020. In connection with the redemption of the $750 million of 3.75% senior notes due in October 2025, including the payment of a $104 million make-whole premium to the debt holders, we recognized a pre-tax loss of $110 million from the early extinguishment of the debt, which is included in other (income) expense, net in 2020.
Credit Facilities
In December 2019, we entered into new U.S. and Euro-denominated credit facilities. Our U.S. dollar-denominated revolving credit facility has a capacity of $2.0 billion and our Euro-denominated revolving credit facility has a capacity of approximately €200 million. Each of the facilities matures in 2024. As of December 31, 2020, we had no borrowings outstanding under our U.S. dollar-denominated or Euro-denominated credit facilities. As of December 31, 2019, we had €200 million ($224 million) outstanding under our Euro-denominated facility at a 0.91% interest rate and no borrowings outstanding under our U.S. dollar-denominated credit facility. The facilities enable us to borrow funds on an unsecured basis at variable interest rates, and contain various covenants, including a maximum net leverage ratio. Fees under the credit facilities are 0.09% annually as of December 31, 2020 and are based on our credit ratings and the total capacity of the facility.
We also maintain other credit arrangements, which totaled approximately $200 million as of December 31, 2020 and 2019, respectively. There were no amounts outstanding under these arrangements as of December 31, 2020 and there was $2 million outstanding as of December 31, 2019.
As of December 31, 2020, we were in compliance with the financial covenants in these agreements. The non-performance of any financial institution supporting any of the credit facilities would reduce the maximum capacity of these facilities by each institution’s respective commitment.
Future Debt Maturities

as of and for the years ended December 31 (in millions)	Debt maturities
2021	$406
2022	208
2023	4
2024	924
2025	740
Thereafter	3,951
Total obligations and commitments	6,233
Discounts, premiums, and adjustments relating to hedging instruments	(41)
Total debt	$6,192

NOTE 6

LEASES

Lessee Activity
We have entered into operating and finance leases primarily for office, manufacturing, warehouse and R&D facilities, vehicles and equipment. Our leases have remaining terms from 1 to 42 years and some of those leases include options that provide us with the ability to extend the lease term for periods ranging from 1 to 16 years. Such options are included in the lease term when it is reasonably certain that the option will be exercised.
Certain of our leases include provisions for variable lease payments which are based on, but not limited to, maintenance, insurance, taxes, index escalations and usage-based amounts. For all asset classes, we have elected to apply a practical expedient to account for other services within lease contracts as components of the lease. We also have elected to apply a practical expedient for short-term leases whereby we do not recognize a lease liability and right-of-use asset for leases with a term of less than 12 months.
We classify our leases as operating or finance at the lease commencement date. Finance leases are generally those leases for which we will pay substantially all of the underlying asset’s fair value or will use the asset for all or a major part of its economic life, including circumstances in which we will ultimately own the asset. All other leases are operating leases. For finance leases, we recognize interest expense using the effective interest method and we recognize amortization expense on the right-of-use asset over the shorter of the lease term or the useful life of the asset. For operating leases, we recognize lease cost on a straight-line basis over the term of the lease.
Lease liabilities and right-of-use assets are recognized at the lease commencement date based on the present value of minimum lease payments over the lease term. We determine the present value of payments under a lease based on our incremental borrowing rate as of the lease commencement date. The incremental borrowing rate is equal to the rate of interest that we would have to pay to borrow on a collateralized basis over a similar term in an amount equal to the lease payments in a similar economic environment. For operating leases that commenced prior to our adoption of Topic 842, we measured the lease liabilities and right-of-use assets using our incremental borrowing rate as of January 1, 2019.
The components of lease cost for the years ended December 31, 2020 and 2019 were:

(in millions)	2020	2019
Operating lease cost	$115	$121
Finance lease cost
Amortization of right-of-use assets	5	5
Interest on lease liabilities	5	5
Variable lease cost	54	89
Lease cost	$179	$220
For the year ended December 31, 2018, rent expense was $152 million.
The following table contains supplemental cash flow information related to leases for the years ended December 31, 2020 and 2019:

(in millions)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$127	$119
Operating cash flows from finance leases	4	4
Financing cash flows from finance leases	4	4

Right-of-use operating lease assets obtained in exchange for lease obligations	67	207
Right-of-use finance lease assets obtained in exchange for lease obligations	8	—

We have entered into lease agreements with aggregate future payments of $46 million for leases that have not yet commenced as of December 31, 2020. Supplemental balance sheet information related to leases as of December 31, 2020 and 2019 include:

(in millions)	December 31, 2020	December 31, 2019
Operating leases
Operating lease right-of-use assets	$603	$608

Accounts payable and accrued liabilities	$111	$101
Operating lease liabilities	501	510
Total operating lease liabilities	$612	$611

Finance leases
Property, plant and equipment, at cost	$76	$63
Accumulated depreciation	(28)	(19)
Property, plant and equipment, net	$48	$44

Current maturities of long-term debt and finance lease obligations	$1	$—
Long-term debt and finance lease obligations	64	54
Total finance lease liabilities	$65	$54
Lease term and discount rates as of December 31, 2020 and 2019 were:

	December 31, 2020	December 31, 2019
Weighted-average remaining lease term (years)
Operating leases	9	10
Finance leases	13	15
Weighted-average discount rate
Operating leases	2.2%	2.8%
Finance leases	10.3%	10.6%
Maturities of operating and finance lease liabilities as of December 31, 2020 were:

(in millions)	Finance Leases	Operating Leases
2021	$9	$121
2022	9	102
2023	8	84
2024	8	69
2025	8	57
Thereafter	78	240
Total minimum lease payments	120	673
Less: imputed interest	(55)	(61)
Present value of lease liabilities	$65	$612
Lessor Activity
We lease medical equipment, such as renal dialysis equipment and infusion pumps, to customers, primarily in conjunction with arrangements to provide consumable medical products such as dialysis therapies, intravenous (IV) fluids and inhaled anesthetics. Certain of our equipment leases are classified as sales-type leases and the remainder are operating leases. The terms of the related contracts, including the proportion of fixed versus variable payments and any options to shorten or extend the lease term, vary by customer. We allocate revenue between equipment leases and medical products based on their standalone selling prices.

The components of lease revenue for the years ended December 31, 2020 and 2019 were:

(in millions)	2020	2019
Sales-type lease revenue	$38	$35
Operating lease revenue	84	61
Variable lease revenue	80	85
Total lease revenue	$202	$181
The components of our net investment in sales-type leases as of December 31, 2020 and 2019 were:

(in millions)	2020	2019
Minimum lease payments	$122	$110
Unguaranteed residual values	12	11
Net investment in leases	$134	$121
Our net investment in sales-type leases is classified as follows in the accompanying consolidated balance sheets:

(in millions)	December 31, 2020	December 31, 2019
Accounts receivable, net	$39	$45
Other non-current assets	95	76
Total	$134	$121
Our net investment in sales-type leases was $134 million as of December 31, 2020, of which $11 million originated in 2016 and prior, $14 million in 2017, $35 million in 2018, $36 million in 2019 and $38 million in 2020.
Maturities of sales-type and operating leases as of December 31, 2020 were:

(in millions)	Sales-type Leases	Operating Leases
2021	$51	$85
2022	34	76
2023	26	72
2024	17	54
2025	4	28
Thereafter	2	7
Total minimum lease payments	134	$322
Less: imputed interest	(12)
Present value of minimum lease payments	$122

NOTE 7

COMMITMENTS AND CONTINGENCIES
Refer to Note 2 for information regarding our unfunded contingent payments associated with collaborative and other arrangements.
Indemnifications
During the normal course of business, we make indemnities, commitments and guarantees pursuant to which we may be required to make payments related to specific transactions. Indemnifications include: (i) intellectual property indemnities to customers in connection with the use, sales or license of products and services; (ii) indemnities to customers in connection with losses incurred while performing services on their premises; (iii) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct; (iv) indemnities involving the representations and warranties in certain contracts; (v) contractual indemnities related to the separation and distribution as set forth in certain of the agreements entered into in connection with such transactions (including the separation and distribution agreement and the tax matters agreement with Baxalta); and (vi) contractual indemnities for our directors and certain of our executive officers for services provided to or at the request of us. In addition, under our Amended and Restated Certificate of Incorporation, and consistent with Delaware General Corporation Law, we have agreed to indemnify our directors and officers for certain losses and expenses upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that we could be obligated to make. To help address some of these risks, we maintain various insurance coverages. Based on historical experience and evaluation of the agreements, we do not believe that any payments related to our indemnities will have a material impact on our financial condition or results of operations.
Legal Contingencies
We are involved in product liability, patent, commercial, and other legal matters that arise in the normal course of our business. We record a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. As of December 31, 2020 and 2019, our total recorded reserves with respect to legal and environmental matters were $40 million and $56 million, respectively, and there were no related receivables.
We have established reserves for certain of the matters discussed below. We are not able to estimate the amount or range of any loss for certain contingencies for which there is no reserve or additional loss for matters already reserved. While our liability in connection with these claims cannot be estimated and the resolution thereof in any reporting period could have a significant impact on our results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on our consolidated financial position. While we believe that we have valid defenses in the matters set forth below, litigation is inherently uncertain, excessive verdicts do occur, and we may incur material judgments or enter into material settlements of claims.
In addition to the matters described below, we remain subject to the risk of future administrative and legal actions. With respect to governmental and regulatory matters, these actions may lead to product recalls, injunctions, and other restrictions on our operations and monetary sanctions, including significant civil or criminal penalties. With respect to intellectual property, we may be exposed to significant litigation concerning the scope of our and others’ rights. Such litigation could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.
Environmental
We are involved as a potentially responsible party (PRP) for environmental clean-up costs at six Superfund sites. Under the U.S. Superfund statute and many state laws, generators of hazardous waste sent to a disposal or recycling site are liable for site cleanup if contaminants from that property later leak into the environment. The laws generally provide that a PRP may be held jointly and severally liable for the costs of investigating and remediating the site. Separate from the Superfund cases noted above, we are involved in ongoing environmental remediations associated with historic operations at certain of our facilities. As of December 31, 2020 and 2019, our environmental reserves, which are measured on an undiscounted basis, were $20 million and $18 million, respectively. After considering these reserves, the outcome of these matters is not expected to have a material adverse effect on our financial position or results of operations.
General litigation
In November 2016, a putative antitrust class action complaint seeking monetary and injunctive relief was filed in the United States District Court for the Northern District of Illinois. The complaint alleges a conspiracy among manufacturers of IV solutions to restrict output and affect pricing in connection with a shortage of such solutions. Similar parallel actions subsequently were filed. In January 2017, a single consolidated complaint covering these matters was filed in the Northern District of Illinois. We filed a motion to dismiss the consolidated complaint in February 2017. The court granted our motion to dismiss the consolidated complaint without prejudice in July 2018. The plaintiffs filed an amended complaint, which we moved to dismiss on November 9, 2018. The court granted our motion to dismiss the amended complaint with prejudice on April 3, 2020. The plaintiffs did not file an appeal.

In April 2017, we became aware of a criminal investigation by the U.S. Department of Justice (DOJ), Antitrust Division and a federal grand jury in the United States District Court for the Eastern District of Pennsylvania. We and an employee received subpoenas seeking production of documents and testimony regarding the manufacturing, selling, pricing and shortages of IV solutions and containers (including saline solutions and certain other injectable medicines sold by us) and communications with competitors regarding the same. On November 30, 2018, the DOJ notified us that it had closed the investigation. The New York Attorney General has also requested that we provide information regarding business practices in the IV saline industry. We have cooperated with the New York Attorney General.
In August 2019, we were named in an amended complaint filed by Fayette County, Georgia in the MDL In re: National Prescription Opiate Litigation pending in the U.S. District Court, Northern District of Ohio. The complaint alleges that multiple manufacturers and distributors of opiate products improperly marketed and diverted these products, which caused harm to Fayette County. The complaint is limited in its allegations as to Baxter and does not distinguish between injectable opiate products and orally administered opiates. We manufactured generic injectable opiate products in our facility in Cherry Hill, NJ, which we divested in 2011.
In November 2019, we and certain of our officers were named in a class action complaint captioned Ethan E. Silverman et al. v. Baxter International Inc. et al. that was filed in the United States District Court for the Northern District of Illinois. The plaintiff, who allegedly purchased shares of our common stock during the specified class period, filed this putative class action on behalf of himself and shareholders who acquired Baxter common stock between February 21, 2019 and October 23, 2019. The plaintiff alleges that we and certain officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making allegedly false and misleading statements and failing to disclose material facts relating to certain intra-company transactions undertaken for the purpose of generating foreign exchange gains or avoiding foreign exchange losses, as well as our internal controls over financial reporting. On January 29, 2020, the Court appointed Varma Mutual Pension Insurance Company and Louisiana Municipal Police Employees Retirement System as lead plaintiffs in the case. Plaintiffs filed an amended complaint on June 25, 2020 containing substantially the same allegations. On August 24, 2020, we filed a motion to dismiss the amended complaint. On January 12, 2021, the Court granted our motion to dismiss the amended complaint but gave plaintiffs an opportunity to file a further-amended complaint.
In addition, we have received a stockholder request for inspection of our books and records in connection with the announcement made in our Form 8-K on October 24, 2019 that we had commenced an internal investigation into certain intra-company transactions that impacted our previously reported non-operating foreign exchange gains and losses. As initially disclosed on October 24, 2019, we also voluntarily advised the staff of the SEC of our internal investigation and we are continuing to cooperate with the staff of the SEC.
In March 2020, two lawsuits were filed against us in the Northern District of Illinois by plaintiffs alleging injuries as a result of exposure to ethylene oxide used in our manufacturing facility in Mountain Home, Arkansas to sterilize certain of our products. The plaintiffs seek damages, including compensatory and punitive damages in an unspecified amount, and unspecified injunctive and declaratory relief.
Other
As previously disclosed, in 2008 we recalled our heparin sodium injection products in the United States. Following the recall, more than 1,000 lawsuits alleging that plaintiffs suffered various reactions to a heparin contaminant, in some cases resulting in fatalities, were filed. In January 2019, the last of these cases was settled. In 2019, following the resolution of an insurance dispute, we received cash proceeds of $39 million for our allocation of the insurance proceeds under a settlement and cost-sharing agreement related to the defense of the heparin product liability cases. We recognized a $37 million gain in connection with the resolution of the dispute with the insurer that is classified within other operating income, net on the consolidated statement of income for the year ended December 31, 2019.
In September 2017, Hurricane Maria caused damage to certain of our assets in Puerto Rico and disrupted operations. Insurance, less applicable deductibles and subject to any coverage exclusions, covered the repair or replacement of our assets that suffered loss or damage, and also provided coverage for interruption to our business, including lost profits, and reimbursement for other expenses and costs that have been incurred relating to the damages and losses suffered. In 2017, we recorded $32 million of pre-tax charges related to damages caused by the hurricane, including $11 million related to the impairment of damaged inventory and fixed assets as well as $21 million of idle facility and other costs. These amounts were recorded as a component of cost of sales in the consolidated statement of income for year ended December 31, 2017. In 2019 and 2018, we recognized $100 million and $42 million, respectively, of insurance recoveries related to the previously mentioned asset impairments and idle facility and other costs suffered as a result of the hurricane. These benefits were recorded as a reduction of cost of sales and within other operating income, net on the consolidated statements of income for the years ended December 31, 2019 and 2018. No further insurance recoveries are expected.
NOTE 8

STOCKHOLDERS’ EQUITY
Stock-Based Compensation
Our stock-based compensation generally includes stock options, restricted stock units (RSUs), performance share units (PSUs) and purchases under our employee stock purchase plan. Shares issued relating to our stock-based plans are generally issued out of treasury stock.
As of December 31, 2020, approximately 17 million authorized shares are available for future awards under our stock-based compensation plans.
Stock Compensation Expense
Stock compensation expense was $130 million, $122 million and $115 million in 2020, 2019 and 2018, respectively. The related tax benefit recognized was $53 million in 2020, $70 million in 2019 and $61 million in 2018. Included in the benefit in 2020, 2019 and 2018 were realized excess tax benefits for stock-based compensation of $27 million, $54 million and $40 million, respectively.
Stock compensation expense is recorded at the corporate level and is not allocated to the segments. Approximately 75% of stock compensation expense is classified in SG&A expenses, with the remainder classified in cost of sales and R&D expenses. Costs capitalized in the consolidated balance sheets at December 31, 2020 and 2019 were not material.
Stock compensation expense is based on awards expected to vest, and therefore has been reduced by estimated forfeitures.
Stock Options
Stock options are granted to employees and non-employee directors with exercise prices equal to 100% of the market value on the date of grant. Stock options granted to employees generally vest in one-third increments over a three-year period. Stock options granted to non-employee directors generally vest immediately on the grant date and are issued with a six-month claw-back provision. Stock options typically have a contractual term of 10 years. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period.
The fair value of stock options is determined using the Black-Scholes model. The weighted-average assumptions used in estimating the fair value of stock options granted during each year, along with the weighted-average grant-date fair values, were as follows:

years ended December 31	2020	2019	2018
Expected volatility	26%	19%	18%
Expected life (in years)	5.5	5.5	5.5
Risk-free interest rate	0.6%	2.5%	2.6%
Dividend yield	1.2%	1.0%	1.0%
Fair value per stock option	$16	$15	$13
The following table summarizes stock option activity for the year ended December 31, 2020 and the outstanding stock options as of December 31, 2020.

(options and aggregate intrinsic values in thousands)	Options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding as of January 1, 2020	20,344	$50.99
Granted	3,895	$76.28
Exercised	(3,570)	$42.79
Forfeited	(425)	$73.21
Expired	(48)	$41.42
Outstanding as of December 31, 2020	20,196	$56.88	6.1	$473,216
Vested or expected to vest as of December 31, 2020	19,864	$56.57	6.1	$471,778
Exercisable as of December 31, 2020	13,215	$47.70	4.9	$430,350
The aggregate intrinsic value in the table above represents the difference between the exercise price and our closing stock price on the last trading day of the year. The total intrinsic value of options exercised in 2020, 2019 and 2018 was $131 million, $272 million and $222 million, respectively.
As of December 31, 2020, $60 million of unrecognized compensation cost related to stock options is expected to be recognized as expense over a weighted-average period of approximately 1.8 years.
RSUs
RSUs are granted to employees and non-employee directors. RSUs granted to employees generally vest in one-third increments over a three-year period. RSUs granted to non-employee directors generally vest immediately on the grant date and are issued with a six-month claw-back provision. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period. The fair value of RSUs is determined based on the number of shares granted and the closing price of our common stock on the date of grant.
The following table summarizes nonvested RSU activity for the year ended December 31, 2020.

(share units in thousands)	Share units	Weighted- average grant-date fair value
Nonvested RSUs as of January 1, 2020	1,274	$66.46
Granted	594	$77.51
Vested	(637)	$63.94
Forfeited	(93)	$72.82
Nonvested RSUs as of December 31, 2020	1,138	$73.11
As of December 31, 2020, $45 million of unrecognized compensation cost related to RSUs is expected to be recognized as expense over a weighted-average period of approximately 1.8 years. The weighted-average grant-date fair value of RSUs granted in 2020, 2019 and 2018 was $77.51, $75.60 and $67.11, respectively. The fair value of RSUs vested in 2020, 2019 and 2018 was $52 million, $57 million and $69 million, respectively.
PSUs
Our annual equity awards stock compensation program for senior management includes the issuance of PSUs. In 2020, the PSUs awarded were based on our compound annual sales growth rate (CAGR) performance, our adjusted return on invested capital (ROIC) performance and on our stock performance relative to our peer group. PSUs awarded between 2016 and 2019 were based on adjusted operating margin as well as stock performance relative to our peer group. The vesting condition for CAGR and ROIC PSUs is set at the beginning of the 3-year service period while the vesting condition for adjusted operating margin is set at the beginning of each year for each tranche of the award during the 3-year service period. Compensation cost for the CAGR, adjusted ROIC and adjusted operating margin PSUs is measured based on the fair value of the awards on the date that the specific vesting terms for each award are established and the fair value of the awards is determined based on the quoted price of our stock on the grant date of the award. The compensation cost for CAGR, adjusted ROIC and adjusted operating margin PSUs is adjusted at each reporting date to reflect the estimated vesting outcome.
The fair value for PSUs based on our stock performance relative to our peer group is determined using a Monte Carlo model. The assumptions used in estimating the fair value of these PSUs granted during the period, along with the grant-date fair values, were as follows:

years ended December 31	2020	2019	2018
Baxter volatility	26%	19%	19%
Peer group volatility	23%-95%	18%-113%	16%-53%
Correlation of returns	0.19-0.70	0.13-0.63	0.16-0.61
Risk-free interest rate	0.4%	2.5%	2.3%
Fair value per PSU	$108	$106	$90

The following table summarizes nonvested PSU activity for the year ended December 31, 2020.

(share units in thousands)	Share units	Weighted- average grant-date fair value
Nonvested PSUs as of January 1, 2020	930	$75.50
Granted	420	$82.98
Vested	(568)	$65.53
Forfeited	(22)	$87.73
Nonvested PSUs as of December 31, 2020	760	$86.69
Unrecognized compensation cost related to all unvested PSUs of $24 million at December 31, 2020 is expected to be recognized as expense over a weighted-average period of 1.7 years.
Employee Stock Purchase Plan
Nearly all employees are eligible to participate in our employee stock purchase plan. The employee purchase price is 85% of the closing market price on the purchase date.
The Baxter International Inc. Employee Stock Purchase Plan provides for 10 million shares of common stock available for issuance to eligible participants, of which approximately two million shares were available for future purchases as of December 31, 2020.
During 2020, 2019, and 2018, we issued approximately 0.7 million, 0.7 million and 0.8 million shares, respectively, under the employee stock purchase plan.
Stock Options Award Modification
In the first quarter of 2020, we modified the terms of stock option awards granted to 123 employees. Specifically, we extended the term for certain stock options that were scheduled to expire in the first quarter of 2020 as applicable employees were not permitted to exercise these awards due to our announcement in February 2020 that our previously issued financial statements should no longer be relied upon. The stock options were extended in order to allow impacted employees to exercise their stock option awards for a brief period once we became current with our SEC reporting obligations, which occurred in March 2020. As a result of the modifications, we recognized an additional $8 million of stock compensation expense during the first quarter of 2020.
Cash Dividends
Total cash dividends declared per share for 2020, 2019, and 2018 were $0.955, $0.850 and $0.730, respectively.

A quarterly dividend of $0.22 per share ($0.88 on an annualized basis) was declared in February 2020 and was paid in April 2020. Quarterly dividends of $0.245 per share ($0.980 on an annualized basis) were declared in May and July of 2020 and were paid in July and October of 2020, respectively. Our Board of Directors declared a quarterly dividend of $0.245 per share in November of 2020, which was paid in January of 2021.
Stock Repurchase Programs
As authorized by the Board of Directors, we repurchase our stock depending on our cash flows, net debt level and market conditions. In July 2012, the Board of Directors authorized the repurchase of up to $2.0 billion of our common stock. The Board of Directors increased this authority by an additional $1.5 billion in each of November 2016 and February 2018, by an additional $2.0 billion in November 2018 and by an additional $1.5 billion in October 2020. We repurchased 6.3 million shares under this authority pursuant to a Rule 10b5-1 plan for $500 million in cash in 2020, 16.5 million shares under this authority pursuant to Rule 10b5-1 plans and otherwise for $1.3 billion in cash in 2019 and 35.8 million shares under this authority pursuant to Rule 10b5-1 plans and otherwise for $2.5 billion in cash in 2018. We had $1.9 billion of purchase authority available as of December 31, 2020.
Accelerated Share Repurchase Agreement
In December 2018, we entered into a $300 million accelerated share repurchase agreement (ASR Agreement) with an investment bank. We funded the ASR Agreement with available cash. The ASR Agreement was executed pursuant to the 2012 Repurchase Authorization described above. Under the ASR Agreement, we received 3.6 million shares upon execution. Based on the volume-weighted average price of our common stock during the term of the ASR Agreement, we received an additional 0.6 million shares from the investment bank at settlement in May 2019.
NOTE 9

ACCUMULATED OTHER COMPREHENSIVE INCOME
Comprehensive income includes all changes in stockholders’ equity that do not arise from transactions with stockholders, and consists of net income, CTA, certain gains and losses from other postretirement benefit (OPEB) plans and gains and losses on cash flow hedges.
The following table is a net-of-tax summary of the changes in AOCI by component for the years ended December 31, 2020 and 2019.

(in millions)	CTA	Pension and OPEB plans	Hedging activities	Total
Gains (losses)
Balance as of December 31, 2019	$(2,954)	$(715)	$(41)	$(3,710)
Other comprehensive (loss) income before reclassifications	367	59	(117)	309
Amounts reclassified from AOCI (a)	—	82	5	87
Net other comprehensive (loss) income	367	141	(112)	396
Balance as of December 31, 2020	$(2,587)	$(574)	$(153)	$(3,314)

(in millions)	CTA	Pension and OPEB plans	Hedging activities	Total
Gains (losses)
Balance as of December 31, 2018	$(2,868)	$(954)	$(1)	$(3,823)
Adoption of new accounting standard	9	(169)	(1)	(161)
Other comprehensive income (loss) before reclassifications	(95)	(184)	(36)	(315)
Amounts reclassified from AOCI (a)	—	592	(3)	589
Net other comprehensive (loss) income	(95)	408	(39)	274
Balance as of December 31, 2019	$(2,954)	$(715)	$(41)	$(3,710)
(a)    See table below for details about these reclassifications.

The following table is a summary of the amounts reclassified from AOCI to net income during the years ended December 31, 2020 and 2019.

	Amounts reclassified from AOCI (a)
(in millions)	2020	2019	Location of impact in income statement
Pension and OPEB items
Amortization of net losses and prior service costs or credits	$(59)	$(31)	Other (income) expense, net
Settlement charges	(46)	(755)	Other (income) expense, net
	(105)	(786)	Total before tax
Less: Tax effect	23	194	Income tax expense
	$(82)	$(592)	Net of tax
Gains (losses) on hedging activities
Foreign exchange contracts	$(5)	$4	Cost of sales
Interest rate contracts	(1)	—	Interest expense, net
	(6)	4	Total before tax
Less: Tax effect	1	(1)	Income tax expense
	$(5)	$3	Net of tax
Total reclassification for the period	$(87)	$(589)	Total net of tax
(a)Amounts in parentheses indicate reductions to net income.
Refer to Note 11 for additional information regarding the amortization of pension and OPEB items and Note 14 for additional information regarding hedging activity.
NOTE 10

BUSINESS OPTIMIZATION CHARGES
In recent years, we have undertaken actions to transform our cost structure and enhance operational efficiency. These efforts include restructuring the organization, optimizing the manufacturing footprint, R&D operations and supply chain network, employing disciplined cost management, and centralizing and streamlining certain support functions. From the commencement of our business optimization activities through December 31, 2020, we have incurred cumulative pre-tax costs of approximately $1.1 billion related to these actions. These costs consisted primarily of employee termination costs, implementation costs, contract termination costs, asset impairments and accelerated depreciation. We currently expect to incur additional pre-tax cash costs of approximately $14 million through the completion of the initiatives that are currently underway, primarily related to implementation costs. We continue to pursue cost savings initiatives and, to the extent further cost savings opportunities are identified, we may incur additional restructuring charges and costs to implement business optimization programs in future periods.
We recorded the following charges related to business optimization programs in 2020, 2019, and 2018:

years ended December 31 (in millions)	2020	2019	2018
Restructuring charges	$111	$134	$117
Costs to implement business optimization programs	23	45	94
Accelerated depreciation	—	5	9
Total business optimization charges	$134	$184	$220
For segment reporting, business optimization charges are unallocated expenses.
Costs to implement business optimization programs for the years ended December 31, 2020, 2019 and 2018, respectively, consisted primarily of external consulting and transition costs, including employee compensation and related costs. The costs were generally included within cost of sales, SG&A expense and R&D expense.
For the years ended December 31, 2019 and 2018, respectively, we recognized accelerated depreciation, primarily associated with facilities to be closed. The costs were recorded within cost of sales and SG&A expense.

During the years ended December 31, 2020, 2019 and 2018, we recorded the following restructuring charges:

	2020
(in millions)	COGS	SG&A	R&D	Total
Employee termination costs	$36	$54	$2	$92
Contract termination and other costs	4	4	—	8
Asset impairments	8	3	—	11
Total restructuring charges	$48	$61	$2	$111
	2019
(in millions)	COGS	SG&A	R&D	Total
Employee termination costs	$13	$37	$25	$75
Contract termination and other costs	10	1	—	11
Asset impairments	37	2	9	48
Total restructuring charges	$60	$40	$34	$134
	2018
(in millions)	COGS	SG&A	R&D	Total
Employee termination costs	$30	$51	$19	$100
Contract termination and other costs	4	6	—	10
Asset impairments	1	6	—	7
Total restructuring charges	$35	$63	$19	$117
In conjunction with our business optimization initiatives, we sold property that resulted in a gain of $17 million in 2020. This benefit is reflected within other operating income, net in our consolidated statement of income for the year ended December 31, 2020.
The following table summarizes activity in the liability related to our restructuring initiatives.

(in millions)
Liability balance as of December 31, 2017	$112
Charges	126
Payments	(96)
Reserve adjustments	(16)
Currency translation	(25)
Liability balance as of December 31, 2018	101
Charges	113
Payments	(93)
Reserve adjustments	(27)
Currency translation	(2)
Liability balance as of December 31, 2019	92
Charges	116
Payments	(86)
Reserve adjustments	(16)
Currency translation	7
Liability balance as of December 31, 2020	$113
Reserve adjustments primarily relate to employee termination cost reserves established in prior periods.
Substantially all of our restructuring liabilities as of December 31, 2020 relate to employee termination costs, with the remaining liabilities attributable to contract termination costs. Substantially all of the cash payments for those liabilities are expected to be disbursed by the end of 2022.

NOTE 11

PENSION AND OTHER POSTRETIREMENT BENEFIT PROGRAMS
We sponsor a number of qualified and nonqualified pension plans for eligible employees. We also sponsor certain unfunded contributory healthcare and life insurance benefits for substantially all domestic retired employees. Newly hired employees in the United States and Puerto Rico are not eligible to participate in the pension plans but receive a higher level of company contributions in the defined contribution plans.
Reconciliation of Pension and Other Postretirement Benefit Plan Obligations, Assets and Funded Status
The benefit plan information in the table below pertains to all of our pension and OPEB plans, both in the United States and in other countries.

	Pension benefits		OPEB
as of and for the years ended December 31 (in millions)	2020	2019	2020	2019
Benefit obligations
Beginning of period	$3,973	$5,635	$228	$211
Service cost	83	74	1	1
Interest cost	95	172	6	8
Participant contributions	4	4	—	—
Actuarial loss	401	924	13	26
Benefit payments	(109)	(267)	(20)	(18)
Settlements	(271)	(2,550)	—	—
Curtailment	(4)	(13)	—	—
Foreign exchange and other	141	(6)	—	—
End of period	4,313	3,973	228	228
Fair value of plan assets
Beginning of period	2,973	4,774	—	—
Actual return on plan assets	688	939	—	—
Employer contributions	74	69	20	18
Participant contributions	4	4	—	—
Benefit payments	(109)	(267)	(20)	(18)
Settlements	(271)	(2,550)	—	—
Foreign exchange and other	75	4	—	—
End of period	3,434	2,973	—	—
Funded status at December 31	$(879)	$(1,000)	$(228)	$(228)
Amounts recognized in the consolidated balance sheets
Noncurrent asset	$155	$77	$—	$—
Current liability	(30)	(25)	(18)	(20)
Noncurrent liability	(1,004)	(1,052)	(210)	(208)
Net liability recognized at December 31	$(879)	$(1,000)	$(228)	$(228)
Actuarial gains and losses result from changes in actuarial assumptions (such as changes in the discount rate and revised mortality rates). Actuarial losses in 2020 and 2019 related to plan benefit obligations were primarily the result of changes in discount rates.
The pension obligation information in the table above represents the projected benefit obligation (PBO). The PBO incorporates assumptions relating to future compensation levels. The accumulated benefit obligation (ABO) is the same as the PBO except that it includes no assumptions relating to future compensation levels. The ABO for all of our pension plans was $4.1 billion and $3.7 billion at the 2020 and 2019 measurement dates, respectively.

The information in the funded status table above represents the totals for all of our pension plans. The following table is information relating to the individual plans in the funded status table above that have an ABO in excess of plan assets.

as of December 31 (in millions)	2020	2019
ABO	$2,920	$3,240
Fair value of plan assets	$2,047	$2,339
The following table presents information relating to the individual plans in the funded status table above that have a PBO in excess of plan assets (many of which also have an ABO in excess of assets and are therefore also included in the table directly above).

as of December 31 (in millions)	2020	2019
PBO	$3,421	$3,688
Fair value of plan assets	$2,387	$2,611
Expected Net Pension and OPEB Plan Payments for the Next 10 Years

(in millions)	Pension benefits	OPEB
2021	$104	$18
2022	116	16
2023	130	16
2024	146	16
2025	161	15
2026 through 2030	917	67
Total expected net benefit payments for next 10 years	$1,574	$148
The expected net benefit payments above reflect the total net benefits expected to be paid from the plans’ assets (for funded plans) or from our assets (for unfunded plans). The federal subsidies relating to the Medicare Prescription Drug, Improvement and Modernization Act are not expected to be significant.
Amounts Recognized in AOCI
The pension and OPEB plans’ gains or losses, prior service costs or credits, and transition assets or obligations not yet recognized in net periodic benefit cost are recognized on a net-of-tax basis in AOCI and will be amortized from AOCI to net periodic benefit cost in the future. For active employees, we utilize the average future working lifetime as the amortization period for prior service. For inactive employees, we utilize the average remaining life expectancy as the amortization period for prior service.
The following table is a summary of the pre-tax losses included in AOCI at December 31, 2020 and December 31, 2019.

(in millions)	Pension benefits	OPEB
Actuarial loss (gain)	$811	$(23)
Prior service credit and transition obligation	(9)	(45)
Total pre-tax loss (gain) recognized in AOCI at December 31, 2020	$802	$(68)
Actuarial loss (gain)	$1,025	$(41)
Prior service credit and transition obligation	(9)	(59)
Total pre-tax loss (gain) recognized in AOCI at December 31, 2019	$1,016	$(100)

Refer to Note 9 for the net-of-tax balances included in AOCI as of each of the year-end dates. The following table is a summary of the net-of-tax amounts recorded in OCI relating to pension and OPEB plans.

Year ended December 31 (in millions)	2020	2019	2018
Gain (loss) arising during the year, net of tax of $17 in 2020, $(64) in 2019 and $(4) in 2018	$59	$(184)	$(22)
Amortization of loss to earnings, net of tax of $12 in 2020, $6 in 2019 and $14 in 2018	47	25	55
Settlement charges, net of tax of $11 in 2020 and $188 in 2019	$35	$567	$—
Pension and other employee benefits	$141	$408	$33
In 2020, OCI activity for pension and OPEB plans was primarily related to actuarial gains and losses. In 2019, OCI activity for pension and OPEB plans was primarily related to the U.S. pension settlement charge and actuarial gains and losses. In 2018, OCI activity for pension and OPEB plans was primarily related to actuarial gains and losses.
Net Periodic Benefit Cost

Year ended December 31 (in millions)	2020	2019	2018
Pension benefits
Service cost	$83	$74	$87
Interest cost	95	172	178
Expected return on plan assets	(163)	(264)	(303)
Amortization of net losses and other deferred amounts	77	58	94
Settlement charges	46	755	1
Net periodic pension benefit cost	$138	$795	$57
OPEB
Service cost	$1	$1	$1
Interest cost	6	8	7
Amortization of net losses and prior service credit	(18)	(27)	(25)
Net periodic OPEB cost	$(11)	$(18)	$(17)

Weighted-Average Assumptions Used in Determining Benefit Obligations at the Measurement Date

	Pension benefits		OPEB
	2020	2019	2020	2019
Discount rate
U.S. and Puerto Rico plans	2.73%	3.44%	2.33%	3.16%
International plans	1.00%	1.34%	n/a	n/a
Rate of compensation increase
U.S. and Puerto Rico plans	3.68%	3.68%	n/a	n/a
International plans	3.03%	3.03%	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	6.50%	6.75%
Rate decreased to	n/a	n/a	5.00%	5.00%
by the year ended	n/a	n/a	2027	2027
The assumptions above, which were used in calculating the December 31, 2020 measurement date benefit obligations, will be used in the calculation of net periodic benefit cost in 2021.
Weighted-Average Assumptions Used in Determining Net Periodic Benefit Cost

	Pension benefits			OPEB
	2020	2019	2018	2020	2019	2018
Discount rate
U.S. and Puerto Rico plans	3.44%	4.18%	3.60%	3.16%	4.20%	3.51%
International plans	1.34%	2.02%	2.02%	n/a	n/a	n/a
Expected return on plan assets
U.S. and Puerto Rico plans	6.50%	6.29%	6.25%	n/a	n/a	n/a
International plans	4.23%	5.45%	5.58%	n/a	n/a	n/a
Rate of compensation increase
U.S. and Puerto Rico plans	3.68%	3.66%	3.42%	n/a	n/a	n/a
International plans	3.03%	3.08%	3.05%	n/a	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	n/a	6.50%	6.75%	7.00%
Rate decreased to	n/a	n/a	n/a	5.00%	5.00%	5.00%
by the year ended	n/a	n/a	n/a	2027	2027	2027
We established the expected return on plan assets assumption primarily based on a review of historical compound average asset returns, both company-specific and relating to the broad market (based on our asset allocation), as well as an analysis of current market and economic information and future expectations. We plan to use a 5.50% assumption for our U.S. and Puerto Rico plans for 2021.
Pension Plan Assets
An investment committee of members of senior management is responsible for supervising, monitoring and evaluating the invested assets of our funded pension plans. The investment committee, which meets at least quarterly, abides by documented policies and procedures relating to investment goals, targeted asset allocations, risk management practices, allowable and prohibited investment holdings, diversification, use of derivatives, the relationship between plan assets and benefit obligations, and other relevant factors and considerations.
The investment committee’s policies and procedures include the following:
•Ability to pay all benefits when due;
•Targeted long-term performance expectations relative to applicable market indices, such as Russell, MSCI EAFE, and other indices;
•Targeted asset allocation percentage ranges (summarized below), and periodic reviews of these allocations;

•Diversification of assets among third-party investment managers, and by geography, industry, stage of business cycle and other measures;
•Specified investment holding and transaction prohibitions (for example, private placements or other restricted securities, securities that are not traded in a sufficiently active market, short sales, certain derivatives, commodities and margin transactions);
•Specified portfolio percentage limits on holdings in a single corporate or other entity (generally 5% at time of purchase, except for holdings in U.S. government or agency securities);
•Specified average credit quality for the fixed-income securities portfolio (at least A- by Standard & Poor’s or A3 by Moody’s);
•Specified portfolio percentage limits on foreign holdings; and
•Periodic monitoring of investment manager performance and adherence to the investment committee’s policies.
Plan assets are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and exceed the planned benchmark investment return. Investment strategies and asset allocations are based on consideration of plan liabilities, the plans’ funded status and other factors, such as the plans’ demographics and liability durations. Investment performance is reviewed by the investment committee on a quarterly basis and asset allocations are reviewed at least annually.
Plan assets are managed in a balanced portfolio comprised of two major components: return-seeking investments and liability hedging investments. The target allocations for plan assets are 50% in return-seeking investments and 50% in liability hedging investments and other holdings. The documented policy includes an allocation range based on each individual investment type within the major components that allows for a variance from the target allocations depending on the investment type. Return-seeking investments primarily include common stock of U.S. and international companies, common/collective trust funds, mutual funds, hedge funds, and partnership investments. Liability hedging investments and other holdings primarily include cash, money market funds with an original maturity of three months or less, U.S. and foreign government and governmental agency issues, corporate bonds, municipal securities, derivative contracts and asset-backed securities.
While the investment committee provides oversight over plan assets for U.S. and international plans, the summary above is specific to the plans in the United States. The plan assets for international plans are managed and allocated by the entities in each country, with input and oversight provided by the investment committee. The plan assets for the U.S. and international plans are included in the table below.

The following tables summarize our pension plan financial instruments that are measured at fair value on a recurring basis.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Measured at NAV (a)
Assets
Fixed income securities
Cash and cash equivalents	$265	$91	$174	$—	$—
U.S. government and government agency issues	280	—	280	—	—
Corporate bonds	744	—	744	—	—
Equity securities
Common stock	453	453	—	—	—
Mutual funds	510	217	293	—	—
Common/collective trust funds	771	—	341	—	430
Partnership investments	296	—	—	—	296
Other holdings	115	22	82	11	—
Collateral held on loaned securities	19	—	19	—	—
Liabilities
Collateral to be paid on loaned securities	(19)	(19)	—	—	—
Fair value of pension plan assets	$3,434	$764	$1,933	$11	$726

(a) Certain assets that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2019	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Measured at NAV (a)
Assets
Fixed income securities
Cash and cash equivalents	$224	$72	$152	$—	$—
U.S. government and government agency issues	452	—	452	—	—
Corporate bonds	352	—	352	—	—
Equity securities
Common stock	426	426	—	—	—
Mutual funds	442	189	253	—	—
Common/collective trust funds	668	19	272	—	377
Partnership investments	333	—	—	—	333
Other holdings	76	8	58	10	—
Collateral held on loaned securities	9	—	9	—	—
Liabilities
Collateral to be paid on loaned securities	(9)	(9)	—	—	—
Fair value of pension plan assets	$2,973	$705	$1,548	$10	$710
(a) Certain assets that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

The following table is a reconciliation of changes in fair value measurements that used significant unobservable inputs (Level 3).

(in millions)	Other holdings
Balance at December 31, 2018	$10
Purchases	—
Balance at December 31, 2019	10
Purchases	1
Balance at December 31, 2020	$11
The assets and liabilities of our pension plans are valued using the following valuation methods:

Investment category	Valuation methodology

Cash and cash equivalents	These largely consist of a short-term investment fund, U.S. dollars and foreign currency. The fair value of the short-term investment fund is based on the net asset value.

U.S. government and government agency issues	Values are based on reputable pricing vendors, who typically use pricing matrices or models that use observable inputs.

Corporate bonds	Values are based on reputable pricing vendors, who typically use pricing matrices or models that use observable inputs.

Common stock	Values are based on the closing prices on the valuation date in an active market on national and international stock exchanges.

Mutual funds	Values are based on the net asset value of the units held in the respective fund which are obtained from national and international exchanges or based on the net asset value of the underlying assets of the fund provided by the fund manager.

Common/collective trust funds	Values are based on the net asset value of the units held at year end.

Partnership investments	Values are based on the net asset value of the participation by us in the investment as determined by the general partner or investment manager of the respective partnership.

Other holdings	The value of these assets vary by investment type, but primarily are determined by reputable pricing vendors, who use pricing matrices or models that use observable inputs.

Collateral held on loaned securities	Values are based on the net asset value per unit of the fund in which the collateral is invested.

Collateral to be paid on loaned securities	Values are based on the fair value of the underlying securities loaned on the valuation date.
Expected Pension and OPEB Plan Funding
Our funding policy for our pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that we may determine to be appropriate considering the funded status of the plans, tax deductibility, the cash flows generated by us, and other factors. Volatility in the global financial markets could have an unfavorable impact on future funding requirements. We have no obligation to fund our principal plans in the United States and Puerto Rico in 2021. We continually reassess the amount and timing of any discretionary contributions. In 2021, we expect to make contributions of at least $45 million to our foreign pension plans. We expect to have net cash outflows relating to our OPEB plan of approximately $18 million in 2021.

The following table details the funded status percentage of our pension plans as of December 31, 2020, including certain plans that are unfunded in accordance with the guidelines of our funding policy outlined above.

	United States and Puerto Rico		International
as of December 31, 2020 (in millions)	Qualified plans	Nonqualified plan	Funded plans	Unfunded plans	Total
Fair value of plan assets	$2,362	n/a	$1,072	n/a	$3,434
PBO	2,366	$269	1,155	$523	4,313
Funded status percentage	100%	n/a	93%	n/a	80%
Pension Settlement Transactions
In October 2020, we offered certain former U.S. employees with vested pension benefits a limited-time option to take a lump sum distribution in lieu of future monthly payments. This option expired in November 2020 and approximately 40% of the eligible participants accepted the offer. Payments from plan assets to participants who accepted the offer were made in December 2020 and totaled $252 million. As a result of these transactions, we recognized non-cash pretax pension settlement charges of $43 million in the fourth quarter of 2020.
As part of our continued effort to reduce pension plan obligations, we transferred approximately $2.4 billion of U.S. qualified pension plan liabilities to an insurance company through the purchase of a group annuity contract in October 2019. As a result of this transaction, we recognized a non-cash pretax pension settlement charge of $755 million in the fourth quarter of 2019.
Pension Plan Amendments
In January 2018, we announced changes to our U.S. pension plans.  We spun off the assets and liabilities of the qualified plan attributable to current employees into a new plan and will freeze the pay and service amounts used to calculate pension benefits for active participants in the U.S. pension plans as of December 31, 2022. The assets and liabilities attributable to retired and former company employees remained with the original qualified plan. Years of additional service earned and eligible compensation received after December 31, 2022 will not be included in the determination of the benefits payable to participants. These changes resulted in a $57 million decline in the PBO upon the effective date of the changes.
U.S. Defined Contribution Plan
Most U.S. employees are eligible to participate in a qualified defined contribution plan. We recognized expense of $61 million in 2020, $53 million in 2019 and $50 million in 2018 related to contributions to this plan.
NOTE 12

INCOME TAXES
Income from Continuing Operations Before Income Tax Expense by Category

years ended December 31 (in millions)	2020	2019	2018
United States	$(329)	$(586)	$7
International	1,621	1,556	1,610
Income from continuing operations before income taxes	$1,292	$970	$1,617

Income Tax Expense (Benefit) Related to Continuing Operations

years ended December 31 (in millions)	2020	2019	2018
Current
United States
Federal	$7	$8	$21
State and local	(7)	3	(1)
International	270	258	308
Current income tax expense	270	269	328
Deferred
United States
Federal	(99)	(140)	(228)
State and local	5	(29)	—
International	6	(141)	(35)
Deferred income tax expense (benefit)	(88)	(310)	(263)
Income tax expense (benefit)	$182	$(41)	$65
Deferred Tax Assets and Liabilities

as of December 31 (in millions)	2020	2019
Deferred tax assets
Accrued liabilities and other	$376	$209
Pension and other postretirement benefits	218	258
Tax credit and net operating loss carryforwards	905	928
Swiss tax reform net asset basis step-up	174	159
Operating lease liabilities	148	153
Valuation allowances	(454)	(420)
Total deferred tax assets	1,367	1,287
Deferred tax liabilities
Subsidiaries’ unremitted earnings	77	57
Long-lived assets and other	539	649
Operating lease right-of-use assets	146	152
Total deferred tax liabilities	762	858
Net deferred tax asset	$605	$429
At December 31, 2020, we had U.S. state operating loss carryforwards totaling $1.2 billion, U.S. federal operating loss carryforwards totaling $150 million and tax credit carryforwards totaling $430 million, which includes a U.S. foreign tax credit carryforward of $373 million. The U.S. federal and state operating loss and tax credit carryforwards expire between 2021 and 2040, with $38 million of the operating loss carryforwards having no expiration date.
At December 31, 2020, with respect to our operations outside the U.S., we had foreign operating loss carryforwards totaling $1.2 billion and foreign tax credit carryforwards totaling $18 million. The foreign operating loss carryforwards expire between 2021 and 2032 with $886 million having no expiration date. Substantially all of the foreign tax credit carryforwards have no expiration date.
Realization of the U.S. and foreign operating loss and tax credit carryforwards depends on generating sufficient future earnings. A valuation allowance of $454 million and $420 million was recognized as of December 31, 2020 and 2019, respectively, to reduce the deferred tax assets associated with net operating loss and tax credit carryforwards because we do not believe it is more likely than not that these assets will be fully realized prior to expiration. After evaluating the 2017 Tax Act and related U.S. Treasury Regulations, any elections or other opportunities that may be available, and the future expiration of certain U.S. tax provisions that will impact the utilization of our U.S. foreign tax credit carryforwards, management expects to be able to realize some, but not all, of the U.S. foreign tax credit deferred tax assets up to its overall domestic loss (ODL) balance plus other recurring and non-recurring foreign inclusions. Therefore, a valuation allowance of $157 million and $180 million was recognized with respect to the foreign tax credit carryforwards as of December 31, 2020 and 2019, respectively. We will continue to evaluate the need for additional valuation allowances and, as circumstances change, the valuation allowance may change.
As a result of Swiss tax reform legislation enacted during 2019, we recognized an $863 million net asset basis step-up that is amortizable as a tax deduction ratably over tax years 2025 through 2029. Accordingly, a deferred tax asset of $174 million and $159 million was recognized as of December 31, 2020 and 2019, respectively. We expect to realize some, but not all, of the Swiss deferred tax assets based principally on expected future earnings generated by the Swiss subsidiary during the period in which the tax basis will be amortized. Therefore, a valuation allowance of $72 million and $69 million was recognized on the Swiss deferred tax assets as of December 31, 2020 and 2019, respectively.
Income Tax Expense (Benefit) Reconciliation

years ended December 31 (in millions)	2020	2019	2018
Income tax expense at U.S. statutory rate	$271	$204	$340
Tax incentives	(169)	(140)	(161)
State and local taxes, net of federal benefit	(2)	(17)	5
Impact of foreign taxes	88	65	122
Swiss tax reform net asset basis step-up	—	(159)	—
Deferred tax revaluation due to 2017 Tax Act and foreign tax reform	—	(19)	(8)
Transition tax due to 2017 Tax Act	—	(16)	(5)
U.S. valuation allowance due to 2017 Tax Act	—	—	(194)
Other valuation allowances	8	110	21
Stock compensation windfall tax benefits	(27)	(54)	(40)
Research and development tax credits	(7)	(13)	(17)
Unutilized foreign tax credits	15	5	—
Other, net	5	(7)	2
Income tax expense (benefit)	$182	$(41)	$65

The enactment of the 2017 Tax Act created a territorial tax system that allows companies to repatriate certain foreign earnings without incurring additional U.S. federal tax by providing for a 100% dividend exemption. Under the dividend-exemption provision, 100% of the foreign-source portion of dividends paid by certain foreign corporations to a U.S. corporate stockholder are exempt from U.S. federal taxation. As a result of the U.S. change to a territorial tax system and the incurrence of the one-time transition tax charge, we plan to repatriate our foreign earnings that were previously considered indefinitely reinvested with the exception of approximately $243 million of accumulated earnings as of December 31, 2020 related to one of our foreign operations. Additional withholding taxes of $24 million would be incurred if such earnings were remitted currently.

Our tax provisions for 2020, 2019 and 2018 do not include any tax charges related to either the Base Erosion and Anti-Abuse Tax (BEAT) or Global Intangible Low Taxed Income (GILTI) provisions, except for the inability to fully utilize foreign tax credits against such GILTI. While we are not expecting to be subject to a tax charge under the 2017 Tax Act GILTI provisions in the near term, our accounting policy is to recognize this charge as a period cost.

Our effective income tax rate can differ from the 21% U.S. federal statutory rate due to a number of factors, including foreign rate differences, tax incentives, increases or decreases in valuation allowances and liabilities for uncertain tax positions and excess tax benefits on stock compensation awards.

In 2020, our effective tax rate was impacted favorably by geographic earnings mix and excess tax benefits on stock compensation awards.
In 2019, Switzerland and India enacted tax reform legislation that had a material impact on our effective tax rate. We recognized a deferred tax benefit of $90 million to reflect a tax basis step-up, net of a valuation allowance, partially offset by a $5 million deferred tax revaluation to reflect an increase in the statutory tax rate, under the newly enacted Swiss tax laws. We also recognized a net deferred tax benefit of $24 million associated with deferred tax revaluation in India to reflect a decrease in the statutory tax rate. Our effective tax rate was also favorably impacted by $57 million in 2019 related to a notional interest deduction on the share capital of a foreign subsidiary. The gross tax benefit of the deduction is included in the table above within impact of foreign taxes and the portion not expected to be realized is included within other valuation allowances.
In 2018, we completed our one-year measurement period adjustments to the 2017 Tax Act provisional amounts in accordance with SAB 118, which resulted in tax benefits comprised of the items described in the following paragraphs. These benefits were partially offset by the tax impact of non-deductible corrections of misstatements related to foreign exchange gains and losses for the year ended December 31, 2018 which are included above within the impact of foreign taxes.
The 2017 Tax Act reduced the U.S. statutory tax rate from 35% to 21% for years after 2017. In 2018, we collected all of the necessary data to complete our analysis of the effect of the 2017 Tax Act on the remeasurement of the underlying deferred taxes and recognized an additional deferred tax benefit of $8 million.
The 2017 Tax Act requires us to pay U.S. income taxes on accumulated foreign subsidiary earnings not previously subject to U.S. income tax at a rate of 15.5% to the extent of foreign cash and certain other net current assets and 8% on the remaining earnings. In 2018, after further study of the 2017 Tax Act and related U.S. Treasury Regulations, and further analysis of historical earnings and profits and tax pools, as well as refinements of the cash portion of the charge, which was provisional due to certain foreign subsidiaries with non-calendar tax year-ends, we reduced our one-time transitional tax expense by $5 million.
Additionally, the 2017 Tax Act changed the rules that enabled taxpayers to generate foreign source income related to export sales that were eligible to utilize foreign tax credits. After studying the 2017 Tax Act and related U.S. Treasury Regulations and evaluating any elections or other opportunities that may be available, we currently expect to be able to realize some, but not all, of the foreign tax credit deferred tax assets up to our ODL balance plus recurring and non-recurring foreign inclusions. Accordingly, we reduced our provisional foreign tax credit deferred tax asset valuation allowance and recognized a 2018 benefit of $194 million.
Unrecognized Tax Benefits
We classify interest and penalties associated with income taxes in income tax expense (benefit) within the consolidated statements of income. Net interest and penalties recognized were not significant during 2020, 2019 and 2018. The liability recognized related to interest and penalties was $17 million and $21 million as of December 31, 2020 and 2019, respectively. The total amount of gross unrecognized tax benefits that, if recognized, would impact the effective tax rate are $48 million, $70 million and $84 million as of December 31, 2020, 2019 and 2018, respectively.
The following table is a reconciliation of our unrecognized tax benefits, including those related to discontinued operations, for the years ended December 31, 2020, 2019 and 2018.

as of and for the years ended (in millions)	2020	2019	2018
Balance at beginning of the year	$111	$127	$108
Increase associated with tax positions taken during the current year	8	8	33
Increase (decrease) associated with tax positions taken during a prior year	(1)	(3)	13
Settlements	(18)	(20)	(5)
Decrease associated with lapses in statutes of limitations	(10)	(1)	(22)
Balance at end of the year	$90	$111	$127
Of the gross unrecognized tax benefits, $47 million and $62 million were recognized as liabilities in the consolidated balance sheets as of December 31, 2020 and 2019, respectively. We have recognized net indemnification receivables from Baxalta in the amount of $2 million, $6 million and $6 million as of December 31, 2020, 2019 and 2018, respectively, related to the unrecognized tax benefits for which we are the primary obligor but economically relate to Baxalta operations.

Tax Incentives
We have received tax incentives in Puerto Rico, Switzerland, Dominican Republic, Costa Rica and Thailand. The financial impact of the reductions as compared to the statutory tax rates is indicated in the income tax expense reconciliation table above. The tax reductions as compared to the local statutory rate favorably impacted earnings per diluted share from continuing operations by $0.33 in 2020, $0.27 in 2019, and $0.29 in 2018. The above grants provide that our manufacturing operations are and will be partially exempt from local taxes with varying expirations from 2025 to 2029.
Examinations of Tax Returns
As of December 31, 2020, we had ongoing audits in the United States, Germany, United Kingdom, China and other jurisdictions. Tax years 2016 and forward remain under examination by the IRS and tax years 2012 and forward remain under examination by various foreign taxing authorities. We believe that it is reasonably possible that our gross unrecognized tax benefits will be reduced within the next 12 months by $5 million. While the final outcome of these matters is inherently uncertain, we believe we have made adequate tax provisions for all years subject to examination.
NOTE 13

EARNINGS PER SHARE
The numerator for both basic and diluted earnings per share (EPS) is net income attributable to Baxter stockholders. The denominator for basic EPS is the weighted-average number of shares outstanding during the period. The dilutive effect of outstanding stock options, RSUs and PSUs is reflected in the denominator for diluted EPS using the treasury stock method.
The following table is a reconciliation of income from continuing operations to net income attributable to Baxter stockholders.

years ended December 31(in millions)	2020	2019	2018
Income from continuing operations	$1,110	$1,011	$1,552
Less: Income from continuing operations attributable to noncontrolling interests	8	10	—
Income from continuing operations attributable to Baxter stockholders	1,102	1,001	1,552
Loss from discontinued operations attributable to Baxter stockholders	—	—	(6)
Net income attributable to Baxter stockholders	$1,102	$1,001	$1,546
The following table is a reconciliation of basic shares to diluted shares.

years ended December 31(in millions)	2020	2019	2018
Basic shares	509	509	534
Effect of dilutive securities	8	10	12
Diluted shares	517	519	546
The effect of dilutive securities included unexercised stock options, unvested RSUs and contingently issuable shares related to granted PSUs. The computation of diluted EPS excluded 4 million, 4 million, and 3 million equity awards in 2020, 2019, and 2018, respectively, because their inclusion would have had an anti-dilutive effect on diluted EPS. Refer to Note 8 for additional information regarding items impacting basic shares.
NOTE 14

FINANCIAL INSTRUMENTS, DERIVATIVES AND HEDGING ACTIVITIES
Accounts Receivable Sales
For accounts receivable originated in Japan, we have entered into agreements with financial institutions in which the entire interest in and ownership of the receivable is sold. We continue to service the receivables in this arrangement. Servicing assets or liabilities are not recognized because we receive adequate compensation to service the sold receivables. The Japanese arrangement includes limited recourse provisions, which are not material.

The following is a summary of the activity relating to the arrangement.

as of and for the years ended December 31 (in millions)	2020	2019	2018
Sold receivables at beginning of year	$79	$69	$70
Proceeds from sales of receivables	348	292	267
Cash collections (remitted to the owners of the receivables)	(335)	(282)	(270)
Effect of foreign exchange rate changes	4	—	2
Sold receivables at end of year	$96	$79	$69

The net losses relating to the sales of accounts receivable were immaterial for each year.
Concentrations of Credit Risk
We invest excess cash in certificates of deposit or money market or other funds and diversify the concentration of cash among different financial institutions. With respect to financial instruments, where appropriate, we have diversified our selection of counterparties, and have arranged collateralization and master-netting agreements to minimize the risk of loss.
Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. Global economic conditions, governmental actions and customer-specific factors may require us to re-evaluate the collectability of our receivables and we could potentially incur additional credit losses. These conditions may also impact the stability of the Euro.
Foreign Currency and Interest Rate Risk Management
We operate on a global basis and are exposed to the risk that our earnings, cash flows and equity could be adversely impacted by fluctuations in foreign exchange and interest rates. Our hedging policy attempts to manage these risks to an acceptable level based on our judgment of the appropriate trade-off between risk, opportunity and costs.
We are primarily exposed to foreign exchange risk with respect to recognized assets and liabilities, forecasted transactions and net assets denominated in the Euro, British Pound, Chinese Yuan, Korean Won, Australian Dollar, Canadian Dollar, Japanese Yen, Colombian Peso, Brazilian Real, Mexican Peso, Indian Rupee and Swedish Krona. We manage our foreign currency exposures on a consolidated basis, which allows us to net exposures and take advantage of any natural offsets. In addition, we use derivative and nonderivative instruments to further reduce the net exposure to foreign exchange risk. Gains and losses on the hedging instruments offset losses and gains on the hedged transactions and reduce the earnings and equity volatility resulting from changes in foreign exchange rates. Financial market and currency volatility may limit our ability to cost-effectively hedge these exposures.
We are also exposed to the risk that our earnings and cash flows could be adversely impacted by fluctuations in interest rates. Our policy is to manage interest costs using the mix of fixed- and floating-rate debt that we believe is appropriate at that time. To manage this mix in a cost-efficient manner, we periodically enter into interest rate swaps in which we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional amount.
We do not hold any instruments for trading purposes and none of our outstanding derivative instruments contain credit-risk-related contingent features.
Cash Flow Hedges
We may use options, including collars and purchased options, forwards and cross-currency swaps to hedge the foreign exchange risk to earnings relating to forecasted transactions and recognized assets and liabilities. We periodically use treasury rate locks to hedge the risk to earnings associated with movements in interest rates relating to anticipated issuances of debt.

The notional amounts of foreign exchange contracts designated as cash flow hedges were $345 million and $617 million as of December 31, 2020 and 2019, respectively. The maximum term over which we have cash flow hedge contracts in place related to forecasted transactions at December 31, 2020 is 12 months for foreign exchange contracts. The total notional amounts of interest rate contracts designated as cash flow hedges were $550 million as of December 31, 2019. Those interest rate contracts were hedging the variability in future benchmark interest payments attributable to changes in interest rates on the forecasted issuance of fixed-rate debt and were terminated in 2020 when we issued $650 million of senior notes due in 2031. There were no outstanding interest rate contracts designated as cash flow hedges as of December 31, 2020.
Fair Value Hedges
We periodically use interest rate swaps to convert a portion of our fixed-rate debt into variable-rate debt. These instruments hedge our earnings from changes in the fair value of debt due to fluctuations in the designated benchmark interest rate.
There were no outstanding interest rate contracts designated as fair value hedges as of December 31, 2020 and 2019.
Net Investment Hedges
In May 2017, we issued €600 million of senior notes due May 2025. In May 2019, we issued €750 million of senior notes due May 2024 and €750 million of senior notes due May 2029. We have designated these debt obligations as hedges of our net investment in our European operations and, as a result, mark to spot rate adjustments of the outstanding debt balances are recorded as a component of AOCI. As of December 31, 2020, we had an accumulated pre-tax unrealized translation loss in AOCI of $245 million related to the Euro-denominated senior notes.
In May 2019, we entered into forward contracts designated as net investment hedges to reduce exposure to changes in currency rates on €1.2 billion of our net investment in our European operations. Those hedges were entered into in advance of the issuance of our senior notes mentioned above, were settled in the second quarter of 2019 and resulted in an insignificant loss.
Dedesignations
If it is determined that a derivative or nonderivative hedging instrument is no longer highly effective as a hedge, we discontinue hedge accounting prospectively. Gains or losses relating to terminations of effective cash flow hedges generally continue to be deferred and are recognized consistent with the loss or income recognition of the underlying hedged items. However, if it is probable that hedged forecasted transactions will not occur, any gains or losses would be immediately reclassified from AOCI to earnings. There were no cash flow hedge dedesignations in 2020, 2019 or 2018 resulting from changes in our assessment of the probability that the hedged forecasted transactions would occur. In 2020, we terminated interest rate contracts with a notional amount of $550 million for $173 million in cash payments. The losses relating to these terminations continue to be deferred and are being recognized consistent with the underlying hedged item, interest expense on the issuance of debt.
If we terminate a fair value hedge, an amount equal to the cumulative fair value adjustment to the hedged item at the date of termination is amortized to earnings over the remaining term of the hedged item. There were no fair value hedges terminated in 2020 or 2019. In 2018, we terminated our interest rate fair value hedges and the cumulative fair value adjustment to the hedged item was insignificant.
If we remove a net investment hedge designation, any gain or loss recognized in AOCI is not reclassified to earnings until we sell, liquidate, or deconsolidate the foreign investments that were being hedged. In 2019, we dedesignated €1.2 billion of forward contracts designated as a net investment hedge of our European operations. There were no net investment hedges terminated in 2020 or 2018.
Undesignated Derivative Instruments
We use forward contracts to hedge earnings from the effects of foreign exchange relating to certain of our intra-company and third-party receivables and payables denominated in a foreign currency. These derivative instruments are generally not formally designated as hedges and the terms of these instruments generally do not exceed one month.
The total notional amount of undesignated derivative instruments was $1.0 billion and $619 million as of December 31, 2020 and 2019, respectively.
Gains and Losses on Hedging Instruments and Undesignated Derivative Instruments
The following tables summarize the gains and losses on our hedging instruments and the classification of those gains and losses within our consolidated financial statements for the years ended December 31, 2020, 2019, and 2018.

(in millions)	Gain (loss) recognized in OCI			Location of gain (loss) in income statement	Gain (loss) reclassified from AOCI into income
	2020	2019	2018		2020	2019	2018
Cash flow hedges
Interest rate contracts	$(131)	$(37)	$(3)	Interest expense, net	$(1)	$—	$—
Foreign exchange contracts	(21)	(9)	3	Cost of sales	(5)	4	(12)
Net investment hedges	(224)	12	32	Other (income) expense, net	—	—	—
Total	$(376)	$(34)	$32		$(6)	$4	$(12)

	Location of gain (loss) in income statement	Gain (loss) recognized in income
(in millions)		2020	2019	2018
Fair value hedges
Interest rate contracts	Interest expense, net	$—	$—	$(4)
Undesignated derivative instruments
Foreign exchange contracts	Other (income) expense, net	$49	$17	$—
For our fair value hedges, an equal and offsetting gain of $4 million was recognized in interest expense, net as an adjustment to the underlying hedged item, fixed-rate debt, in 2018.
The following table summarizes net-of-tax activity in AOCI, a component of stockholders’ equity, related to our cash flow hedges.

as of and for the year ended December 31 (in millions)	2020	2019	2018
Accumulated other comprehensive income (loss) balance at beginning of year	$(41)	$(1)	$(10)
Adoption of new accounting standard	—	(1)	—
(Loss) gain in fair value of derivatives during the year	(117)	(36)	(1)
Amount reclassified to earnings during the year	5	(3)	10
Accumulated other comprehensive income (loss) balance at end of year	$(153)	$(41)	$(1)
As of December 31, 2020, $23 million of deferred, net after-tax losses on derivative instruments included in AOCI are expected to be recognized in earnings during the next 12 months, coinciding with when the hedged items are expected to impact earnings.

Derivative Assets and Liabilities
The following table summarizes the classification and fair values of derivative instruments reported in the consolidated balance sheet as of December 31, 2020.

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Foreign exchange contracts	Prepaid expenses and other current assets	$—	Accounts payable and accrued liabilities	$17
Total derivative instruments designated as hedges		—		17
Undesignated derivative instruments
Foreign exchange contracts	Prepaid expenses and other current assets	11	Accounts payable and accrued liabilities	2
Total derivative instruments		$11		$19
The following table summarizes the classification and fair values of derivative instruments reported in the consolidated balance sheet as of December 31, 2019.

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Interest rate contracts	Other non-current assets	$10	Other non-current liabilities	$52
Foreign exchange contracts	Prepaid expenses and other current assets	10	Accounts payable and accrued liabilities	—
Total derivative instruments designated as hedges		20		52
Undesignated derivative instruments
Foreign exchange contracts	Prepaid expenses and other current assets	1	Accounts payable and accrued liabilities	2
Total derivative instruments		$21		$54
While some of our derivatives are subject to master netting arrangements, we present our assets and liabilities related to derivative instruments on a gross basis within the consolidated balance sheets. Additionally, we are not required to post collateral for any of our outstanding derivatives.
The following table provides information on our derivative positions as if they were presented on a net basis, allowing for the right of offset by counterparty.

	December 31, 2020		December 31, 2019
(in millions)	Asset	Liability	Asset	Liability
Gross amounts recognized in the consolidated balance sheets	$11	$19	$21	$54
Gross amount subject to offset in master netting arrangements not offset in the consolidated balance sheets	(6)	(6)	(11)	(11)
Total	$5	$13	$10	$43

The following table presents the amounts recorded on the consolidated balance sheets related to fair value hedges:

	Carrying amount of hedged item		Cumulative amount of fair value hedging adjustment included in the carrying amount of the hedged item (a)
(in millions)	Balance as of December 31, 2020	Balance as of December 31, 2019	Balance as of December 31, 2020	Balance as of December 31, 2019
Long-term debt	$102	$103	$5	$6
(a) These fair value hedges were terminated prior to December 31, 2018.
NOTE 15

FAIR VALUE MEASUREMENTS
The fair value hierarchy consists of the following three levels:
•Level 1 — Quoted prices in active markets that we have the ability to access for identical assets or liabilities;
•Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and
•Level 3 — Valuations using significant inputs that are unobservable in the market and include the use of judgment by management about the assumptions market participants would use in pricing the asset or liability.
The following tables summarize our assets and liabilities that are measured at fair value on a recurring basis.

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign exchange contracts	$11	$—	$11	$—
Debt securities	13	—	13	—
Marketable equity securities	17	17	—	—
Total	$41	$17	$24	$—
Liabilities
Foreign exchange contracts	$19	$—	$19	$—
Contingent payments related to acquisitions	30	—	—	30
Total	$49	$—	$19	$30

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2019	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign exchange contracts	$11	$—	$11	$—
Interest rate contracts	10	—	10	—
Marketable equity securities	3	3	—	—
Total	$24	$3	$21	$—
Liabilities
Foreign exchange contracts	$2	$—	$2	$—
Interest rate contracts	52	—	52	—
Contingent payments related to acquisitions	39	—	—	39
Total	$93	$—	$54	$39
As of December 31, 2020 and 2019, cash and cash equivalents of $3.7 billion and $3.3 billion, respectively, included money market and other short-term funds of approximately $1.8 billion and $1.7 billion, respectively, which are considered Level 2 in the fair value hierarchy.
For assets that are measured using quoted prices in active markets, the fair value is the published market price per unit multiplied by the number of units held, without consideration of transaction costs. The majority of the derivatives entered into by us are valued using internal valuation techniques as no quoted market prices exist for such instruments. The principal techniques used to value these instruments are discounted cash flow and Black-Scholes models. The key inputs, which are considered observable and vary depending on the type of derivative, include contractual terms, interest rate yield curves, foreign exchange rates and volatility.
Contingent payments related to acquisitions, which consist of milestone payments and sales-based payments, are valued using discounted cash flow techniques. The fair value of milestone payments reflects management’s expectations of probability of payment, and increases as the probability of payment increases or the expected timing of payments is accelerated. The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases as revenue estimates increase, probability weighting of higher revenue scenarios increases or the expected timing of payment is accelerated. The following table is a reconciliation of our recurring fair value measurements that use significant unobservable inputs (Level 3), which consist of contingent payments related to acquisitions.

as of and for the years ended December 31 (in millions)	2020	2019
Fair value at beginning of period	$39	$32
Additions	4	18
Change in fair value recognized in earnings	(2)	(4)
Payments	(11)	(7)
Fair value at end of period	$30	$39
Financial Instruments Not Measured at Fair Value
In addition to the financial instruments that we are required to recognize at fair value in the consolidated balance sheets, we have certain financial instruments that are recognized at amortized cost or some basis other than fair value. For these financial instruments, the following table provides the values recognized in the consolidated balance sheets and the estimated fair values.

	Book values		Fair values(a)
as of December 31 (in millions)	2020	2019	2020	2019
Liabilities
Short-term debt	$—	$226	$—	$226
Current maturities of long-term debt and finance lease obligations	406	315	409	315
Long-term debt and finance lease obligations	5,786	4,809	6,471	5,156
(a)    These fair value amounts are classified as Level 2 within the fair value hierarchy as they are estimated based on observable inputs.
The carrying value of short-term debt approximates its fair value due to the short-term maturities of the obligations. The estimated fair values of current and long-term debt were computed by multiplying price by the notional amount of the respective debt instruments. Price is calculated using the stated terms of the respective debt instrument and yield curves commensurate with our credit risk. The carrying values of other financial instruments, such as accounts receivable and accounts payable, approximate their fair values due to the short-term maturities of most of those assets and liabilities.
Equity investments not measured at fair value are comprised of other equity investments without readily determinable fair values and were $105 million and $73 million at December 31, 2020 and 2019, respectively.  These amounts are included in Other non-current assets on our consolidated balance sheets.
NOTE 16

SEGMENT INFORMATION
We manage our business based on three geographical segments: Americas (North and South America), EMEA (Europe, Middle East and Africa) and APAC (Asia Pacific). Our segments provide a broad portfolio of essential healthcare products, including acute and chronic dialysis therapies; sterile IV solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products. In the first quarter of 2021, the information provided to our Chief Executive Officer for purposes of allocating resources and assessing performance was updated to reallocate contracted services activities performed at a German manufacturing facility from our EMEA segment to our Americas segment. The contracted services performed at that facility are part of our BioPharma Solutions business, which is managed as part of the Americas segment. Accordingly, the reported financial results of the Americas segment now include the contracted services activities performed at that facility. Segment results for 2020, 2019 and 2018 have been recast to conform to this presentation.
We use operating income on a segment basis to make resource allocation decisions and assess the ongoing performance of our business segments. Intersegment sales are eliminated in consolidation.
Certain items are maintained at Corporate and are not allocated to a segment. They primarily include the majority of foreign currency hedging activities, corporate headquarters costs, certain R&D costs, certain product category support costs, stock compensation expense, certain employee benefit plan costs, and certain gains, losses, and other charges (such as business optimization, acquisition and integration costs, intangible asset amortization and asset impairments).  Our chief operating decision maker does not receive any asset information by operating segment and, accordingly, we do not report asset information by operating segment.

Financial information for our segments is as follows:

for the years ended December 31 (in millions)	2020	2019	2018
Net sales:
Americas	$6,321	$6,306	$6,156
EMEA	2,877	2,756	2,741
APAC	2,475	2,300	2,202
Total net sales	$11,673	$11,362	$11,099
Operating income:
Americas	$2,389	$2,499	$2,533
EMEA	523	527	544
APAC	591	549	532
Total segment operating income	$3,503	$3,575	$3,609
Depreciation Expense:
Americas	$249	$255	$229
EMEA	150	149	158
APAC	94	85	95
Corporate and other	108	117	120
Total depreciation expense	$601	$606	$602
Capital expenditures:
Americas	$380	$325	$296
EMEA	157	143	140
APAC	103	98	122
Corporate and other	84	120	134
Total capital expenditures	$724	$686	$692
The following table is a reconciliation of segment operating income to income from continuing operations before income taxes per the consolidated statements of income.

for the years ended December 31 (in millions)	2020	2019	2018
Total segment operating income	$3,503	$3,575	$3,609
Corporate and other	(1,887)	(1,803)	(2,025)
Total operating income	1,616	1,772	1,584
Net interest expense	134	71	45
Other (income) expense, net	190	731	(78)
Income from continuing operations before income taxes	$1,292	$970	$1,617
Geographic information

for the years ended December 31 (in millions)	2020	2019	2018
Net sales:
United States	$4,878	$4,826	$4,723
Latin America and Canada	1,191	1,268	1,228
EMEA	3,129	2,968	2,946
APAC	2,475	2,300	2,202
Total net sales	$11,673	$11,362	$11,099

as of December 31 (in millions)	2020	2019
PP&E and operating lease right-of-use assets, net:
United States	$1,888	$1,889
EMEA	1,556	1,447
APAC	1,024	959
Latin America and Canada	857	825
Consolidated PP&E and operating lease right-of-use assets, net	$5,325	$5,120

NOTE 17

QUARTERLY FINANCIAL DATA (UNAUDITED)

years ended December 31 (in millions, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter²	Full year¹
2020
Net sales	$2,802	$2,718	$2,972	$3,181	$11,673
Gross margin	1,163	1,038	1,195	1,191	4,587
Net income attributable to Baxter stockholders	332	246	356	168	1,102
Earnings per share
Basic	0.65	0.48	0.70	0.33	2.17
Diluted	0.64	0.48	0.69	0.33	2.13

	First quarter	Second quarter	Third quarter	Fourth quarter³	Full year
2019
Net sales	$2,638	$2,834	$2,851	$3,039	$11,362
Gross margin	1,080	1,153	1,230	1,298	4,761
Net income (loss) attributable to Baxter stockholders	342	313	369	(23)	1,001
Earnings (loss) per share
Basic	0.67	0.61	0.72	(0.05)	1.97
Diluted	0.66	0.60	0.71	(0.05)	1.93
¹Totals may not add across due to rounding.
²Results for the fourth quarter and full year of 2020 include a pre-tax charge of $110 million ($90 million, or $0.17 per diluted share, on an after-tax basis) related to the November 2020 early extinguishment of $750 million of 3.75% senior notes that were issued in March 2020, a pre-tax charge of $29 million ($22 million, or $0.04 per diluted share, on an after-tax basis) related to Sigma Spectrum infusion pump inspection and remediation activities and a pre-tax charge of $43 million ($33 million, or $0.06 per diluted share, on an after-tax basis) related to lump-sum settlement distributions made to certain former U.S. employees with vested pension benefits.
³Results for the fourth quarter and full year of 2019 include a pre-tax charge of $755 million ($568 million, or $1.09 per diluted share, on an after-tax basis) related to the annuitization of a portion of our U.S. pension plan.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Baxter International Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Baxter International Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2020, including the related notes and financial statement schedule (not presented herein) listed in the index appearing under Item 15(2) of the Company’s 2020 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Assessment of Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2020 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation Allowance on United States (U.S.) Foreign Tax Credit Carryforwards

As described in Note 12 to the consolidated financial statements, as of December 31, 2020, the Company has $1,367 million of total deferred tax assets, including $373 million of deferred tax assets for U.S. foreign tax credit carryforwards in the United States. The deferred tax assets for U.S. foreign tax credit carryforwards is partially offset by a valuation allowance of $157 million. As disclosed by management, valuation allowances are maintained unless it is more likely than not that all or a portion of the deferred tax asset will be realized. In determining whether a valuation allowance is warranted, management evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. After evaluating the 2017 Tax Act and related U.S. Treasury Regulations, any elections or other opportunities that may be available, and the future expiration of certain U.S. tax provisions that will impact the utilization of the Company’s U.S. foreign tax credit carryforwards, management expects to be able to realize some, but not all, of the U.S. foreign tax credit deferred tax assets up to its overall domestic loss balance plus other recurring and non-recurring foreign inclusions.

The principal considerations for our determination that performing procedures relating to the valuation allowance on U.S. foreign tax credit carryforwards is a critical audit matter are the significant judgment by management when assessing factors related to expected future earnings, which in turn led to a high degree of auditor judgment, subjectivity, and audit effort in performing procedures and evaluating evidence related to management’s expected future earnings.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls over the valuation allowance on U.S. foreign tax credit carryforwards, including controls over the development of expected future earnings. These procedures also included, among others, evaluating management’s assessment of the realizability of the deferred tax assets, including evaluating the reasonableness of expected future earnings during the applicable periods. Evaluating management’s factors related to expected future earnings involved evaluating whether the factors were reasonable considering the current and past performance of the Company and evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 11, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the disaggregation of net sales discussed in Note 1 and effects of the change in composition of reportable segments discussed in Note 16 to the consolidated financial statements, as to which the date is April 29, 2021

We have served as the Company’s auditor since 1985.